UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 20, 2024

Endeavor Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40373	83-3340169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 Wilshire Boulevard, 3rd Floor Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 285-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	EDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 2.02 by reference.

Item 8.01 Other Events.

Endeavor Group Holdings, Inc. (the “Company”) is filing this Current Report on Form 8-K (the “Form 8-K”) solely to recast certain financial information and related disclosures included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, originally filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024 (the “2023 Annual Report”). Terms used but not defined herein have the meanings ascribed to them below.

As contemplated in the Merger Agreement with Silver Lake as described below, the Company initiated a process to sell certain of its businesses. During the second quarter of 2024, the Company began to actively market the businesses that comprise its Sports Data & Technology (“SD&T”) segment, which includes OpenBet and IMG ARENA. As a result, the Company determined that the SD&T segment met the definition of a discontinued operation in the quarter ended June 30, 2024, and, as such, has recast its financial statements to present the SD&T segment as discontinued operations for all periods presented in this Form 8-K.

In April 2024, following the Company's review of strategic alternatives, the Company entered into the Merger Agreement, pursuant to which affiliates of Silver Lake agreed to acquire 100% of the outstanding shares of our stock that it does not already own (other than certain equity interests held by certain current directors and executive officers of the Company and any other Rollover Holders (the “Rollover Interests”)). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of certain conditions and on the terms set forth therein, equityholders of Endeavor, Endeavor Operating Company and Endeavor Manager are to receive $27.50 in cash per share or unit, as applicable. Completion of the Merger-Related Transactions is subject to certain customary closing conditions, including required regulatory approvals.

The Merger Agreement also includes certain covenants of the Company Entities, including with respect to sales of certain specified assets of the Company (other than with respect to TKO and the agency representation business of WME), as well as other customary representations, warranties and covenants by Company Entities, the Parent Entities and the Merger Subs.

Included in this Form 8-K are the following sections of the 2023 Annual Report, each recast to reflect the SD&T segment as discontinued operations for all periods presented in this Form 8-K:

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Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and
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Part II, Item 8. Financial Statements and Supplementary Data.

This Form 8-K does not revise or update any section or subsection of the 2023 Annual Report other than as expressly set forth in this Form 8-K. No attempt has been made in this Form 8-K, and it should not be read, to modify or update disclosures as presented in the 2023 Annual Report to reflect information, developments, or events that have occurred since the 2023 Annual Report was filed, except for matters relating to the recasting of the presentation of the Company’s consolidated financial statements and other disclosures described herein to reflect the discontinued operations of the SD&T segment. Therefore, this Form 8-K should be read in conjunction with the 2023 Annual Report and the Company’s subsequent filings with the SEC, including, without limitation, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, and the Company’s Current Reports on Form 8-K. These subsequent filings contain important information regarding forward-looking statements, events, developments, and updates affecting the Company and its expectations that have occurred since the filing of the 2023 Annual Report. The information in this Form 8-K is not an amendment to, or a restatement of, the 2023 Annual Report.

FORWARD-LOOKING STATEMENTS

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts contained in this Form 8-K, including without limitation, statements regarding the anticipated timing, benefits and costs associated with the Merger Agreement and Merger-Related Transactions (as defined below), our expectations surrounding the Merger Agreement and Merger-Related Transactions and its ability to maximize shareholder value, our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, future events or expected performance, are forward-looking statements.

Without limiting the foregoing, you can generally identify forward-looking statements by the use of forward-looking terminology, including the terms "aim," "anticipate," "believe," "could," "mission," "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "target," "predict," "potential," "contemplate," or, in each case, their negative, or other, variations or comparable terminology and expressions. The forward-looking statements in this Form 8-K are only predictions and are based on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this Form 8-K and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to:

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risks related to the Merger Agreement and Merger-Related Transactions;
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changes in public and consumer tastes and preferences and industry trends;
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impacts from changes in discretionary and corporate spending on entertainment and sports events due to factors beyond our control, such as adverse economic conditions, on our operations;
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our ability to adapt to or manage new content distribution platforms or changes in consumer behavior resulting from new technologies;
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our reliance on our professional reputation and brand name;
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our dependence on the relationships of our management, agents, and other key personnel with clients across many content categories;
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our ability to identify, recruit, and retain qualified and experienced agents and managers;
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our ability to identify, sign, and retain clients;
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our ability to avoid or manage conflicts of interest arising from our client and business relationships;
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the loss or diminished performance of members of our executive management and other key employees;
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our dependence on key relationships with television and cable networks, satellite providers, digital streaming partners, corporate sponsors, and other distribution partners;
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our ability to effectively manage the integration of and recognize economic benefits from businesses acquired, our operations at our current size, and any future growth;
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the conduct of our operations through joint ventures and other investments with third parties;
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immigration restrictions and related factors;
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failure to protect our IT Systems and Confidential Information against breakdowns, security breaches, and other cybersecurity risks;
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the unauthorized disclosure of sensitive or confidential client or customer information;
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our ability to protect our trademarks and other intellectual property rights, including our brand image and reputation, and the possibility that others may allege that we infringe upon their intellectual property rights;
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risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to both domestic and international markets;
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fluctuations in foreign currency exchange rates;
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litigation and other proceedings to the extent uninsured or underinsured;
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our ability to comply with the U.S. and foreign governmental regulations to which we are subject;
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our compliance with certain franchise and licensing requirements of unions and guilds and dependence on unionized labor, which exposes us to risks of work stoppages or labor disturbances;
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our ability to obtain additional financing;
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risks related to our sports betting businesses and applicable regulatory requirements;
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risks related to successful integration of the businesses of WWE and UFC;
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our control by Messrs. Emanuel and Whitesell, the Executive Holdcos, and the Silver Lake Equityholders;
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risk related to our organization and structure;

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conflicts of interests that could result due to the amendments to the Endeavor Operating Company LLC Agreement;
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our substantial indebtedness;
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risks related to tax matters;
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risks related to our Class A common stock;
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risks related to the Transactions (as defined below);
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risks related to our paying quarterly cash dividends, including pursuant to the Merger Agreement; and
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other important factors that could cause actual results, performance or achievements to differ materially from those described in Part I, Item 1A. "Risk Factors" and Part II, Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our 2023 Annual Report and in our subsequent filings with the Securities and Exchange Commission (the "SEC"), including without limitation, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024.

These risks could cause actual results to differ materially from those implied by forward-looking statements in this Form 8-K. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this Form 8-K, those results or developments may not be indicative of results or developments in subsequent periods.

You should read this Form 8-K completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we have no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

DEFINITIONS

As used in this Form 8-K, unless we state otherwise or the context otherwise requires:

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"we," "us," "our," "Endeavor," the "Company," and similar references refer (a) after giving effect to the reorganization transactions, to Endeavor Group Holdings and its consolidated subsidiaries, and (b) prior to giving effect to the reorganization transactions, to Endeavor Operating Company and its consolidated subsidiaries.
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"Endeavor Full Catch-Up Profits Units" refer to the Endeavor Profits Units that are designated as "catchup" units. Endeavor Full Catch-Up Profits Units have a per unit hurdle price and are entitled to receive a preference on distributions once the hurdle price applicable to such unit has been met. Upon our achievement of a price per share that would have fully satisfied such preference on distributions, the Endeavor Full Catch-Up Profits Units were converted into Endeavor Operating Company Units.
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"Endeavor Group Holdings" refers to Endeavor Group Holdings, Inc. ("EGH").
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"Endeavor Manager" refers to Endeavor Manager, LLC, a Delaware limited liability company and a direct subsidiary of Endeavor Group Holdings following the reorganization transactions.
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"Endeavor Manager Units" refers to the common interest units in Endeavor Manager.
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"Endeavor Operating Company" refers to Endeavor Operating Company, LLC, a Delaware limited liability company and a direct subsidiary of Endeavor Manager’s and indirect subsidiary of ours following the reorganization transactions ("EOC").
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"Endeavor Operating Company Units" refers to all of the existing equity interests in Endeavor Operating Company (other than the Endeavor Profits Units) that were reclassified into Endeavor Operating Company’s non-voting common interest units upon the consummation of the reorganization transactions.
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"Endeavor Partial Catch-Up Profits Units" refer to the Endeavor Profits Units that are designated as "catchup" units. Endeavor Partial Catch-Up Profits Units have a per unit hurdle price and are entitled to receive a preference on distributions once the hurdle price applicable to such unit has been met. Upon our achievement of a price per share that would have fully satisfied such preference on distributions, the Endeavor Partial Catch-Up Profits Units were converted into Endeavor Profits Units (without any such preference) with a reduced per unit hurdle price to take into account such prior preference.
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"Endeavor Phantom Units" refers to the phantom units outstanding, which, subject to certain conditions and limitations, entitle the holder to cash equal to the value of a number of Endeavor Manager Units, Endeavor Operating Company Units, or Endeavor Profits Units, or of equity settled to the equivalent number of Endeavor Manager Units, Endeavor Operating Company Units, or Endeavor Profits Units.
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"Endeavor Profits Units" refers to the profits units of Endeavor Operating Company and that are economically similar to stock options (other than with respect to Endeavor Full Catch-Up Profits Units which, upon our achievement of a price per share that would have fully satisfied their preference on distributions, were converted into Endeavor Operating Company Units). Each Endeavor Profits Unit (other than Endeavor Full Catch-Up Profits Units) has a per unit hurdle price, which is economically similar to the exercise price of a stock option.
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"Executive Holdcos" refers to Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC, and Endeavor Executive II Holdco, LLC, each a management holding company, the equity owners of which include current and former senior officers, employees, or other service providers of Endeavor Operating Company, and which are controlled by Messrs. Emanuel and Whitesell.
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"Governing Body" means the Company’s governing body, which is exclusively vested with all of the powers of our board of directors (under applicable Delaware law) in the management of our business and affairs and that acts in lieu of our board of directors to the fullest extent permitted under Delaware law, SEC rules and the rules of the New York Stock Exchange ("NYSE"). Prior to a Triggering Event, the Executive Committee is the Governing Body and, any action by our board of directors requires the prior approval of the Executive Committee, except for matters that are required to be approved by the Audit Committee (or both the Executive Committee and the Audit Committee), or by a committee qualified to grant equity to persons subject to Section 16 of the Exchange Act for purposes of exempting transactions pursuant to Section 16b-3 thereunder, or as required under Delaware law, SEC rules and NYSE rules.
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"Other UFC Holders" refers to the other persons that hold equity interests in UFC Parent and certain of their affiliates.
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"fully-diluted basis" means on a basis calculated assuming the full cash exercise (and not net settlement but, for the avoidance of doubt, including the conversion of the Convertible Notes (to the extent not converted prior to closing of the Transactions)) of all outstanding options, warrants, restricted stock units, performance stock units, dividend equivalent rights and other rights and obligations (including any promised equity awards and assuming the full issuance of the shares underlying such awards) to acquire voting interests of TKO Group Holdings (without regard to any vesting provisions and, with respect to any promised awards whose issuance is conditioned in full or in part based on achievement of performance goals or metrics, assuming achievement at target performance) and the full conversion, exercise, exchange, settlement of all issued and outstanding securities convertible into or exercisable, exchangeable or settleable for voting interests of TKO Group Holdings, not including any voting interests of TKO Group Holdings reserved for issuance pursuant to future awards under any option, equity bonus, share purchase or other equity incentive plan or arrangement of TKO Group Holdings (other than promised awards described above), and any other interests or shares, as applicable, that may be issued or exercised. For the avoidance of doubt, this definition assumes no net settlement or other reduction in respect of withholding tax obligations in connection with the issuance, conversion, exercise, exchange or settlement of such rights or obligations to acquire interests of TKO Group Holdings as described in the foregoing.

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"Merger Agreement" refers to the Agreement and Plan of Merger, entered into on April 2, 2024, by and among the Company, Endeavor Manager, Endeavor Operating Company (together with the Company and Endeavor Manager, the “Company Entities” and each, a “Company Entity”), Executive Holdcos, Wildcat EGH Holdco, L.P., a Delaware limited partnership (“Holdco Parent”), Wildcat OpCo Holdco, L.P., a Delaware limited partnership (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities” and each, a “Parent Entity”), Wildcat PubCo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco Parent (“Company Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of Company Merger Sub (“Manager Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub” and, together with Endeavor Manager Merger Sub and Company Merger Sub, the “Merger Subs” and each, a “Merger Sub”).
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"Merger" and “Merger-Related Transactions” refers to the transactions contemplated by the terms of the Merger Agreement (as defined above) that, upon completion, will result in Endeavor’s common stock no longer being listed on any public market (referred to as, the “take-private transaction”). Pursuant to the Merger Agreement, (a) OpCo Merger Sub will merge with and into Endeavor Operating Company, with Endeavor Operating Company surviving the merger, collectively owned, directly or indirectly, by OpCo Parent, Endeavor Manager and certain Rollover Holders (as defined herein) (the “OpCo Merger”), (b) immediately following the OpCo Merger, Manager Merger Sub will merge with and into Endeavor Manager, with Endeavor Manager surviving the merger, wholly-owned by the Company (the “Manager Merger”) and (c) immediately following the Manager Merger, Company Merger Sub will merge with and into the Company, with the Company surviving the merger, collectively owned, directly or indirectly, by Holdco Parent and certain Rollover Holders (the “Company Merger” and, together with the Manager Merger and the OpCo Merger, the “Merger” and, together with the other transactions contemplated by the Merger Agreement, collectively, the “Merger-Related Transactions”).
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"reorganization transactions" refers to the internal reorganization completed in connection with our May 2021 initial public offering ("IPO"), following which Endeavor Group Holdings manages and operates the business and control the strategic decisions and day-to-day operations of Endeavor Operating Company through Endeavor Manager and includes the operations of Endeavor Operating Company in its consolidated financial statements.
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"Silver Lake Equityholders" refers to certain affiliates of Silver Lake that are our stockholders.
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"Triggering Event" means the earlier of (i) the date on which neither Messrs. Emanuel nor Whitesell is employed as our Chief Executive Officer or Executive Chairman and (ii) the date on which neither Messrs. Emanuel nor Whitesell own shares of our Class A common stock representing, and/or own securities representing the right to own (including Endeavor Profits Units), at least 25% of the shares of our Class A common stock and securities representing the right to own shares of our Class A common stock owned by Messrs. Emanuel and Whitesell, respectively, as of the completion of the IPO.
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"TKO" refers to TKO Group Holdings, Inc., a consolidated subsidiary of the Company, which, following the Transactions, owns and operates the UFC and WWE.
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The "Transactions" refer to the combination of the UFC and WWE businesses into a new publicly listed company, TKO.
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"UFC" refers to the Ultimate Fighting Championship, the professional mixed martial arts ("MMA") organization.
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"UFC Parent" refers to Zuffa Parent LLC (n/k/a TKO Operating Company, LLC or "TKO OpCo").
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"WWE" refers to World Wrestling Entertainment, Inc. (n/k/a World Wrestling Entertainment, LLC).
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"Zuffa" refers to Zuffa Parent, LLC (n/k/a TKO Operating Company, LLC).

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this Form 8-K as well as with our 2023 Annual Report. This discussion contains forward-looking statements based upon current plans, expectations and beliefs involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under Part I, Item 1A. "Risk Factors" or in other sections of our 2023 Annual Report.

In April 2024, following our review to evaluate strategic alternatives, we entered into the Merger Agreement, pursuant to which affiliates of Silver Lake agreed to acquire 100% of the outstanding shares of our stock that it does not already own (other than certain equity interests held by certain current directors and executive officers of the Company and any other Rollover Holders (the “Rollover Interests”)). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of certain conditions and on the terms set forth therein, equityholders of Endeavor, Endeavor Operating Company and Endeavor Manager are to receive $27.50 in cash per share or unit, as applicable. The Merger Agreement also requires the Company to, in each calendar quarter prior to the closing, declare and pay a dividend in respect of each issued and outstanding share of the Company’s Class A common stock at a price equal to $0.06 per share. Completion of the Merger-Related Transactions is subject to certain customary closing conditions, including required regulatory approvals.

The Merger Agreement also includes certain covenants of the Company Entities, including with respect to sales of certain specified assets of the Company (other than with respect to TKO and the agency representation business of WME), the declaration and payment of quarterly dividends, as well as other customary representations, warranties and covenants by Company Entities, the Parent Entities and the Merger Subs.

As contemplated in the Merger Agreement with Silver Lake, we initiated a process to sell certain of our businesses. During the second quarter of 2024, we began to actively market our Sports Data & Technology ("SD&T") segment. We determined that the SD&T segment met the definition of a discontinued operation in the quarter ended June 30, 2024, and as such, we have recast our financial statements to present the SD&T segment as discontinued operations for all periods.

OVERVIEW

Endeavor is a global sports and entertainment company. We own and operate premium sports and entertainment properties, including the UFC and WWE through our majority ownership of TKO, produce and distribute sports and entertainment content, own and manage exclusive live events and experiences, and represent top sports, entertainment and fashion talent, as well as blue chip corporate clients. Founded as a client representation business, we expanded organically and through strategic mergers and acquisitions, investing in new capabilities, including sports operations and advisory, events and experiences management, media production and distribution, sports data and technology, brand licensing, and experiential marketing. The addition of these new capabilities and insights transformed our business into an integrated global platform anchored by owned and managed premium intellectual property.

Segments

As a result of our SD&T segment being presented as discontinued operations (see Note 4, "Discontinued Operations" to our annual consolidated financial statements included elsewhere in this Form 8-K for further detail), we operate our business in three reportable segments in our continuing operations as of December 31, 2023: (i) Owned Sports Properties; (ii) Events, Experiences & Rights; and (iii) Representation.

Owned Sports Properties

Our Owned Sports Properties segment is comprised of a unique portfolio of premium sports and entertainment properties, including UFC, WWE, PBR and Euroleague.

Through the UFC, the world’s premier professional MMA organization, we produce more than 40 live events annually which are broadcast in over 170 countries and territories to over 900 million TV households. UFC is among the most popular sports organizations in the world, reaching a global audience through an increasing array of global broadcast license agreements and our owned FIGHT PASS streaming platform. The value of our content is demonstrated by our licensing arrangements with ESPN and other international broadcasters and our increasing consumer engagement is evidenced by the overall follower growth and engagement across our social channels - now reaching approximately 260 million followers.

In September 2023, we completed the transactions involving the business combination of WWE and TKO OpCo, which owns and operates UFC (the "Transactions"). As part of the Transactions, among other things, a new, publicly listed company, TKO was formed. As a result of the Transactions, (A) EGH and/or its subsidiaries received (1) a 51.0% controlling non-economic voting interest in TKO on a fully-diluted basis and (2) a 51.0% economic interest on a fully-diluted basis in the operating subsidiary, TKO OpCo, which owns all of the assets of the UFC and WWE businesses after the closing of the Transactions, and (B) the stockholders of WWE received (1) a 49.0% voting interest in TKO on a fully-diluted basis and (2) a 100.0% economic interest in TKO, which in turn holds a 49.0% economic interest in TKO OpCo on a fully-diluted basis.

WWE, an integrated media and entertainment organization and the recognized global leader in sports entertainment, produces and distribute unique and creative content through various channels, including content rights agreements for its flagship programs, Raw, SmackDown and NXT, premium live event programming, monetization across social media outlets, live events, and licensing of various WWE themed consumer products. WWE has over 700 million fans and approximately 360 million social media followers, inclusive of talent pages. WWE counts nearly 100 million YouTube subscribers, making it one of the most viewed YouTube channels globally, and its year-round programming is available in over one billion households across approximately 160 countries.

PBR is the world’s premier bull riding circuit with more than 800 bull riders from the United States, Australia, Brazil, Canada, and Mexico, currently competing in more than 200 events annually and with its annual attendance quadrupling since its inception in 1995.

We have an up to 20-year partnership with Euroleague basketball, which could extend into 2036, to manage and capitalize on all of the commercial business of the league, including media rights, sponsorship, content production, licensing, digital distribution, events staging, and hospitality, for which we receive a management fee.

At the end of 2021 and in January 2022, we acquired ten Major League Baseball Professional Development League clubs (the "PDL Clubs"), which were being operated under the Diamond Baseball Holdings ("DBH") umbrella. In September 2022, we sold the DBH business, including the PDL Clubs, to Silver Lake, stockholders of the Company, for an aggregate purchase price of $280 million cash.

Events, Experiences & Rights

In our Events, Experiences & Rights segment, we own, operate, or represent hundreds of global events annually, including live sports events covering 15 sports globally, international fashion weeks, art fairs and music, culinary and lifestyle festivals and major attractions. We own and operate many of these events, including the Miami Open and Madrid Open, Frieze art fairs, The Armory Show, EXPO CHICAGO, Barrett-Jackson, New York Fashion Week: The Shows, and Hyde Park Winter Wonderland. We also operate other events on behalf of third parties, including the Chevron Championship and AIG Women’s Open. Through On Location, we provide premium live event experiences globally, servicing more than 1,200 events and experiences for sporting and music events such as the Super Bowl, the Aer Lingus Classic college football game, the Ryder Cup, the NCAA Final Four, Coachella, and the 2024, 2026, and 2028 Olympic and Paralympic Games.

We are one of the largest independent global distributors of sports programming. We sell media rights globally on behalf of more than 150 rights holders such as the International Olympic Committee, the ATP and WTA Tours, and the NHL, as well as for our owned assets and channels. Our production business is one of the largest creators of sports programming, responsible for thousands of hours of content on behalf of more than 200 federations, associations and events, including the English Premier League, MLS, The R&A, DP World Tour, and our owned assets, like UFC and WWE, as well as owned channel Sport 24.

Additionally, we previously owned and operated IMG Academy, a leading sports and education brand with an innovative suite of on-campus and online programming, including its Bradenton, Florida boarding school and sports camps, IMG Academy+ online coaching, as well as Next College Student Athlete, which provided recruiting and admissions services to high school student athletes and college athletic departments and admissions officers (collectively, the "Academy"). In June 2023, we sold all of the Academy business.

Representation

Our Representation segment provides services to more than 7,000 talent and corporate clients. Our Representation business deploys a subset of our integrated capabilities on behalf of our clients.

Through our client representation businesses, including the WME talent agency and IMG Models, we represent a diverse group of talent across entertainment, sports, and fashion, including actors, directors, writers, athletes, models, musicians, and other artists, in a variety of mediums, such as film, television, books, and live events. Through our 160over90 business, we provide brand strategy, marketing, advertising, public relations, analytics, digital, activation, and experiential services to many of the world’s largest brands. Through IMG's licensing business, we provide IP licensing services to a large portfolio of entertainment, sports, and consumer product brands, including representing these clients in the licensing of their logos, trade names and trademarks.

Previously, our Representation segment included our restricted Endeavor Content business (which now operates under the name Fifth Season), which provided a premium alternative to traditional content studios, offering a range of services including content development, production, financing, sales, and advisory services for creators. In January 2022, we sold 80% of the restricted Endeavor Content business in connection with a franchise agreement and side letter that we signed directly with the Writer's Guild of America ("WGA"). Our retained interest is accounted for as an equity method investment and is not part of the Representation segment. Additionally, we retained our controlling interest in certain nonscripted production companies, including Film 45 and Glassman, and acquired Asylum Entertainment Group in March 2023.

The collective bargaining agreement between (i) the WGA, of which many of WME’s writer clients are members, on the one hand, and the Alliance of Motion Picture and Television Producers ("AMPTP"), on the other hand, and (ii) the Screen Actors Guild-American Federation of Television and Radio Artists ("SAG-AFTRA"), of which many of WME's actor clients are members, on the one hand, and AMPTP, on the other hand, expired on May 1, 2023 and June 12, 2023, respectively, without agreement on new terms. As a result, the WGA and SAG-AFTRA instructed our WGA and SAG-AFTRA member clients to strike AMPTP companies until new respective agreements were reached. In September 2023, the WGA and AMPTP reached an agreement, ending the writers’ strike, and in November 2023, the SAG-AFTRA and AMPTP reached an agreement, ending the actors’ strike. As agents for these actors, WME could not negotiate for struck work on behalf of its WGA and SAG-AFTRA member clients during the duration of their respective strikes. The writers’ and actors' strikes adversely impacted our representation business as well as our financial condition and consolidated results for the year ended December 31, 2023.

Sports Data & Technology

Our Sports Data & Technology segment, which was formed on January 1, 2023, is comprised of OpenBet and IMG ARENA, which were both previously included in our Events, Experiences & Rights segment. Our OpenBet business specializes in betting engine products, services and technology, processing billions of bets annually, as well as trading, pricing and risk management tools; player account and wallet solutions; innovative front-end user experiences and user interfaces; and content offerings, such as BetBuilder, DonBest pricing feeds and a sports content aggregation platform. As part of OpenBet, IMG ARENA delivers live streaming and data feeds for more than 65,000 sports events annually to sportsbooks, rightsholders and media partners around the globe. This data also powers IMG ARENA's portfolio of on-demand virtual sports products and front-end solutions, including the UFC Event Centre. As contemplated in the Merger Agreement with Silver Lake, which was executed in April 2024, we initiated a process to sell certain of our businesses. During the second quarter of 2024, we began to actively market the businesses comprising our SD&T segment. As a result, the assets and liabilities are considered held for sale, and we determined the SD&T segment met the definition of a discontinued operation in the quarter ended June 30, 2024; and, as such, we have recast our financial statements to present the SD&T segment as discontinued operations.

Components of Our Operating Results

Revenue

In our Owned Sports Properties segment, we primarily generate revenue via media rights fees, pay-per-view, sponsorships, ticket sales, subscriptions, and license fees. In our Events, Experiences & Rights segment, we primarily generate revenue from media rights sales, production service and studio fees, sponsorships, ticket and premium experience sales, subscriptions, streaming fees, profit sharing, commissions and tuition prior to the sale of the Academy. In our Representation segment, we generate revenue primarily through commissions, packaging fees, marketing and consulting fees, production fees, and content licensing fees. In our Sports Data & Technology segment, which is presented as discontinued operations, we primarily generate revenue via media and data rights fees, software license fees, and service fees, by providing media, data and technology platforms that offer tailored solutions for sportsbooks as well as trading and pricing solutions.

Direct Operating Costs

Our direct operating costs primarily include third-party expenses associated with the production of events and experiences, content production costs, fees for media rights, including required payments related to media sales agency contracts when minimum sales guarantees are not met, venue rental and related costs associated with the staging of our live events, compensation costs for our athletes and talent, and material and related costs associated with our consumer product merchandise sales. Prior to the sale of the Academy, our direct operating costs included the operation of our training and education facilities.

Selling, General and Administrative

Our selling, general and administrative expenses primarily include personnel costs as well as rent, professional service costs and other overhead required to support our operations and corporate structure.

Provision for Income Taxes

EGH was incorporated as a Delaware corporation in January 2019. It was formed as a holding company for the purpose of completing an IPO and other related transactions. As the sole managing member of Endeavor Manager, which is the sole managing member of EOC, EGH operates and controls all the business and affairs of EOC, and through EOC and its subsidiaries, conducts the Company’s business. EGH is subject to corporate income tax on its share of taxable income or loss of EOC, derived from Endeavor Manager. EOC is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income tax. However, certain of EOC’s subsidiaries are subject to U.S. or foreign corporate income tax. In addition, TKO, which is a consolidated subsidiary of EGH, is subject to corporate income tax.

Organization

Prior to the closing of the IPO on May 3, 2021, we undertook reorganization transactions, following which Endeavor Group Holdings became a holding company, and its principal asset is an equity interest in a newly formed subsidiary of Endeavor Group Holdings, Endeavor Manager, of which Endeavor Group Holdings serves as the managing member. Endeavor Manager is in turn the managing member of Endeavor Operating Company. Endeavor Group Holdings manages and operates the business and controls the strategic decisions and day-today operations of Endeavor Manager as its sole managing member, and Endeavor Operating Company as its indirect sole managing member, and also has a substantial financial interest in Endeavor Manager and, indirectly, Endeavor Operating Company. Accordingly, Endeavor Group Holdings consolidates the results of operations of Endeavor Manager and Endeavor Operating Company, and a portion of Endeavor Group Holding’s net income (loss) is allocated to non-controlling interests to reflect the entitlements of certain former members of Endeavor Operating Company who retain ownership interests in Endeavor Manager and Endeavor Operating Company.

After consummation of the IPO and the reorganization transactions, we became subject to U.S. federal, state and local income taxes with respect to taxable income of Endeavor Operating Company that is allocable to Endeavor Manager, and we are taxed at the prevailing corporate tax rates. Endeavor Operating Company makes distributions to us in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments due under the tax receivable agreement ("TRA"). The Company entered into the TRA with certain persons that held direct or indirect interests in EOC and UFC Parent prior to the IPO. The TRA generally provides for the payment by EGH of 85% of the amount of any tax benefits that EGH realizes (or is deemed to realize) as further described below under "Liquidity and Capital Resources—Future sources and uses of liquidity—Tax receivable agreement."

RESULTS OF OPERATIONS

The following is a discussion of our consolidated results of operations for the years ended December 31, 2023, 2022 and 2021. This information is derived from our accompanying consolidated financial statements prepared in accordance with GAAP.

	Years Ended December 31,
(in thousands)	2023	2022	2021
Revenue	$5,490,777	$5,007,603	$4,887,013
Operating expenses:
Direct operating costs	2,211,918	1,929,247	2,480,822
Selling, general and administrative expenses	2,590,173	2,278,205	2,252,750
Insurance recoveries	—	(1,099)	(68,190)
Depreciation and amortization	310,204	248,732	275,510
Impairment charges	74,912	689	4,524
Total operating expenses	5,187,207	4,455,774	4,945,416
Operating income (loss) from continuing operations	303,570	551,829	(58,403)
Other (expense) income:
Interest expense, net	(346,237)	(282,350)	(268,681)
Loss on extinguishment of debt	—	—	(28,628)
Tax receivable agreement liability adjustment	40,635	(873,264)	(101,736)
Other income, net	783,680	479,691	7,594
Income (loss) from continuing operations before income taxes and equity losses of affiliates	781,648	(124,094)	(449,854)
Provision for (benefit from) income taxes	208,890	(657,698)	(27,082)
Income (loss) from continuing operations before equity losses of affiliates	572,758	533,604	(422,772)
Equity losses of affiliates, net of tax	(21,018)	(223,604)	(72,733)
Income (loss) from continuing operations, net of tax	551,740	310,000	(495,505)
Income from discontinued operations, net of tax	5,729	11,664	28,026
Net income (loss)	557,469	321,664	(467,479)
Less: Net income (loss) attributable to non-controlling interests	200,953	192,531	(139,168)
Less: Net loss attributable to Endeavor Operating Company, LLC prior to the reorganization transactions	—	—	(31,686)
Net income (loss) attributable to Endeavor Group Holdings, Inc.	$356,516	$129,133	$(296,625)

Revenue

Revenue increased $483.2 million, or 9.6%, to $5,490.8 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.

•
Owned Sports Properties increased by $483.5 million, or 36.3%. The acquisition of WWE in September 2023 contributed $383 million to the increase. The increase also was driven by higher media rights fees from increases in contractual revenues and higher renewals, and one additional pay-per-view ("PPV") event, as well as higher event revenue due to five more events with live audiences in 2023 and an increase in sponsorships at UFC. Additionally, at PBR, the increase was driven by an increase in ticket sales due to greater demand and an increase in revenue from the team series. These increases were partially offset by $64 million of revenue related to the DBH business recorded in the prior year, which was sold in September 2022.
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Events, Experiences & Rights decreased by $18.9 million, or 0.9%. The decrease was primarily driven by event and performance revenue due to the sale of the Academy in June 2023 and a decrease in On Location's music business, partially offset by Barrett-Jackson, which was acquired in August 2022, increases from tennis events, including the Madrid Open and Miami Open, and growth from new and other existing events. The decrease was also due to a decrease in revenue from technology platforms and services at Endeavor Streaming. These decreases were partially offset by an increase in media production revenue primarily due to new contracts, including with Major League Soccer, as well as the timing of events that are biennial or quadrennial.
•
Representation increased by $32.3 million, or 2.1%. The increase was primarily driven by an increase in our nonscripted content production business due to content deliveries, as well as an increase in our marketing and licensing businesses. These increases were partially offset by the decrease in the revenue related to the restricted Endeavor Content business recorded in the prior year, which was sold in January 2022, as well as in our agency business driven primarily by the impact of the writers' and actors' strikes, partially offset by growth in our music and sports divisions and fashion.

Revenue increased $120.6 million, or 2.5%, to $5,007.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021.

•
Owned Sports Properties increased by $224.1 million, or 20.2%. The increase was driven primarily by growth at UFC due to increased media rights fees, greater sponsorship, licensing, commercial PPV and event related revenue from more events with live audiences. The increase was also due to an increase at PBR from the new team series format, an increase in the number of events and the elimination of fan attendance restrictions. In addition, the acquisition of ten PDL Clubs in December 2021 and January 2022 that operated under the DBH umbrella contributed $64 million.

•
Events, Experiences & Rights increased by $346.0 million, or 18.7%. The increase was primarily driven by an increase of $731 million attributable to the return of live events in 2022 that were cancelled in 2021 or experienced fan restrictions due to COVID-19. Increases were also due to the Madrid Open, which was acquired in April 2022, as well as growth in Academy and NCSA, which was acquired in June 2021. These increases were partially offset by a decrease of $371 million in media rights fees and media production revenue, primarily due to the expiration of two European soccer contracts in the second quarter of 2021 that were not renewed, the UEFA European Championship held in 2021 and a decrease in the volume of CONCACAF matches.
•
Representation decreased by $447.6 million, or 22.8%. The decrease was primarily driven by the $737 million of revenue related to the restricted Endeavor Content business recorded in the prior year, which was sold in January 2022. This decrease was partially offset by an increase of $288 million related to client commissions, due primarily from the continued strong demand for our talent and the recovery of live entertainment, and corporate spending on marketing and experiential activations as the prior year was impacted by COVID-19.

Excluding the revenue attributable to the restricted Endeavor Content business, revenue for the year ended December 31, 2022 increased 21% compared to the year ended December 31, 2021.

Direct operating costs

Direct operating costs increased $282.7 million, or 14.7%, to $2,211.9 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily attributable to an increase of $127 million related to the acquisition of WWE in September 2023, $102 million in connection with the event revenue increases mentioned above, $43 million related to media production deals and $35 million related to content deliveries mentioned above. These increases were partially offset by a decrease related to the sales of the restricted Endeavor Content business and the DBH business recorded in 2022 and the Academy sale in June 2023.

Direct operating costs decreased $551.6 million, or 22.2%, to $1,929.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was driven by the $643 million decrease related to the sale of the restricted Endeavor Content business and the decrease in media rights and media production costs of $421 million due to the decrease in revenue described above, primarily due to the expiration of certain contracts in the second quarter of 2021 whose costs were in excess of revenue. These decreases were partially offset by increases of $517 million for costs related to live events and marketing and experiential activations due to the increases in revenue as described above.

Selling, general and administrative expenses

Selling, general and administrative expenses increased $312.0 million, or 13.7%, to $2,590.2 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to professional advisor costs, bonuses and restructuring charges, including equity-based compensation expenses, related to the Transactions; the inclusion of Barrett-Jackson and WWE during 2023; and cost of personnel, including equity-based compensation, driven by growth in the business and the continued investment ahead of the Olympics, which began in the second half of 2022, partially offset by the sales of the Academy and DBH.

Selling, general and administrative expenses increased $25.5 million, or 1.1%, to $2,278.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily due to higher cost of personnel, travel expenses and other operating expenses. The increase was partially offset by lower equity-based compensation expense as the prior period included charges for modifications of certain pre-IPO awards to remove certain forfeiture and discretionary call terms.

Insurance recoveries

We maintain events cancellation insurance policies for a significant number of our events. For the years ended December 31, 2022 and 2021 we recognized $1.1 million, and $68.2 million of insurance recoveries, respectively, which primarily related to cancelled events in our Events, Experiences & Rights and Owned Sports Properties segments due to COVID-19.

Depreciation and amortization

Depreciation and amortization increased $61.5 million, or 24.7%, to $310.2 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily driven by intangibles acquired through acquisitions partially offset by certain intangible assets becoming fully amortized.

Depreciation and amortization decreased $26.8 million, or 9.7%, to $248.7 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was primarily driven by certain intangible assets becoming fully amortized offset by intangible assets acquired through acquisitions.

Impairment charges

Impairment charges of $74.9 million for the year ended December 31, 2023 related to goodwill and intangibles in our Events, Experiences & Rights segment.

Impairment charges of $0.7 million for the year ended December 31, 2022 related to goodwill in our Events, Experiences & Rights segment.

Impairment charges of $4.5 million for the year ended December 31, 2021 related to goodwill in our Events, Experiences & Rights and Representation segments.

Interest expense, net

Interest expense, net increased $63.9 million, or 22.6% to $346.2 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily driven by higher interest rates offset by lower indebtedness and our interest rate swaps.

Interest expense, net increased $13.7 million, or 5.1% to $282.4 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily driven by higher interest rates offset by lower indebtedness.

Loss on extinguishment of debt of $28.6 million for the year ended December 31, 2021 was due to fees and expenses incurred for the early redemption of our term loans issued in May 2020.

Tax receivable agreement liability adjustment

For the year ended December 31, 2023, we recorded a $40.6 million reduction for the tax receivable agreement liability. The adjustments are due to a change in estimates related to future TRA payments.

For the year ended December 31, 2022, we recorded a $873.3 million expense for the tax receivable agreement liability related to the expected realization of certain tax benefits after concluding that such TRA payments would be probable based on estimates of future taxable income over the term of the TRA.

For the year ended December 31, 2021, we recorded a $92.6 million expense for the tax receivable agreement liability related to the expected realization of certain tax benefits, including the release of a valuation allowance, in connection with the sale of the restricted Endeavor Content business, which closed in January 2022, and recorded a $9.1 million expense due to a change in estimates related to the tax receivable agreement liability.

Other income, net

The income for the year ended December 31, 2023 included net gains of $743.7 million from the sales of certain businesses, of which $737.0 million was from the sale of our Academy business, $18.0 million for foreign currency transaction gains, a $10.1 million gain as a result of the reduction of our equity interest in Fifth Season, $4.7 million of gains for the change in the fair value of forward foreign exchange contracts and $2.5 million of gains due to the change in the fair value of embedded foreign currency derivatives.

The income for the year ended December 31, 2022 included a gain of $463.6 million for the sale of the restricted Endeavor Content business, a gain of $23.3 million for the sale of the DBH business and $15.1 million of gains from changes in fair value of equity investments partially offset by $26.0 million for foreign currency transaction losses and $7.3 million of losses due to the change in the fair value of forward foreign exchange contracts.

The income for the year ended December 31, 2021 primarily included $22.2 million of gains primarily from sales and changes in fair value of equity investments partially offset by $17.2 million of foreign currency transaction losses and $8.0 million of losses due to the change in the fair value of embedded foreign currency derivatives.

Provision for (benefit from) income taxes

For the year ended December 31, 2023, we recorded a $208.9 million provision for income taxes compared to a $657.7 million benefit for income taxes for the year ended December 31, 2022. The provision for income taxes in 2023 was primarily due to the gain on sale of the Academy; the acquisition of WWE, which results in additional income subject to corporate tax; and an increase in the tax rate at EGH due to 2022 having a significant valuation allowance, which reduced the applicable rate in 2022. The benefit from income taxes in 2022 was primarily due to the release of a valuation allowance against certain deferred tax assets of $686.2 million associated with our TRA liability.

For the year ended December 31, 2022, we recorded a $657.7 million benefit from income taxes compared to a $27.1 million benefit for income taxes for the year ended December 31, 2021. The increase was primarily due to the release of a valuation allowance against certain deferred tax assets of $686.2 million associated with our TRA liability.

Equity losses of affiliates, net of tax

Equity losses of affiliates for the years ended December 31, 2023, 2022 and 2021 were $21.0 million, $223.6 million and $72.7 million, respectively. Our equity losses of affiliates from 2022 onwards include our equity interest we retained in the restricted Endeavor Content business, which we sold in January 2022.

For the years ended December 31, 2022 and 2021, we recorded $129.7 million and $76.1 million, respectively, in equity losses resulting from losses related to our investment in Learfield IMG College. For the year ended December 31, 2022, our share of the results of Learfield IMG College included charges taken by Learfield IMG College resulting from their goodwill and indefinite-lived intangible asset impairments. As of December 31, 2023, our ownership interest in Learfield is less than 1% as a result of Learfield's recapitalization transaction that closed in September 2023.

During the years ended December 31, 2023, 2022 and 2021, other-than-temporary impairment charges were $9.9 million, $84.6 million, and none, respectively, for its equity method investments, which were recognized within equity losses of affiliates in the consolidated statements of operations.

Income from discontinued operations, net of tax

Income from discontinued operations, net of tax was $5.7 million for the year ended December 31, 2023 compared to income from discontinued operations, net of tax of $11.7 million for the year ended December 31, 2022. The change was primarily driven by an increase in direct operating costs at Arena and the inclusion of OpenBet, which was acquired in September 2022.

Income from discontinued operations, net of tax was $11.7 million for the year ended December 31, 2022 compared to income from discontinued operations, net of tax of $28.0 million for the year ended December 31, 2021. The change was primarily driven by an increase in direct operating costs at Arena and the inclusion OpenBet, which was acquired in September 2022.

Net income (loss) attributable to non-controlling interests

Subsequent to the IPO and associated reorganization transactions, non-controlling interests are primarily comprised of interests held by certain pre-IPO members of Endeavor Operating Company who retained their ownership interests in Endeavor Manager or Endeavor Operating Company and interests not held by the Company in TKO.

Net income attributable to non-controlling interests was $201.0 million for the year ended December 31, 2023 compared to net income attributable to non-controlling interests of $192.5 million for the year ended December 31, 2022. The change was primarily driven by the higher net income in the current year due to the higher gain recognized for the sale of the Academy business and the effect of the Transactions.

Net income attributable to non-controlling interests was $192.5 million for the year ended December 31, 2022 compared to net loss attributable to non-controlling interests of $139.2 million for the year ended December 31, 2021. The change was primarily due to the change in the amount of reported net income for the year ended December 31, 2022 versus the reported net loss for the year ended December 31, 2021 as well as the effect of the reorganization transactions.

SEGMENT RESULTS OF OPERATIONS

We classified our business into three reportable segments: Owned Sports Properties; Events, Experiences & Rights; and Representation. Our chief operating decision maker evaluates the performance of our segments based on segment Revenue and segment Adjusted EBITDA. Management believes segment Adjusted EBITDA is indicative of operational performance and ongoing profitability and is used to evaluate the operating performance of our segments and for planning and forecasting purposes, including the allocation of resources and capital.

Segment operating results reflect earnings before corporate and unallocated shared expenses. Segment operating results include allocations of certain costs, including facilities, technology, and other shared services costs, which are allocated based on metrics designed to correlate with consumption. These allocations are agreed-upon amounts between the businesses and may differ from amounts that would be negotiated in arm’s length transactions.

The following tables display Revenue and Adjusted EBITDA for each of our segments for the years ended December 31, 2023, 2022 and 2021:

	Years Ended December 31,
(in thousands)	2023	2022	2021
Revenue:
Owned Sports Properties	$1,815,880	$1,332,335	$1,108,207
Events, Experiences & Rights	2,173,399	2,192,289	1,846,305
Representation	1,544,441	1,512,150	1,959,757
Eliminations	(42,943)	(29,171)	(27,256)
Total Revenue	$5,490,777	$5,007,603	$4,887,013
Adjusted EBITDA:
Owned Sports Properties	$827,024	$648,158	$537,627
Events, Experiences & Rights	228,140	294,818	178,870
Representation	391,114	469,757	383,388
Corporate and other	(305,817)	(305,835)	(266,402)

Owned Sports Properties

The following table sets forth our Owned Sports Properties segment results for the years ended December 31, 2023, 2022 and 2021:

	Years Ended December 31,
	2023	2022	2021
(in thousands)
Revenue	$1,815,880	$1,332,335	$1,108,207
Direct operating costs	$606,887	$433,808	$379,721
Selling, general and administrative expenses	$381,617	$247,744	$194,228
Adjusted EBITDA	$827,024	$648,158	$537,627
Adjusted EBITDA margin	45.5%	48.6%	48.5%

Year ended December 31, 2023 compared to year ended December 31, 2022

Revenue for the year ended December 31, 2023 increased $483.5 million, or 36.3%, to $1,815.9 million, compared to the year ended December 31, 2022. The acquisition of WWE in September 2023 contributed $383 million to the increase. UFC revenue increased $152 million, which was due to higher media rights fees from increases in contractual revenues and higher renewals, and one additional PPV event; higher live event revenue due to five more events with live audiences in 2023; and an increase in sponsorships. PBR revenue increased $13 million primarily due to an increase in ticket sales due to greater demand and an increase in revenue from the teams series. These increases were partially offset by $64 million of revenue related to the DBH business recorded in the prior year, which was sold in September 2022.

Direct operating costs for the year ended December 31, 2023 increased $173.1 million, or 39.9%, to $606.9 million, compared to the year ended December 31, 2022. The acquisition of WWE in September 2023 contributed $127 million to the increase. The increase also was attributable to an increase at UFC of $58 million, which was due to higher athlete costs from different matchups, higher production, marketing and event expenses from having an additional PPV event, more events held internationally and more events with live audiences than in the prior year. PBR operating costs increased driven by the growth in revenue. These increases were partially offset by $21 million of direct operating costs related to the DBH business recorded in the prior year, which was sold in September 2022.

Selling, general and administrative expenses for the year ended December 31, 2023 increased $133.9 million, or 54.0%, to $381.6 million, compared to the year ended December 31, 2022. The increase was primarily attributable to $126 million of expenses incurred by WWE, which was acquired in September 2023, and increased cost of personnel to support the growth of the business at UFC and PBR, as well as an increase in travel expenses at UFC, partially offset by $37 million of costs associated with the DBH business, which was sold in September 2022. Corporate allocations remained relatively unchanged in 2023 from 2022.

Adjusted EBITDA for the year ended December 31, 2023 increased $178.9 million, or 27.6%, to $827.0 million, compared to the year ended December 31, 2022. The increase in Adjusted EBITDA was primarily driven by the acquisition of WWE as well as increases in revenue at UFC and PBR, partially offset by related increases in direct operating costs and selling, general and administrative expenses.

Year ended December 31, 2022\ compared to year ended December 31, 2021

Revenue for the year ended December 31, 2022 increased $224.1 million, or 20.2%, to $1,332.3 million, compared to the year ended December 31, 2021. The increase was driven by growth at UFC due to increased media rights fees, greater sponsorship, licensing, commercial PPV and event related revenue from more events with live audiences. The increase was also due to an increase at PBR from the new team series format, an increase in the number of events and the elimination of fan attendance restrictions. In addition, the acquisition of ten PDL Clubs in December 2021 and January 2022 that operated under the DBH umbrella contributed $64 million. The DBH business, including the PDL Clubs, was sold in September 2022.

Direct operating costs for the year ended December 31, 2022 increased $54.1 million, or 14.2%, to $433.8 million, compared to the year ended December 31, 2021. The increase is due to the change in revenue described above partially offset by lower athlete costs for UFC.

Selling, general and administrative expenses for the year ended December 31, 2022 increased $53.5 million, or 27.6%, to $247.7 million, compared to the year ended December 31, 2021. The increase was primarily attributable to $37 million of expenses incurred by the DBH business and an increase in cost of personnel and travel expenses. Corporate allocations remained relatively unchanged in 2022 from 2021.

Adjusted EBITDA for the year ended December 31, 2022 increased $110.5 million, or 20.6%, to $648.2 million, compared to the year ended December 31, 2021. The increase in Adjusted EBITDA was primarily driven by increases in revenue partially offset by increases in direct operating costs and selling, general and administrative expenses.

Events, Experiences & Rights

The following table sets forth our Events, Experiences & Rights segment results for the years ended December 31, 2023, 2022 and 2021:

	Years Ended December 31,
	2023	2022	2021
(in thousands)
Revenue	$2,173,399	$2,192,289	$1,846,305
Direct operating costs	$1,340,873	$1,269,610	$1,251,693
Selling, general and administrative expenses	$615,325	$638,229	$484,640
Adjusted EBITDA	$228,140	$294,818	$178,870
Adjusted EBITDA margin	10.5%	13.4%	9.7%

Year ended December 31, 2023 compared to year ended December 31, 2022

Revenue for the year ended December 31, 2023 decreased $18.9 million, or 0.9%, to $2,173.4 million, compared to the year ended December 31, 2022. Event and performance revenue decreased $58 million primarily due to a decrease of $135 million at the Academy due to the sale in June 2023 and a decrease in On Location's music business, partially offset by Barrett-Jackson, which was acquired in August 2022, increases from tennis events, including the Madrid Open and Miami Open, and growth from new and other existing events. The decrease also was due to a decrease in technology platforms and services of $25 million at Endeavor Streaming. These decreases were partially offset by an increase in media production revenue of $56 million primarily due to new contracts, including with Major League Soccer, as well as the timing of events that are biennial or quadrennial.

Direct operating costs for the year ended December 31, 2023 increased $71.3 million, or 5.6%, to $1,340.9 million, compared to the year ended December 31, 2022. The increase was due to the increases in events and media production revenue described above, partially offset by a decrease in costs related to the Academy, which was sold in June 2023.

Selling, general and administrative expenses for the year ended December 31, 2023 decreased $22.9 million, or 3.6%, to $615.3 million, compared to the year ended December 31, 2022. The decrease was primarily driven by the sale of the Academy in June 2023, partially offset by increased cost of personnel related to the continued investment ahead of the Olympics, which began in the second half of 2022, the inclusion of Barrett-Jackson in the current year, and the growth of the business. Corporate allocations remained relatively unchanged in 2023 from 2022.

Adjusted EBITDA for the year ended December 31, 2023 decreased $66.7 million, or 22.6% to $228.1 million, compared to the year ended December 31, 2022. The decrease in Adjusted EBITDA was primarily driven by a decrease in revenue and an increase in direct operating costs, partially offset by a decrease in selling, general and administrative expenses.

Year ended December 31, 2022 compared to year ended December 31, 2021

Revenue for the year ended December 31, 2022 increased $346.0 million, or 18.7%, to $2,192.3 million, compared to the year ended December 31, 2021. Event and Academy revenue increased $731 million primarily due to events returning in 2022 that were cancelled in 2021 or experienced fan restrictions due to COVID-19, including Super Bowl LVI, NCAA Men’s March Madness, Miami Open, and various music events. Increases were also due to the Madrid Open, which was acquired in April 2022, as well as growth in Academy due to increased enrollment and NCSA, which was acquired in June 2021. Media rights fees and media production revenue decreased $371 million primarily due to the expiration of two European soccer contracts in the second quarter of 2021 that were not renewed, the UEFA European Championship held in 2021 and a decrease in the volume of CONCACAF matches.

Direct operating costs for the year ended December 31, 2022 increased $17.9 million, or 1.4%, to $1,269.6 million, compared to the year ended December 31, 2021. Live event and performance costs increased $437 million due to the increases in related revenue. This increase was partially offset by a decrease in media rights and media production costs of $419 million due to the decrease in revenue described above, primarily due to the expiration of certain contracts in the second quarter of 2021 whose costs were in excess of revenue.

Selling, general and administrative expenses for the year ended December 31, 2022 increased $153.6 million, or 31.7%, to $638.2 million, compared to the year ended December 31, 2021. The increase was primarily driven by increased cost of personnel, including the buildout of the Olympics business, and the expenses incurred by NCSA acquired in June 2021. Corporate allocations remained relatively unchanged in 2022 from 2021.

Adjusted EBITDA for the year ended December 31, 2022 increased $115.9 million, or 64.8% to $294.8 million, compared to the year ended December 31, 2021. The increase in Adjusted EBITDA was primarily driven by the growth in revenue partially offset by the increases in direct operating costs and selling, general and administrative expenses and a decrease in insurance recoveries related to cancelled events.

Representation

The following table sets forth our Representation segment results for the years ended December 31, 2023, 2022 and 2021:

	Years Ended December 31,
	2023	2022	2021
(in thousands)
Revenue	$1,544,441	$1,512,150	$1,959,757
Direct operating costs	$296,765	$251,863	$867,437
Selling, general and administrative expenses	$855,451	$790,032	$709,992
Adjusted EBITDA	$391,114	$469,757	$383,388
Adjusted EBITDA margin	25.3%	31.1%	19.6%

Year ended December 31, 2023 compared to year ended December 31, 2022

Revenue for the year ended December 31, 2023 increased $32.3 million, or 2.1%, to $1,544.4 million, compared to the year ended December 31, 2022. The increase was primarily attributable to $39 million related to our nonscripted content production business due to content deliveries, as well as an increase of $18 million related to our marketing business and $9 million related to our licensing business. These increases were partially offset by the $14 million of revenue related to the restricted Endeavor Content business recorded in the prior year, which was sold in January 2022, as well as a decrease related to our agency business driven by the impact of the writers' and actors' strikes partially offset by growth in the music and sports divisions and fashion.

Direct operating costs for the year ended December 31, 2023 increased $44.9 million, or 17.8%, to $296.8 million, compared to the year ended December 31, 2022. The increase was primarily attributable to the above mentioned increase in revenue of our nonscripted, marketing and fashion businesses partially offset by the sale of the restricted Endeavor Content business.

Selling, general and administrative expenses for the year ended December 31, 2023 increased $65.4 million, or 8.3%, to $855.5 million, compared to the year ended December 31, 2022. The increase was primarily driven by cost of personnel. Corporate allocations remained relatively unchanged in 2023 from 2022.

Adjusted EBITDA for the year ended December 31, 2023 decreased $78.6 million, or 16.7%, to $391.1 million, compared to the year ended December 31, 2022. The decrease in Adjusted EBITDA was driven by the increases in selling, general and administrative expenses and direct operating costs, partially offset by an increase in revenue, which includes the impact of the writers' and actors' strikes.

Year ended December 31, 2022 compared to year ended December 31, 2021

Revenue for the year ended December 31, 2022 decreased $447.6 million, or 22.8%, to $1,512.2 million, compared to the year ended December 31, 2021. The decrease was primarily attributable to the $737 million of revenue related to the restricted Endeavor Content business recorded in the prior year, which was sold in January 2022. This decrease was partially offset by an increase of $288 million related to client commissions, due primarily to the continued strong demand for our talent and the recovery of live entertainment, predominantly music, and corporate spending on marketing and experiential activations as the prior year was impacted by COVID-19. Excluding the revenue attributable to the restricted Endeavor Content business, revenue for the year ended December 31, 2022 increased 24% compared to the year ended December 31, 2021.

Direct operating costs for the year ended December 31, 2022 decreased $615.6 million, or 71.0%, to $251.9 million, compared to the year ended December 31, 2021. The decrease attributable to the sale of the restricted Endeavor Content business of $643 million was partially offset by an increase in marketing and experiential activations due to the increase in revenue described above.

Selling, general and administrative expenses for the year ended December 31, 2022 increased $80.0 million, or 11.3%, to $790.0 million, compared to the year ended December 31, 2021. The increase was primarily driven by cost of personnel and travel expenses partially offset by the sale of the restricted Endeavor Content business. Corporate allocations remained relatively unchanged in 2022 from 2021.

Adjusted EBITDA for the year ended December 31, 2022 increased $86.4 million, or 22.5%, to $469.8 million, compared to the year ended December 31, 2021. The increase in Adjusted EBITDA was primarily due to the growth in revenue, excluding the restricted Endeavor Content business, which was sold in January 2022, partially offset by the increase in selling, general and administrative expenses.

Corporate and other

Corporate and other primarily consists of overhead, personnel costs, and costs associated with corporate initiatives that are not fully allocated to the operating divisions. Such expenses include compensation and other benefits for corporate office employees, rent, professional fees related to internal control compliance and monitoring, financial statement audits and legal, information technology and insurance that is managed through our corporate office.

The following table sets forth our results for Corporate and other for the years ended December 31, 2023, 2022 and 2021

	Years Ended December 31,
	2023	2022	2021
(in thousands)
Adjusted EBITDA	$(305,817)	$(305,835)	$(266,402)

Adjusted EBITDA for the year ended December 31, 2023 was consistent with the year ended December 31, 2022.

Adjusted EBITDA for the year ended December 31, 2022 decreased $39.4 million, or 14.8%, to $(266.4) million, compared to the year ended December 31, 2021. The decrease was driven by an increase in cost of personnel and other general and administrative expenses.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss), excluding the results of discontinued operations, income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-out costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings (losses), net gains on sales of businesses, tax receivable agreement liability adjustment, and certain other items, when applicable. Adjusted EBITDA margin is a non-GAAP financial measure defined as Adjusted EBITDA divided by Revenue.

Management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in business combinations, and improves comparability by eliminating the significant level of interest expense associated with our debt facilities, as well as income taxes and the tax receivable agreement, which may not be comparable with other companies based on our tax and corporate structure.

Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate our consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and
•
they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

We compensate for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income (loss) as indicators of our financial performance, as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. Although we use Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of our business, such use is limited because it does not include certain material costs necessary to operate our business. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that our future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of our most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

Adjusted EBITDA

	Years Ended December 31,
(in thousands)	2023	2022	2021
Net income (loss)	$557,469	$321,664	$(467,479)
Income from discontinued operations, net of tax	(5,729)	(11,664)	(28,026)
Provision for (benefit from) income taxes	208,890	(657,698)	(27,082)
Interest expense, net	346,237	282,350	268,681
Depreciation and amortization	310,204	248,732	275,510
Equity-based compensation expense (1)	254,028	209,380	530,929
Merger, acquisition and earn-out costs (2)	105,463	59,676	59,849
Certain legal costs (3)	41,067	14,274	4,746
Restructuring, severance and impairment (4)	125,610	13,258	8,490
Fair value adjustment - equity investments (5)	(985)	(12,029)	(21,558)
Equity method losses - Learfield IMG College and Endeavor Content (6)	11,113	218,566	76,135
Net gain on sale of the restricted Endeavor Content business (7)	—	(463,641)	—
Net gain on sale of the Academy business (8)	(736,978)	—	—
Tax receivable agreement liability adjustment (9)	(40,635)	873,264	101,736
Other (10)	(35,293)	10,766	51,552
Adjusted EBITDA	$1,140,461	$1,106,898	$833,483
Net income (loss) margin	10.2%	6.4%	(9.6%)
Adjusted EBITDA margin	20.8%	22.1%	17.1%

(1)
Equity-based compensation represents primarily non-cash compensation expense associated with our equity-based compensation plans.

The increase for the year ended December 31, 2023 as compared to the year ended December 31, 2022 was primarily due to equity awards granted under the new TKO equity plan and the WWE plan assumed in connection with the Transactions as well as new grants under the 2021 Incentive Award Plan. Equity-based compensation was recognized in all segments and Corporate and other for the year ended December 31, 2023.

The decrease for the year ended December 31, 2022 as compared to the year ended December 31, 2021 was primarily due to the modification of certain pre-IPO equity-based awards primarily to remove certain forfeiture and discretionary call terms in 2021. Equity-based compensation was recognized in all segments and Corporate and other for the year ended December 31, 2022.

(2)
Includes (i) certain costs of professional advisors related to mergers, acquisitions, dispositions or joint ventures and (ii) fair value adjustments for contingent consideration liabilities related to acquired businesses and compensation expense for deferred consideration associated with selling shareholders that are required to retain our employees.

Such costs for the year ended December 31, 2023 related to professional advisor costs and bonuses of approximately $101 million, which primarily related to the Transactions, and primarily related to our Owned Sport Properties segment and Corporate and other. The bonuses and certain professional advisor costs were contingent on the closing of the Transactions. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments were approximately $5 million, which primarily related to our Events, Experiences & Rights and Representation segments.

Such costs for the year ended December 31, 2022 primarily related to professional advisor costs of approximately $40 million and related to all of our segments. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments were approximately $20 million, which primarily related to our Representation segment.

Such costs for the year ended December 31, 2021 primarily related to fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments of approximately $35 million, which primarily related to our Events, Experiences & Rights and Representation segments. Professional advisor costs were approximately $25 million and related to all of our segments and Corporate and other.

(3)
Includes costs related to certain litigation or regulatory matters, including a $20 million antitrust settlement, which related to our Owned Sports Properties and Events, Experiences & Rights segments and Corporate and other.

(4)
Includes certain costs related to our restructuring activities and non-cash impairment charges.

Such costs for the year ended December 31, 2023 primarily related to the impairments of intangible assets and goodwill in our Events, Experiences & Rights segment of approximately $75 million; and restructuring expenses across all of our segments and Corporate and other of approximately $40 million.

Such costs for the year ended December 31, 2022 primarily related to an investment impairment in our Events, Experiences & Rights segment, a write off of an asset in Corporate and other, and the restructuring expenses in our Events, Experiences & Rights and Representation segments.

Such costs for the year ended December 31, 2021 included approximately $6 million related to the impairment of goodwill and $3 million for severance and restructuring expenses, both primarily related to our Representation and Events, Experiences & Rights segments.

(5)
Includes the net change in fair value for equity investments with and without readily determinable fair values, based on observable price changes.

(6)
Relates to equity method losses from the equity interest we retained in the restricted Endeavor Content business, which we sold in January 2022. For the years ended December 31, 2022 and 2021, also relates to equity method losses from our investment in Learfield IMG College.

(7)
Relates to the gain recorded for the sale of the restricted Endeavor Content business, net of transactions costs of $15.0 million, which were contingent on the sale closing.

(8)
Relates to the gain recorded for the sale of the Academy business, net of transactions costs of $5.5 million, which were contingent on the sale closing.

(9)
For the year ended December 31, 2023, the adjustment for the tax receivable agreement liability related to a change in estimates of future TRA payments.

For the year ended December 31, 2022, includes the adjustment for the tax receivable agreement liability related to the expected realization of certain tax benefits after concluding that such TRA payments would be probable based on estimates of future taxable income over the term of the TRA.

For the year ended December 31, 2021, includes a $92.6 million expense for the tax receivable agreement liability related to the expected realization of certain tax benefits, including the release of a valuation allowance, in connection with the sale of the restricted Endeavor Content business, which closed in January 2022, and a $9.1 million expense due to a change in estimates related to the tax receivable agreement liability.

(10)
For the year ended December 31, 2023, other costs were comprised primarily of gains of approximately $18 million on foreign currency exchange transactions, which related to all of our segments and Corporate and other; gains of approximately $6 million on the sales of certain businesses, which relates to our Events, Experiences & Rights segment; a gain of approximately $5 million related to the change in the fair value of forward foreign exchange contracts, which related to our Events, Experiences & Rights segment and Corporate and other; a gain of approximately $5 million from the resolution of a contingency; a $3 million release of an indemnity reserve recorded in connection with an acquisition, which related to our Events, Experiences & Rights segment; and $3 million of costs related to our evaluation of strategic alternatives, which related to Corporate and other.

For the year ended December 31, 2022, other was comprised primarily of losses of approximately $26 million on foreign exchange transactions, which related to all of our segments and Corporate and other, a gain of approximately $23 million related to the sale of DBH, which related to our Owned Sports Properties segment and losses of approximately $7 million related to forward foreign exchange contracts which related to our Events, Experiences & Rights segment and Corporate and other.

For the year ended December 31, 2021, other was comprised primarily of approximately $29 million related to a loss on debt extinguishment, which related primarily to Corporate and other, losses of approximately $17 million on foreign exchange transactions, which related to all of our segments and Corporate and other, and a loss of approximately $8 million related to non-cash fair value adjustments of embedded foreign currency derivatives.

LIQUIDITY AND CAPITAL RESOURCES

Historical liquidity and capital resources

Sources and uses of cash

Cash flows from operations have historically funded our day-to-day operations, revenue-generating activities, and routine capital expenditures, as well as serviced our long-term debt. Our other principal use of cash has been the acquisition of businesses, which have been funded primarily through equity contributions from our pre-IPO institutional investors, the issuance of long-term debt and proceeds from our initial public offering and other sales of our equity.

Debt facilities

As of December 31, 2023, we had an aggregate of $5.0 billion outstanding indebtedness under our first lien credit agreement entered into by certain of our subsidiaries in May 2014 in connection with the acquisition of IMG (as amended, restated, modified and/or supplemented from time to time, the "Credit Facilities") and UFC Holdings, LLC’s term loan and revolving credit facilities (the "UFC Credit Facilities" and, collectively with the Credit Facilities, the "Senior Credit Facilities"). As of December 31, 2023, we had total borrowing capacity of $405 million under the Senior Credit Facilities, of which approximately $375 million was available to borrow.

Credit Facilities

As of December 31, 2023, we have borrowed an aggregate of $2.2 billion of term loans under the Credit Facilities. The loans bear interest at a variable interest rate equal to either, at our option, Secured Overnight Financing Rate ("SOFR") plus a credit spread adjustment (as defined in the credit agreement), or the Alternate Base Rate (the "ABR") plus an applicable margin. SOFR term loans accrue interest at a rate equal to SOFR plus 2.75%, with a SOFR floor of 0.00%. ABR term loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.5%, (b) the prime rate, (c) SOFR for a one-month interest period plus 1.00% and (d) 1.00%, plus (ii) 1.75%. The term loans under the Credit Facilities include 1% principal amortization payable in equal quarterly installments and mature on May 18, 2025.

In May 2019, we executed $1.5 billion in interest rate hedges to swap a portion of our debt from floating interest expense to fixed. Originally, the LIBOR portion of the facility had been fixed at a coupon of 2.12% for five years commencing from June 2019 until June 2024. In June 2023, we executed amendments to transition the interest rate swaps from LIBOR to SOFR with a new average fixed coupon of approximately 2.05% effective July 31, 2023. In August 2022, we entered into $750 million of an additional interest rate hedge to swap a portion of our debt from floating interest expense to fixed. Originally, the LIBOR portion of the facility had been fixed at a coupon of 3.162% commencing from August 2022 until August 2024. In June 2023, we executed an amendment to transition the interest rate swap from LIBOR to SOFR with a new fixed coupon of approximately 3.10% effective July 31, 2023. As of December 31, 2023, our term loans under the Credit Facilities are fully hedged. See Note 11, "Debt," to our audited consolidated financial statements included elsewhere in this Form 8-K for further detail on the Credit Facilities.

As of December 31, 2023, we have the option to borrow incremental term loans in an aggregate amount equal to at least $550.0 million, subject to market demand, and may be able to borrow additional funds depending on our First Lien Leverage Ratio (as defined under the Credit Facilities). The credit agreement governing our Credit Facilities includes certain mandatory prepayment provisions relating to, among other things, the incurrence of additional debt.

The Credit Facilities also include a revolving credit facility which has $200.0 million of capacity with letter of credit and swingline loan sub-limits of up $20.0 million. Revolving credit facility borrowings under the Credit Facilities bear interest at a variable interest rate equal to either, at our option, SOFR plus a credit spread adjustment, or the ABR plus an applicable margin. SOFR revolving loans accrue interest at a rate equal to SOFR plus 2.00-2.50%, depending on the First Lien Leverage Ratio, with a SOFR floor of 0.00%. ABR revolving loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate, (c) SOFR for a one-month interest period plus 1.00% and (d) 1.00%, plus (ii) 1.00-1.50%, depending on the First Lien Leverage Ratio. We pay Letter of Credit fees of 0.125% and a commitment fee of 0.25-0.50%, based on our First Lien Leverage Ratio. As of December 31, 2023, we had no borrowings outstanding under this revolving credit facility and outstanding letters of credit of $28.9 million. The revolving facility matures on November 18, 2024.

The revolving facility under the Credit Facilities is subject to a financial covenant if greater than 35% of the borrowing capacity of the revolving credit facility is utilized (excluding cash collateralized letters of credit and non-cash collateralized letters of credit of up to $50.0 million) at the end of each quarter. This covenant was not applicable on December 31, 2023, as we had no borrowings outstanding under this revolving credit facility.

The Credit Facilities contain certain restrictive covenants around indebtedness, liens, fundamental changes, guarantees, investments, asset sales, and transactions with affiliates.

The borrower’s obligations under the Credit Facilities are guaranteed by certain of our indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions. All obligations under the Credit Facilities and the related guarantees are secured by a perfected first priority lien on substantially all of the borrower’s and the guarantors’ tangible and intangible assets, in each case, subject to permitted liens and certain exceptions.

UFC Credit Facilities

As of December 31, 2023, we have borrowed an aggregate of $2.7 billion of first lien term loans under the UFC Credit Facilities. Borrowings under the UFC Credit Facilities bear interest at a variable interest rate equal to either, at our option, SOFR plus a credit spread adjustment (as defined in the UFC credit agreement), or the ABR plus an applicable margin. SOFR term loans accrue interest at a rate equal to SOFR plus 2.75%-3.00%, depending on the First Lien Leverage Ratio, in each case with a SOFR floor of 0.75%. ABR term loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.5%, (b) the prime rate, (c) SOFR for a one-month interest period plus 1.00% and (d) 1.75%, plus (ii) 1.75%-2.00%. The term loans under the UFC Credit Facilities include 1.00% principal amortization payable in equal quarterly installments and mature on April 29, 2026. See Note 11, "Debt" to our audited consolidated financial statements included elsewhere in this Form 8-K for further detail on the UFC Credit Facilities.

As of December 31, 2023, we have the option to borrow incremental loans in an aggregate amount equal to at least $455.0 million, subject to market demand, and may be able to borrow additional funds depending on our First Lien Leverage Ratio (as defined under the UFC Credit Facilities). The credit agreement governing the UFC Credit Facilities includes certain mandatory prepayment provisions relating to, among other things, the incurrence of additional debt.

The UFC Credit Facilities also include a revolving credit facility, which has $205.0 million of total borrowing capacity and letters of credit up to $40.0 million. Revolving credit facility borrowings under the UFC Credit Facilities bear interest at a variable interest rate equal to either, at our option, SOFR plus a credit spread adjustment or ABR plus an applicable margin. SOFR revolving loans accrue interest at a rate equal to SOFR plus 2.75-3.00%, depending on the First Lien Leverage Ratio, in each case with a SOFR floor of 0.00%. ABR revolving loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate, (c) SOFR for a one-month interest period plus 1.00% and (d) 1.00%, plus (ii) 2.50-3.00%, depending on the First Lien Leverage Ratio. We pay a commitment fee on the revolving credit facility under the UFC Credit Facilities of 0.25-0.50%, based on the First Lien Leverage Ratio and Letter of Credit fees of 0.125%. As of December 31, 2023, we had no borrowings outstanding under this revolving credit facility and no letters of credit outstanding. The revolving facility under the UFC Credit Facilities matures on October 29, 2024.

The revolving facility under the UFC Credit Facilities is subject to a financial covenant if greater than 35% of the borrowing capacity of the revolving credit facility (excluding cash collateralized letters of credit and non-cash collateralized letters of credit of up to $10.0 million) is utilized at the end of any fiscal quarter. This covenant was not applicable on December 31, 2023, as we had no borrowings outstanding under this revolving credit facility.

The UFC Credit Facilities contain certain restrictive covenants around indebtedness, liens, fundamental changes, guarantees, investments, asset sales and transactions with affiliates.

The borrower’s obligations under the UFC Credit Facilities are guaranteed by certain of UFC Parent’s indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions. All obligations under the UFC Credit Facilities and the related guarantees are secured by a perfected first priority lien on substantially all of the borrower’s and the guarantors’ tangible and intangible assets, in each case, subject to permitted liens and certain exceptions.

Restrictions on dividends

Both the Credit Facilities and the UFC Credit Facilities contain restrictions on our ability to make distributions and other payments from the respective credit groups and which therefore limit our ability to receive cash from our operating units to make dividends to the holders of Class A common stock. These restrictions on dividends include exceptions for, among other things, (1) amounts necessary to make tax payments, (2) a limited annual amount for employee equity repurchases, (3) distributions required to fund certain parent entities, (4) other specific allowable situations and (5) a general restricted payment basket, as defined in each of the Credit Facilities and the UFC Credit Facilities.

Other debt

As of December 31, 2023, we had certain other revolving line of credit facilities and long-term debt liabilities, primarily related to On Location, with total committed amounts of $62.9 million, of which none was outstanding and $52.5 million was available for borrowing based on the supporting asset base. Such facilities have maturity dates in 2025, bearing interest at rates of 2.75% plus SOFR.

Our On Location revolving credit agreement has $42.9 million of total borrowing capacity and letter of credit sub-limits of up to $3.0 million (the "OL Credit Facility"). As of December 31, 2023, we had no borrowings outstanding under the OL Credit Facility and no letters of credit outstanding. The OL Credit Facility matures on the earlier of August 2026 or the date that is 91 days prior to the maturity date of the term loans under the Credit Facilities. The OL Credit Facility contains restrictions that are substantially similar to those in the Credit Facilities and the UFC Credit Facilities.

The OL Credit Facility is subject to a financial covenant if greater than 40% of the borrowing capacity is utilized (excluding cash collateralized letters of credit and non-cash collateralized letters of credit of up to $2.0 million) at the end of each quarter. This covenant was not applicable on December 31, 2023, as we had no borrowings outstanding under this revolving credit facility.

Cash Flows Overview

Years ended December 31, 2023, 2022 and 2021

	Years Ended December 31,
(in thousands)	2023	2022	2021
Net cash provided by operating activities from continuing operations	$309,843	$481,206	$330,120
Net cash provided by (used in) investing activities from continuing operations	787,790	67,217	(621,039)
Net cash (used in) provided by financing activities from continuing operations	(734,158)	(549,909)	960,175

DISCONTINUED OPERATIONS:
Net cash provided by operating activities	$83,754	$21,728	$3,479
Net cash used in investing activities	(57,339)	(771,752)	(38,041)
Net cash flows provided by (used in) discontinued operations	$26,415	$(750,024)	$(34,562)

December 31, 2023 compared to December 31, 2022

Operating activities decreased from $481.2 million of cash provided in the year ended December 31, 2022 to $309.8 million of cash provided in the year ended December 31, 2023. Cash provided in the year ended December 31, 2023 was primarily due to net income for the year of $551.7 million, which included the gain on sale of the Academy business and non-cash items of $(44.1) million, offset by increases in deferred costs of $280.6 million primarily due to the advanced payments made by us in the buildup to the Olympics. Cash provided in the year ended December 31, 2022 was primarily due to net income for the year of $310.0 million, which included non-cash items totaling $410.4 million, offset by the increase in accounts receivable of $198.0 million and other current assets of $79.9 million due to timing of events.

Investing activities increased from $67.2 million of cash provided in the year ended December 31, 2022 to $787.8 million of cash provided in the year ended December 31, 2023. Cash provided in the year ended December 31, 2023 primarily reflects net cash proceeds received from the sale of businesses of $1.077 billion, primarily driven by the sale of the Academy business, offset by payments for capital expenditures and investments in non-controlled affiliates totaling $304.6 million. Cash provided in the year ended December 31, 2022 primarily reflects payments for acquisitions of businesses, primarily for Madrid Open and Barrett-Jackson, of $684.3 million as well as capital expenditures and investments in non-controlled affiliates totaling $179.2 million offset by net cash proceeds received primarily from the sale of the restricted Endeavor Content business and the DBH business of $924.8 million.

Financing activities increased from $549.9 million of cash used in the year ended December 31, 2022 to $734.2 million of cash used in the year ended December 31, 2023. Cash used in the year ended December 31, 2023 primarily reflects net payments for debt, acquisition of non-controlling interests, the repurchase of Class A common stock, distributions, dividends, and payments under the tax receivable agreement of $118.9 million, $237.4 million, $200.0 million, $70.7 million, $54.5 million, and $37.5 million, respectively. Cash used in the year ended December 31, 2022 primarily reflects net payments on debt of $578.1 million as well as distributions, payments of contingent consideration related to acquisitions and redemption of certain pre-IPO equity interests totaling $64.3 million offset by net cash proceeds received in connection with the acquisition of non-controlling interests of $92.5 million.

Net cash flows for discontinued operations changed from $(750.0) million of net cash used in discontinued operations in the year ended December 31, 2022 to $26.4 million of cash provided by discontinued operations in the year ended December 31, 2023. Net cash provided in the year ended December 31, 2023 was primarily driven by net income of $5.7 million, which included non-cash items totaling $66.9 million, and a net increase in working capital offset by cash used in investing for capital expenditures and acquisitions. Net cash used in the year ended December 31, 2022 was primarily driven by the acquisition of OpenBet.

December 31, 2022 compared to December 31, 2021

Operating activities improved from $330.1 million of cash provided in the year ended December 31, 2021 to $481.2 million of cash provided in the year ended December 31, 2022 due to our improved operating results. Cash provided in the year ended December 31, 2022 was primarily due to net income for the year of $310.0 million, which included non-cash items totaling $410.4 million, offset by the increase in accounts receivable of $198.0 million and other current assets of $79.9 million due to timing of events. Cash provided in the year ended December 31, 2021 primarily represents a net loss of $(495.5) million from the continued recovery from COVID-19, higher amortization of content costs of $584.9 million from content deliveries at Endeavor Content and an increase in equity-based compensation expense of $530.9 million partially offset by an increase in other assets of $800.9 million from additional investments in Endeavor Content film assets and an increase in accounts receivable of $330.8 million.

Investing activities improved from $(621.0) million of cash used in the year ended December 31, 2021 to $67.2 million of cash provided in the year ended December 31, 2022. Cash provided in the year ended December 31, 2022 primarily reflects payments for acquisitions of businesses, primarily for Madrid Open and Barrett-Jackson, of $684.3 million as well as capital expenditures and investments in non-controlled affiliates totaling $179.2 million offset by net cash proceeds received primarily from the sale of the restricted Endeavor Content business and the DBH business of $924.8 million. Cash used in the year ended December 31, 2021 primarily reflects payments for acquisitions of businesses, primarily for NCSA, DBH, and Mailman, of $401.5 million, investments in non-controlled affiliates, primarily Learfield IMG College, of $151.1 million and capital expenditures of $99.3 million.

Financing activities changed from $960.2 million of cash provided in the year ended December 31, 2021 to $(549.9) million of cash used in the year ended December 31, 2022. Cash used in the year ended December 31, 2022 primarily reflects net payments on debt of $578.1 million as well as distributions, payments of contingent consideration related to acquisitions and redemption of certain pre-IPO equity interests totaling $64.3 million offset by net cash proceeds received in connection with the acquisition of non-controlling interests of $92.5 million. Cash provided in the year ended December 31, 2021 primarily reflects proceeds from the equity offerings, net of underwriting discounts, primarily from the IPO and private placements, of $1,886.6 million partially offset by $835.7 million used for the UFC Buyout.

Net cash flows for discontinued operations changed from $(34.6) million of net cash used in discontinued operations in the year ended December 31, 2021 to $(750.0) million of cash used in discontinued operations in the year ended December 31, 2022. Net cash used in the year ended December 31, 2022 was primarily driven by the acquisition of OpenBet. Net cash used in the year ended December 31, 2021 was primarily driven by the acquisition of FlightScope.

Future sources and uses of liquidity

Our sources of liquidity are (1) cash on hand, (2) cash flows from operations, and (3) available borrowings under our Senior Credit Facilities (which borrowings would be subject to certain restrictive covenants contained therein). Based on our current expectations, we believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments, including long-term debt service for at least the next 12 months.

We expect that our primary liquidity needs will be cash to (1) provide capital to facilitate organic growth of our business, (2) fund future investments, acquisitions, and earn-outs and deferred purchase price payments from prior acquisitions, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) pay interest and principal when due on our Senior Credit Facilities, (6) make payments under the tax receivable agreement, (7) pay income taxes, (8) make distributions to members and (9) reduce our outstanding indebtedness under our Senior Credit Facilities.

We may also use our cash to pay quarterly cash dividends. In September and December 2023, the Company declared and paid quarterly cash dividends of $27.4 million and $27.1 million, respectively. The dividends were paid from Endeavor Operating Company to its common unit holders, including the Company, which, in turn, paid its portion as dividends to holders of shares of the Company's Class A common stock. We anticipate continuing to make quarterly cash dividends. Any future declaration, amount and payment of dividends will be at our sole discretion and depend upon factors, such as our results of operations, financial condition, earnings, capital requirements, restrictions in our debt agreements and legal requirements. Although we currently intend to pay regular quarterly cash dividends, we cannot provide any assurances that any regular dividends will be paid in any specified amount or at any particular frequency, if at all.

As of December 31, 2023, we completed our activity under the previously announced $300 million repurchase authorization and do not expect to effect any additional repurchases of shares of our Class A common stock under the authorization.

We expect to refinance the Senior Credit Facilities prior to the maturity of the outstanding loans, with the first maturity for outstanding term loans under the Senior Credit Facilities occurring in 2025. We currently anticipate being able to secure funding for such refinancing at favorable terms; however, our ability to do so may be impacted by many factors, including our growth and other factors specific to our business as well as macro- economic factors beyond our control.

Tax distributions by Endeavor Operating Company

Other than as described above and below, we expect to retain all our future earnings for use in the operation and expansion of our business.

Subject to funds being legally available and certain exceptions, we generally expect that Endeavor Operating Company will make distributions to each of its members, including the Endeavor Profits Units holders and Endeavor Manager, in amounts sufficient to pay applicable taxes attributable to each member’s allocable share of taxable income of Endeavor Operating Company. Tax distributions made in respect of Endeavor Operating Company Units (but not Endeavor Profits Units) will generally be made pro rata in respect of such Units, as described in the Endeavor Operating Company LLC Agreement. However, in certain situations, tax distributions made to Endeavor Manager may be reduced (relative to those tax distributions made to the other members of Endeavor Operating Company) to reflect the income tax rates to which Endeavor Manager and Endeavor Group Holdings are subject and certain other factors. Non pro-rata tax distributions may be paid to holders of Endeavor Profits Units. Further, there are no assurances that Endeavor Operating Company will make distributions sufficient to cover the taxes on its members allocable share of taxable income, and in some cases, Endeavor Operating Company may not make distributions sufficient for some or all of Endeavor Operating Company’s equity holders to pay such taxes.

Tax receivable agreement

Generally, we are required under the tax receivable agreement to make payments to certain persons that held direct or indirect interest in EOC and UFC Parent prior to the IPO ("TRA Holders") that are generally equal to 85% of the applicable cash tax savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using certain assumptions) as a result of favorable tax attributes that will be available to us as a result of certain transactions contemplated in connection with our IPO, exchanges of Endeavor Operating Company Units for Class A common stock or cash and payments made under the tax receivable agreement. We will generally be entitled to retain the remaining 15% of these cash tax savings. Payments will be due only after we have filed our U.S. federal and state income tax returns. Payments under the tax receivable agreement will bear interest from the due date of the tax return reflecting the applicable tax benefits. We currently expect to fund these payments from cash flows from operations generated by our subsidiaries as well as from excess tax distributions that we receive from our subsidiaries. The amounts payable under the tax receivable agreement will vary depending upon a number of factors, including tax rates in effect, as well as the amount, character and timing of the taxable income of EGH in the future. As of December 31, 2023, we had a tax receivable agreement liability of $990.5 million recorded for all exchanges that have occurred as of this date.

Under the tax receivable agreement, as a result of certain types of transactions or occurrences, including a transaction resulting in a change of control or a material breach of our obligations under the tax receivable agreement, we may also be required to make payments to the TRA Holders in amounts equal to the present value of future payments we are obligated to make under the tax receivable agreement, calculated utilizing assumptions set forth in the tax receivable agreement. If the payments under the tax receivable agreement are accelerated, we may be required to raise additional debt or equity to fund such payments. To the extent that we are unable to make payments under the tax receivable agreement as a result of having insufficient funds (including because our credit agreements restrict the ability of our subsidiaries to make distributions to us) such payments will generally be deferred and will accrue interest until paid.

Contractual Obligations, Commitments and Contingencies

The following table represents our contractual obligations as of December 31, 2023, aggregated by type.

	Payments due by period
(in thousands)	Total	2024	2025-2026	2027-2028	After 2028
Long-term debt, principal repayments(1)	$5,061,164	$75,388	$4,929,717	$42,658	$13,401
Long-term debt, interest payments(2)	821,375	393,500	419,795	6,370	1,710
Operating lease liabilities(3)	421,164	94,924	171,383	97,091	57,766
Finance lease liabilities(4)	615,457	27,554	49,195	40,136	498,572
Purchase obligations/guarantees(5)	2,973,348	809,009	929,240	878,413	356,686
Total	9,892,508	1,400,375	6,499,330	1,064,668	928,135

(1) The principal balance of certain term loans is repaid on a quarterly basis at an amortization rate of 0.25% per quarter, with the balance due at maturity. See Note 11, "Debt," to our audited consolidated financial statements included elsewhere in this Form 8-K for further detail.

(2) Variable interest rate payments on our long-term debt are calculated based on the current interest rate as of December 31, 2023 and the scheduled maturity of the underlying loans. Interest payments also include a commitment fee of 0.25% that we are required to pay on the unused balance of our revolving credit facilities under the Senior Credit Facilities.

(3) Our operating leases are primarily for office facilities, equipment and vehicles. Certain of these leases contain provisions for rent escalations or lease concessions. The operating lease amounts in the above table exclude amounts for discontinued operations (described in Note 4, "Discontinued Operations," to our audited consolidated financial statements included elsewhere in this Form 8-K) of $2.9 million, $4.7 million, $3.0 million, and $2.2 million for the periods of 2024, 2025-2026, 2027-2028, and after 2028, respectively.

(4) Our finance lease liabilities are primarily related to the finance lease assets acquired as part of the acquisition of WWE as described in Note 5, "Acquisitions and Divestitures," to our audited consolidated financial statements included elsewhere in this Form 8-K. Our finance lease payments include $358.8 million related to options to extend WWE’s global headquarters lease that are reasonably certain of being exercised.

(5) We routinely enter into purchase or guarantee arrangements for media, event or other representation rights. The purchase or guarantee arrangements in the above table include amounts for discontinued operations (described in Note 4, "Discontinued Operations," to our audited consolidated financial statements included elsewhere in this Form 8-K) of $227.4 million, $374.4 million, $261.7 million, and $317.8 million for the periods of 2024, 2025-2026, 2027-2028 and after 2028, respectively.

In addition, payment obligations due under the tax receivable agreement as of December 31, 2023 total $990.5 million, of which $156.2 million was paid in February 2024. The timing and amount of the remaining payments of $834.3 million is dependent upon a number of different considerations, which may include the amount of future taxable income and the realization (or deemed realization) of tax benefits subject to the TRA in each fiscal year. See "Tax receivable agreement" above.

Critical Accounting Estimates

The preparation of our consolidated financial statements requires us to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates.

We believe the following estimates related to certain of our critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See Note 2, "Summary of Significant Accounting Policies," to our audited consolidated financial statements included elsewhere in this Form 8-K for a summary of our significant accounting policies.

Revenue Recognition

We have revenue recognition policies for our various operating segments that are appropriate to the circumstances of each business.

In accordance with ASC 606, Revenue from Contracts with Customers ("ASC 606"), revenue is recognized when control of the promised goods or services is transferred to the Company’s customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. ASC 606 requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and estimates, and changes in those estimates.

Arrangements with Multiple Performance Obligations

We have various types of contracts with multiple performance obligations, primarily consisting of multi-year sponsorship and media rights agreements. The transaction price in these types of contracts is allocated on a relative standalone selling price basis. We typically determine the standalone selling price of individual performance obligations based on management estimates, unless standalone selling prices are observable through past transactions. Estimates used to determine a performance obligation’s standalone selling price impact the amount and timing of revenue recognized, but not the total amount of revenue to be recognized under the arrangement.

Principal versus Agent

We enter into many arrangements that require management to determine whether we are acting as a principal or an agent. This determination involves judgment and requires evaluation as to whether the Company controls the goods or services before they are transferred to the customer. As part of this analysis, the Company considers whether we are primarily responsible for fulfillment of the promise to provide the specified service, have inventory risk and have discretion in establishing prices. For events, this determination is primarily based on whether an event is owned by us or whether we are providing an event management service. For media rights distribution, this determination is primarily based on whether we have control over the media rights including inventory risk and setting pricing with customers. For re-billable expenses related to advertising and brand activation services, this determination is primarily based on whether we are primarily responsible for fulfillment of the services to the customer. If our determinations were to change, the amounts of our revenue and operating expenses may be different.

Timing of Recognition

Commission-based Representation and Licensing Revenue

For arrangements where we earn commissions or royalties based on a client’s sales, earnings or back-end profits, we recognize revenue either over time or at the point in time that our client performs in accordance with the terms of their engagement. We earn packaging revenue directly from studios/production companies (in lieu of receiving a commission from a client) for our role in arranging the creation, development and/or production of a program to be exhibited on broadcast or cable television, streaming, video-on-demand or similar platforms. A package typically involves an initial fee per episode as well as a back-end profit participation paid directly from a studio. We generally recognize the initial fee when a program is completed and delivered to the network.

When our commission is generated from an arrangement that involves an underlying license of intellectual property, we recognize such revenue in accordance with the sales-or usage-based royalty exception under ASC 606. Such arrangements primarily include:

•
Client profit participation: primarily relates to our client’s participation in the net profitability of an episodic television series or feature film in which they have played a role. Once the profit participation metric is achieved, we recognize commission revenue related to the sales or usage of the underlying functional intellectual property over time as the sales or usage occurs. The amount of revenue recognized is based on either statements received or management’s best estimate of sales or usage in a period when statements are received on a lag. If our estimates and judgments were to change, the timing and amount of revenue recognized may be different.
•
Package back-end profit participation: relates to our right to participate in the profitability of a television program, which is generally equal to a percentage of a contractually defined profitability measure. Once the profit participation metric is achieved, we recognize revenue related to the sales or usage of the underlying functional intellectual property over time as the sales or usage occurs. The amount of revenue recognized is based on either statements received or management’s best estimate of sales or usage in a period, if statements are received on a lag. If our estimates and judgments were to change, the timing and amount of revenue recognized may be different.
•
Licensing: relates to royalties or commissions from sales of licensed merchandise. The nature of the licensing arrangements is typically symbolic intellectual property, inclusive of logos, trade names, and trademarks related to merchandise sales. We recognize revenue related to the sales or usage of the underlying symbolic intellectual property over time as the sales or usage occurs. The amount of revenue recognized is based on either statements received or management’s best estimate of sales or usage in a period, if statements are received on a lag. If our estimates and judgments were to change, the timing and amount of revenue recognized may be different.

Content Development-based Revenue

Revenue from production services and studio fees for the production and licensing of original content, including television properties, documentaries, and films, is recognized when the content becomes available for exploitation and has been accepted by the customer. Revenue from production services of live entertainment and sporting events is recognized at the time of the event on a per event basis. Revenue from production services of editorial video content is recognized when the content is delivered to and accepted by the customer and the license period begins. Revenue for license fees that include a royalty is recognized in the period the royalty is generated following the sales and usage-based royalty exception for licenses of functional intellectual property.

Content Distribution and Sales-based Revenue

License fees from live entertainment and sporting event media rights are recognized when the event is aired. License fees for non-live event programming are recognized when the program has been delivered and is available for exploitation. Commission revenue from distribution and sales arrangements for television properties, documentaries and films of independent production companies is recognized when the underlying content becomes available for view or telecast and has been accepted by the customer.

Event-based Revenue

We earn revenue from events that we control in addition to providing event related services to events controlled by third parties. For controlled events (owned or licensed), revenue is generally recognized for each performance obligation over the course of the event, multiple events, or contract term in accordance with the pattern of delivery for the particular revenue source. Advance ticket sales, participation entry fees, hospitality sales and bundled experience packages are recorded as deferred revenue pending the event date. For event management related services to third party controlled events, revenue is generally recognized over the course of the event, multiple events, or contract term in accordance with the pattern of delivery for the service. If such revenues were recognized based on another basis, or if we made different determinations about which method to apply to a given arrangement, the timing of our revenue and operating expenses may be different.

Service Fee-based Revenue

We provide marketing and consultancy services to brands with expertise in brand strategy, activation, sponsorships, endorsements, creative development and design, digital and original content, public relations, live events, branded impact, and B2B services. Marketing revenue is either recognized over time, based on the number of labor hours incurred, costs incurred or time elapsed based on the Company’s historical practice of transferring similar services to customers, or at a point in time for live event activation engagements. Consulting fees are typically recognized over time, either based on the number of labor hours incurred or evenly throughout the service period.

Revenue from our digital streaming video solutions is generally recognized upon delivery of the offering to the consumer or over the course of an over-the-top distribution platform subscription agreement term. Revenues from subscription services based on usage, such as data volume, are generally recognized as services are utilized by the customer.

Prior to the sale of the Academy in June 2023, revenue from our Academy was recognized ratably over the period of the athletes’ enrollment or attendance at a facility, as the services provided were substantially the same throughout the service period.

If such revenues were recognized based on another basis, or if we made different determinations about which method to apply to a given arrangement, the timing of our revenue and operating expenses may be different.

Pay-per-view Revenue

We recognize revenue from pay-per-view ("PPV") programming from owned live sporting events when the event is aired. PPV programming is distributed through cable, satellite and digital providers. We receive a fixed license fee for our domestic residential PPV programming under a long-term contract. For our international and commercial PPV, the amount of revenue recognized is based upon management’s initial estimate of variable consideration related to the number of buys achieved. This initial estimate is based on preliminary buy information received from certain PPV distributors and is subject to adjustment as new information regarding the number of buys is received, which is generally up to 120 days subsequent to the live event. If our estimates of buys achieved were to change, the timing and amount of our revenue may be different.

Sports Data & Technology Revenue (presented as discontinued operations)

Technology platforms revenue includes revenue generated by providing gaming operators licenses for comprehensive sports betting technology solutions enabling end-to-end operation of online sports betting. We currently offer our technology solutions software, which is functional intellectual property, on a term basis of three to five years and offer our technology solutions based on two different approaches to the market: (i) fixed-fee license; and (ii) revenue-share license. For the fixed-fee license, revenue is recognized over the customer development period and for license renewals, upon commencement of the renewal license period. For the revenue-share license, revenue is variable in nature, and as such, revenue is recognized in the period the revenue share is generated in accordance with the sales and usage-based royalty exception for licenses of functional intellectual property. Technology platforms revenue mainly includes technology solutions software, development services and support services. Development services and support services are distinct performance obligations and are recognized over time based on the number of development service hours performed or on a straight-line basis, respectively. We allocate the transaction price to the performance obligations contained within an arrangement based upon their relative stand-alone selling price. For the revenue-share licenses, we allocate the variable revenue to the license performance obligation.

Sports streaming and data revenue includes revenue generated via streaming and data rights fees and by providing information and features that enhance the betting experience. Sports streaming and data revenue is recognized as follows: (i) fixed license fees are recognized when sport matches take place, and (ii) variable fees are recognized in the period the revenue is generated in accordance with the as-invoiced practical expedient.

Goodwill

Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. We perform our goodwill impairment test at the reporting unit level, which is one level below the operating segment level. As of October 1, 2023, the date of testing, we had four operating and reportable segments, consistent with the way management made decisions and allocated resources to the business and we had ten reporting units across these four segments.

We have the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. A qualitative assessment includes, but is not limited to, consideration of the results of our most recent quantitative impairment test, consideration of macroeconomic conditions, and industry and market conditions. If we can support the conclusion that it is "not more likely than not" that the fair value of a reporting unit is less than its carrying amount under the qualitative assessment, we would not need to perform the quantitative impairment test for that reporting unit.

If we cannot support such a conclusion or we do not elect to perform the qualitative assessment then we must perform the quantitative impairment test. The quantitative goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. To determine the fair value of our reporting units, we generally use a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. We apply what we believe to be the most appropriate valuation methodology for each of our reporting units. We believe our estimates of fair value are consistent with how a marketplace participant would value our reporting units.

The discounted cash flow analyses are sensitive to our estimates of future revenue growth and margins for these businesses along with discount rates. Our long-term cash flow projections are estimates and inherently subject to uncertainty, particularly during periods of adverse economic conditions. Significant estimates and assumptions specific to each reporting unit include revenue growth, profit margins, terminal value growth rates, discount rates and other assumptions deemed reasonable by management. Where a market approach is utilized, we use judgment in identifying the relevant comparable-company market multiples. These estimates and assumptions may vary between each reporting unit depending on the facts and circumstances specific to that unit. If we had established different reporting units or utilized different valuation methodologies or assumptions, the impairment test results could differ.

If the carrying amount of a reporting unit exceeds its fair value, such excess is recognized as an impairment. For the year ended December 31, 2023, our annual impairment test and interim impairment tests performed during the year resulted in impairment charges of $31.8 million, which are included in our Events, Experiences & Rights segment. A continued decline in the results of the reporting units could result in additional impairment charges in the future.

We believe that the estimates and assumptions we made in our quantitative analysis are reasonable, but they are susceptible to change from period to period. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability, adverse market conditions, significant client losses, changes in spending levels of our existing clients or a different economic outlook than currently estimated by management could have a significant impact on the estimated fair value of our reporting units and could result in an impairment charge in the future.

Intangible Assets

For finite-lived intangible assets that are amortized, we evaluate assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the estimated undiscounted future cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, an impairment would be measured as the difference between the fair value of the group’s long-lived assets and the carrying value of the group’s long-lived assets. We define an asset group by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets. If identified, the impairment is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts, but only to the extent the carrying value of each asset is above its fair value.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. We have the option to perform a qualitative assessment to determine if an impairment is "more likely than not" to have occurred. In the qualitative assessment, we must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that "more likely than not" exceeds its fair value. We must then conduct a quantitative analysis if we (1) determine that such an impairment is "more likely than not" to exist, or (2) forego the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Determining whether a long-lived asset is impaired requires various estimates and assumptions, including whether a triggering event has occurred, the identification of the asset groups, estimates of future cash flows and the discount rate used to determine fair values. If we had established different asset groups or utilized different valuation methodologies or assumptions, the impairment test results could differ, and we could be required to record impairment charges.

For the year ended December 31, 2023, we recorded impairment charges of $43.1 million for finite-lived and indefinite-lived intangible assets, which are included in our Events, Experiences & Rights segment.

Investments

We have various equity investments that we account for under the equity method, equity investments with readily determinable fair values and equity investments without readily determinable fair values. The fair value of these investments is dependent on the performance of the investee companies as well as volatility inherent in the external markets for these investments. In assessing the potential impairment of these investments, we consider these factors as well as the forecasted financial performance of the investees and market values, where available. If these forecasts are not met or market values indicate an other-than-temporary decline in value, impairment charges may be required. We also remeasure our equity investments without readily determinable fair values when there is an observable transaction in a similar class of security to our investment.

Income Taxes

EGH was incorporated as a Delaware corporation in January 2019. It was formed as a holding company for the purpose of completing an IPO and other related transactions. As the sole managing member of Endeavor Manager, which is the sole managing member of EOC, EGH operates and controls all the business and affairs of EOC, and through EOC and its subsidiaries, conducts the Company’s business. EGH is subject to corporate income tax on its share of taxable income or loss of EOC, derived from Endeavor Manager. EOC is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income tax. However, certain of EOC’s subsidiaries are subject to U.S. or foreign corporate income tax. In addition, TKO, which is a consolidated subsidiary of EGH, is subject to corporate income tax.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by us in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as application of tax laws in the jurisdictions in which we operate. A valuation allowance is provided when we determine that it is "more likely than not" that a portion of a deferred tax asset will not be realized. Our deferred tax positions may change if our estimates regarding future realization of deferred tax assets were to change.

A minimum probability threshold for a tax position must be met before a financial statement benefit is recognized. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The tax benefits ultimately realized by us may differ from those recognized in our financial statements based on a number of factors, including our decision to settle rather than litigate a matter, relevant legal precedent related to similar matters and our success in supporting its filing positions with taxing authorities.

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the consolidated statements of operations. Accrued interest and penalties are included in the related tax liability line in the consolidated balance sheet.

Tax Receivable Agreement Liability

Generally, we are required under the tax receivable agreement to make payments to the TRA Holders that are generally equal to 85% of the applicable cash tax savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using certain assumptions) as a result of favorable tax attributes that will be available to us as a result of certain transactions contemplated in connection with our IPO, exchanges of Endeavor Operating Company Units for Class A common stock or cash and payments made under the tax receivable agreement. The actual tax benefit, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, which may include, among others, the timing of redemptions or exchanges by members of Endeavor Operating Company, the price of our Class A common stock at the time of the redemptions or exchanges, the extent to which such redemptions or exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, and the portion of our payments under the tax receivable agreement constituting imputed interest. Estimating future taxable income is inherently uncertain and requires judgment. In projecting future taxable income, we consider our historical results as well as assumptions related to future forecasts for our various businesses by location. The impact of any changes in the total projected obligations recorded under the tax receivable agreement as a result of actual changes in the geographic mix of our earnings, changes in tax legislation and tax rates or other factors that may impact our actual tax savings realized will be reflected in income before taxes in the period in which the change occurs.

Consolidation

We typically consolidate entities in which we own more than 50% of the voting common stock and control operations, as well as variable interest entities ("VIE") for which we are deemed the primary beneficiary.

Evaluating whether an entity in which we have a variable interest is a VIE and whether we are the primary beneficiary requires management to make significant judgments involving evaluating the fair value and capitalization of the investee along with the most significant activities of the entity and the party that has power over those activities.

Business Combinations

We account for our business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Additionally, contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent by which the aggregate of the acquisition-date fair value of the consideration transferred and any non-controlling interest in the acquiree exceeds the recognized basis of the identifiable assets acquired, net of assumed liabilities. Determining the fair value of assets acquired, liabilities assumed and non-controlling interest requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives, among other items. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the consolidated statements of operations.

Non-Controlling Interests

Non-controlling interests in consolidated subsidiaries represent the component of common equity in consolidated subsidiaries held by third parties. Non-controlling interests with redemption features, such as put options, that are redeemable outside of our control are considered redeemable non-controlling interests and are classified as temporary equity on the consolidated balance sheet. Redeemable non-controlling interests are recorded at the greater of carrying value, which is adjusted for the non-controlling interests’ share of net income or loss, or estimated redemption value at each reporting period. Estimating the fair value or other redemption value requires management to make significant estimates and assumptions specific to each non-controlling interest including revenue growth, profit margins, terminal value growth rates, discount rates under the income approach and other assumptions such as market multiples for comparable companies. These estimates and assumptions may vary between each redeemable non-controlling interest depending on the facts and circumstances specific to that consolidated subsidiary.

Recent Accounting Standards

See Note 3, "Recent Accounting Pronouncements," to our audited consolidated financial statements included elsewhere in this Form 8-K for further information on certain accounting standards that have been recently adopted or that have not yet been required to be implemented and may be applicable to our future operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Endeavor Group Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Endeavor Group Holdings, Inc. and subsidiaries (the "Company" or “EGH”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income (loss), redeemable interests and shareholders’/ members’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2024 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

2023 Acquisitions – World Wrestling Entertainment – Refer to Notes 1, 2 and 5 to the financial statements

Critical Audit Matter Description

The consolidated financial statements include the accounts of all wholly-owned subsidiaries and other subsidiaries in which a controlling voting interest is maintained, which is typically present when the Company owns a majority of the voting interest in an entity and the non-controlling interests do not hold any substantive participating rights. The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination.

On September 12, 2023, the Company completed the transactions involving the business combination of World Wrestling Entertainment, Inc. (“WWE”), which is a media and entertainment company, and TKO Operating Company (“TKO OpCo”), which owns and operates the Ultimate Fighting Championship (“UFC”) (the “Transactions”). As part of the Transactions, among other things, a new, publicly listed company, TKO Group Holdings, Inc. (“TKO”), was formed. Upon closing, the Company holds a controlling interest in TKO, which became a consolidated subsidiary of the Company.

As a result of the Transactions, (A) the Company and/or its subsidiaries received (1) a 51.0% controlling non-economic voting interest in TKO on a fully-diluted basis and (2) a 51.0% economic interest on a fully-diluted basis in the operating subsidiary, TKO OpCo, which owns all of the assets of the UFC and WWE businesses after the closing of the Transactions, and (B) the stockholders of WWE received (1) a 49.0% voting interest in TKO on a fully-diluted basis and (2) a 100% economic interest in TKO, which in turn holds a 49.0% economic interest in TKO OpCo on a fully-diluted basis.

Auditing management’s application of the voting interest entity model to this transaction, including the evaluation of TKO for consolidation and the conclusion that the Company has control over TKO’s significant financial and operating decisions, required significant judgment. In particular, auditing management’s determination that certain rights granted to minority ownership interests did not meet the definition of participating rights and as such were determined to be protective rights, required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s assertion that it had control over TKO’s significant financial and operating decisions, and therefore should consolidate the entity included the following, among others:

•
We tested the effectiveness of controls over acquisitions, including management’s controls over whether the Company has obtained control over TKO.
•
We performed procedures, including inquiry with management and others involved with the purchase agreement and review of relevant documentation, to obtain an understanding of the business purpose and economic substance of the transaction.
•
With the assistance of professionals in our firm having expertise in accounting for acquisitions, we evaluated management’s conclusion regarding consolidation.
•
We evaluated management’s analysis of the significant activities (e.g., financing decisions, capital decisions and operating decisions), including which party had the control over such activities.
•
We considered the legal rights of the minority ownership interests (e.g., participating and protective) and evaluated whether these rights were substantive in nature such that they would prevent the Company from controlling the significant financial and operating decisions of TKO.
•
We compared the rights of each party to underlying legal documents.

Revenue Recognition – Refer to Notes 2 and 18 to the financial statements

Critical Audit Matter Description

The Company’s revenue is recognized when control of the promised goods or services is transferred to the Company’s customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. For contracts which have more than one performance obligation, the total transaction price is allocated based on observable prices or, if standalone selling prices are not readily observable, based on management’s estimate of each performance obligation’s standalone selling price. The Company has revenue recognition policies for its various operating segments based on the circumstances of each business.

Significant judgment is exercised by the Company in determining revenue recognition for certain multiple year customer arrangements with multiple performance obligations at inception or amendment, and includes the following:

•
Identification and evaluation of the treatment of contract terms that may impact the timing and amount of revenue recognized.
•
Determination of whether the services are considered distinct performance obligations.
•
Determination of the allocation of the transaction price to each distinct performance obligation.

We have identified revenue recognition for certain significant multiple year customer arrangements with multiple performance obligations at inception or amendment as a critical audit matter because of the significant audit effort necessary to evaluate the Company’s conclusions. This required a higher degree of auditor judgment and an increased extent of effort in auditing the accounting for these arrangements.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the revenue recognition for these significant multiple year customer arrangements at inception or amendment included the following, among others:

•
We tested the effectiveness of controls over revenue, including management’s controls over revenue recognition for these customer arrangements.
•
We evaluated the Company’s revenue recognition policy for arrangements with multiple performance obligations.
•
We obtained and read the underlying contracts, including master agreements, amended agreements, and other source documents that were part of the arrangement.
•
We tested management’s identification of the performance obligations within the customer contract.
•
We tested management’s allocation of transaction price to each distinct performance obligation.
•
We tested management’s assessment of whether to recognize revenue at a point in time or over time for the identified performance obligations in each contract
•
We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognition in the financial statements.

/s/ Deloitte & Touche LLP

New York, NY

February 28, 2024 (September 20, 2024 as to the effects of discontinued operations discussed in Note 4)

We have served as the Company's auditor since 2014.

ENDEAVOR GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$1,166,526	$767,828
Restricted cash	278,456	278,165
Accounts receivable (net of allowance for doubtful accounts of $58,026 and $51,755 respectively)	810,857	740,769
Deferred costs	606,207	235,320
Other current assets	432,042	291,428
Current assets of discontinued operations	170,459	223,226
Total current assets	3,464,547	2,536,736
Property, buildings and equipment, net	914,645	671,447
Operating lease right-of-use assets	309,704	336,555
Intangible assets, net	4,812,284	1,821,821
Goodwill	9,517,143	4,677,270
Investments	394,179	330,510
Deferred income taxes	430,339	770,498
Other assets	599,765	320,790
Long-term assets of discontinued operations	1,102,167	1,038,215
Total assets	$21,544,773	$12,503,842
LIABILITIES, REDEEMABLE INTERESTS AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$462,361	$513,016
Accrued liabilities	684,390	507,000
Current portion of long-term debt	58,894	88,309
Current portion of operating lease liabilities	73,899	63,900
Deferred revenue	802,344	643,421
Deposits received on behalf of clients	262,436	258,414
Current portion of tax receivable agreement liability	156,155	50,098
Other current liabilities	97,190	85,321
Current liabilities of discontinued operations	199,276	205,061
Total current liabilities	2,796,945	2,414,540
Long-term debt	4,969,417	5,080,237
Long-term operating lease liabilities	279,042	319,344
Long-term tax receivable agreement liability	834,298	961,623
Deferred tax liabilities	446,861	102,041
Other long-term liabilities	393,322	216,654
Long-term liabilities of discontinued operations	102,377	102,831
Total liabilities	9,822,262	9,197,270
Commitments and contingencies (Note 21)
Redeemable non-controlling interests	215,458	253,079
Shareholders' Equity:
Class A common stock, $0.00001 par value; 5,000,000,000 shares authorized; 298,698,490 and 290,541,729 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3	2
Class B common stock, $0.00001 par value; 5,000,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	—	—
Class C common stock, $0.00001 par value; 5,000,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	—	—
Class X common stock, $0.00001 par value; 4,983,448,411 and 4,987,036,068 shares authorized; 166,569,908 and 182,077,479 shares issued and outstanding as of December 31, 2023 and 2022, respectively	1	1
Class Y common stock, $0.00001 par value; 989,681,838 and 997,261,325 shares authorized; 225,960,405 and 227,836,134 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2	2
Additional paid-in capital	4,901,922	2,120,794
Accumulated deficit	(117,065)	(216,219)
Accumulated other comprehensive loss	(157)	(23,736)
Total Endeavor Group Holdings, Inc. shareholders' equity	4,784,706	1,880,844
Nonredeemable non-controlling interests	6,722,347	1,172,649
Total shareholders' equity	11,507,053	3,053,493
Total liabilities, redeemable interests and shareholders' equity	$21,544,773	$12,503,842

See accompanying notes to consolidated financial statements

ENDEAVOR GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2023	2022	2021
Revenue	$5,490,777	$5,007,603	$4,887,013
Operating expenses:
Direct operating costs	2,211,918	1,929,247	2,480,822
Selling, general and administrative expenses	2,590,173	2,278,205	2,252,750
Insurance recoveries	—	(1,099)	(68,190)
Depreciation and amortization	310,204	248,732	275,510
Impairment charges	74,912	689	4,524
Total operating expenses	5,187,207	4,455,774	4,945,416
Operating income (loss) from continuing operations	303,570	551,829	(58,403)
Other (expense) income:
Interest expense, net	(346,237)	(282,350)	(268,681)
Loss on extinguishment of debt	—	—	(28,628)
Tax receivable agreement liability adjustment	40,635	(873,264)	(101,736)
Other income, net	783,680	479,691	7,594
Income (loss) from continuing operations before income taxes and equity losses of affiliates	781,648	(124,094)	(449,854)
Provision for (benefit from) income taxes	208,890	(657,698)	(27,082)
Income (loss) from continuing operations before equity losses of affiliates	572,758	533,604	(422,772)
Equity losses of affiliates, net of tax	(21,018)	(223,604)	(72,733)
Income (loss) from continuing operations, net of tax	551,740	310,000	(495,505)
Discontinued operations:
Income from discontinued operations	16,679	20,858	32,831
Provision for income taxes	10,950	9,194	4,805
Income from discontinued operations, net of tax	5,729	11,664	28,026
Net income (loss)	557,469	321,664	(467,479)
Less: Net income (loss) attributable to non-controlling interests	200,953	192,531	(139,168)
Less: Net loss attributable to Endeavor Operating Company, LLC prior to the reorganization transactions	—	—	(31,686)
Net income (loss) attributable to Endeavor Group Holdings, Inc.	$356,516	$129,133	$(296,625)

Earnings (loss) per share of Class A common stock(1):
Basic from continuing operations	$1.19	$0.46	$(1.19)
Basic from discontinued operations	-	0.02	0.05
Basic	1.19	0.48	(1.14)

Diluted from continuing operations	$1.14	$0.43	$(1.19)
Diluted from discontinued operations	-	0.02	0.05
Diluted	1.14	0.45	(1.14)

Weighted average number of shares used in computing basic and diluted earnings (loss) per share:
Basic	298,915,993	281,369,848	262,119,930
Diluted	464,862,899	287,707,832	262,119,930

(1)
Basic and diluted loss per share of Class A common stock presented for 2021 is applicable only for the period from May 1, 2021 through December 31, 2021, which is the period following the initial public offering ("IPO") and the related Reorganization Transactions (as defined in Note 1 to the consolidated financial statements). See Note 14 for the calculation of the numbers of shares used in computation of net loss per share of Class A common stock and the basis for computation of net loss per share.

See accompanying notes to consolidated financial statements

ENDEAVOR GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Years Ended December 31,
	2023	2022	2021
Net income (loss)	$557,469	$321,664	$(467,479)
Other comprehensive income (loss), net of tax:
Change in unrealized gains/losses on cash flow hedges:
Unrealized gains (losses) on forward foreign exchange contracts	—	1,093	(185)
Reclassification of gains to net income (loss) for forward foreign exchange contracts	—	(842)	(708)
Unrealized gains on interest rate swaps	23,232	98,553	26,739
Reclassification of (gains) losses to net income (loss) for interest rate swaps	(59,423)	7,730	30,314
Foreign currency translation adjustments	64,346	1,507	(909)
Reclassification of foreign currency translation loss (gain) to net income (loss) for business divestiture	3,270	(127)	—
Total comprehensive income (loss), net of tax	588,894	429,578	(412,228)
Less: Comprehensive income (loss) attributable to non-controlling interests	208,487	239,729	(125,478)
Less: Net loss attributable to Endeavor Operating Company, LLC prior to the reorganization transactions	—	—	(12,021)
Comprehensive income (loss) attributable to Endeavor Group Holdings, Inc.	$380,407	$189,849	$(274,729)

See accompanying notes to consolidated financial statements

ENDEAVOR GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE INTERESTS AND SHAREHOLDERS’/ MEMBERS’ EQUITY

(In thousands, except share data)

	Year Ended December 31, 2023

										Accumulated	Total Shareholders'
	Redeemable							Additional		Other	Equity Attributable		Nonredeemable	Total
	Non-controlling	Class A Common Stock		Class X Common Stock		Class Y Common Stock		Paid-In	Accumulated	Comprehensive	to Endeavor Group		Non-controlling	Shareholders'
	Interests	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Holdings, Inc.		Interests	Equity
Balance at January 1, 2023	$253,079	290,541,729	$2	182,077,479	$1	227,836,134	$2	$2,120,794	$(216,219)	$(23,736)	$1,880,844		$1,172,649	$3,053,493
Comprehensive income	5,574	—	—	—	—	—	—	—	356,516	23,891	380,407		202,913	583,320
Equity-based compensation	(1,527)	—	—	—	—	—	—	202,218	—	—	202,218		61,271	263,489
Issuance of Class A common stock due to exchanges	—	11,536,030	1	(11,507,571)	—	(1,875,729)	—	—	—	—	1		—	1
Issuance of Class A common stock due to releases of RSUs	—	5,426,373		—	—	—	—	—	—	—	—		—	—
Exercise of stock options	—	5,729	—	—	—	—	—	132	—	—	132		—	132
Contributions	—	—	—	—	—	—	—	—	—	—	—	—	14,807	14,807
Distributions	(9,090)	—	—	—	—	—	—	—	—	—	—		(61,599)	(61,599)
Dividends ($0.06 per share)	—	—	—	—	—	—	—	—	(36,077)	—	(36,077)		(18,417)	(54,494)
Repurchase of Class A common stock, including payment for equity forward contract	—	(9,109,376)	—	—	—	—	—	21,285	(221,285)	—	(200,000)		—	(200,000)
Accretion of redeemable non- controlling interests	(6,465)	—	—	—	—	—	—	6,465	—	—	6,465		—	6,465
Issuance of Class A common stock due to an acquisition	—	32,673	—	—	—	—	—	781	—	—	781		—	781
Acquisition of non-controlling interests	(17,286)	265,332	—	(4,000,000)	—	—	—	(18,848)	—	—	(18,848)		(199,913)	(218,761)
Effects of acquisition and reorganization due to TKO Transactions	—	—	—	—	—	—	—	2,525,239	—	—	2,525,239		5,607,288	8,132,527
Non-controlling interests for sale of businesses	(8,827)	—	—	—	—	—	—	—	—	—	—		(86)	(86)
Equity reallocation between controlling and non-controlling interests	—	—	—	—	—	—	—	56,878	—	(312)	56,566		(56,566)	—
Equity impact of tax receivable agreement for exchanges of EOC units and Endeavor Manager units, and deferred taxes arising from changes in ownership	—	—	—	—	—	—	—	(13,022)	—	—	(13,022)		—	(13,022)
Balance at December 31, 2023	$215,458	298,698,490	$3	166,569,908	$1	225,960,405	$2	$4,901,922	$(117,065)	$(157)	$4,784,706		$6,722,347	$11,507,053
See accompanying notes to consolidated financial statements

ENDEAVOR GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE INTERESTS AND SHAREHOLDERS’/ MEMBERS’ EQUITY

(In thousands, except share data)

	Year Ended December 31, 2022

														Accumulated	Total Shareholders'
	Redeemable											Additional		Other	Equity Attributable	Nonredeemable	Total
	Non-controlling	Class A Common Stock			Class X Common Stock				Class Y Common Stock			Paid-In	Accumulated	Comprehensive	to Endeavor Group	Non-controlling	Shareholders'
	Interests	Shares	Amount		Shares		Amount		Shares		Amount	Capital	Deficit	Loss	Holdings, Inc.	Interests	Equity
Balance at January 1, 2022	$209,863	265,553,327	$2		186,222,061		$1		238,154,296		$2	$1,624,201	$(296,625)	$(80,535)	$1,247,046	$874,417	$2,121,463
Comprehensive income	4,283	—	—	—	—	—	—	—	—	—	—	—	129,133	60,716	189,849	235,446	425,295
Equity-based compensation	(3,760)	—	—		—		—		—		—	180,869	—	—	180,869	24,668	205,537
Issuance of Class A common stock due to exchanges	—	12,741,935	—		(12,841,961)		—		(10,318,162)		—	—	—	—	—	—	—
Issuance of Class A common stock due to releases of RSUs	—	2,792,989	—		—		—		—		—	—	—	—	—	—	—
Distributions	—	—	—		—		—		—		—	—	—	—	—	(36,386)	(36,386)
Accretion of redeemable non- controlling interests	83,225	—	—		—		—		—		—	(34,497)	(48,727)	—	(83,224)	—	(83,224)
Issuance of Class A common stock due to an acquisition	—	3,266,646	—		—		—		—		—	70,254	—	—	70,254	—	70,254
Establishment and acquisition of non-controlling interests	(40,532)	6,186,832	—		8,697,379		—		—		—	211,405	—	—	211,405	135,090	346,495
Non-controlling interests for sale of businesses	—	—	—		—		—		—		—	—	—	—	—	3,240	3,240
Equity reallocation between controlling and non-controlling interests	—	—	—		—		—		—		—	67,743	—	(3,917)	63,826	(63,826)	—
Tax receivable agreement in connection with exchanges	—	—	—		—		—		—		—	819	—	—	819	—	819
Balance at December 31, 2022	$253,079	290,541,729	$2		182,077,479		$1		227,836,134		$2	$2,120,794	$(216,219)	$(23,736)	$1,880,844	$1,172,649	$3,053,493

See accompanying notes to consolidated financial statements

ENDEAVOR GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE INTERESTS AND SHAREHOLDERS’/ MEMBERS’ EQUITY

(In thousands, except share data)

	Year Ended December 31, 2021
													Total Shareholders'
												Accumulated	Equity Attributable
	Redeemable									Additional		Other	to Endeavor Group	Nonredeemable	Total
	Non-controlling	Redeemable	Members'	Class A Common Stock		Class X Common Stock		Class Y Common Stock		Paid-In	Accumulated	Comprehensive	Holdings, Inc./	Non-controlling	Shareholders'/
	Interests	Equity	Capital	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Members' Equity	Interests	Members' Equity
Balance at January 1, 2021	$168,254	$22,519	$468,633	—	$—	—	$—	—	$—	$—	$—	$(190,786)	$277,847	$686,129	$963,976
Comprehensive (loss) income prior to Reorganization and IPO	(4,111)	—	(31,686)	—	—	—	—	—	—	—	—	19,665	(12,021)	42,859	30,838
Equity-based compensation expense prior to Reorganization and IPO	—	—	3,444	—	—	—	—	—	—	—	—	—	3,444	7,636	11,080
Distributions prior to Reorganization and IPO	—	—	(245)	—	—	—	—	—	—	—	—	—	(245)	(8,403)	(8,648)
Accretion of redeemable non- controlling interests prior to Reorganization and IPO	(271)	—	271	—	—	—	—	—	—	—	—	—	271	—	271
Establishment of non-controlling interests prior to Reorganization and IPO	2,888	—	560	—	—	—	—	—	—	—	—	—	560	(3,448)	(2,888)
Effect of Reorganization	5,729	(22,519)	(440,977)	133,712,566	1	122,021,609	1	167,208,026	2	242,017	—	80,645	(118,311)	135,101	16,790
Issuance of Class A common stock sold in IPO, including underwriters' option, and Private Placement, net of underwriting discounts	—	—	—	81,873,497	1	—	—	—	—	1,886,642	—	—	1,886,643	—	1,886,643
Use of proceeds, including the UFC Buyout	—	—	—	42,400,877	—	67,910,105	—	70,946,270	—	(703,342)	—	(11,955)	(715,297)	(120,386)	(835,683)
Comprehensive (loss) income subsequent to Reorganization and IPO	(6,208)	—	—	—	—	—	—	—	—	—	(296,625)	21,896	(274,729)	(158,018)	(432,747)
Equity-based compensation subsequent to Reorganization and IPO	—	—	—	—	—	—	—	—	—	278,211	—	—	278,211	286,611	564,822
Issuance of Class A common stock due to exchanges subsequent to Reorganization and IPO	—	—	—	3,709,429	—	(3,709,653)	—	—	—	—	—	—	—	—	—
Issuance of Class A common stock due to releases of RSUs subsequent to Reorganization and IPO	—	—	—	3,837,861	—	—	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	19,097	—	—	—	—	—	458	—	—	458	—	458
Contributed capital subsequent to Reorganization and IPO	5,400	—	—	—	—	—	—	—	—	—	—	—	—	150	150
Distributions subsequent to Reorganization and IPO	—	—	—	—	—	—	—	—	—	—	—	—	—	(528)	(528)
Accretion of redeemable non- controlling interests subsequent to Reorganization and IPO	36,513	—	—	—	—	—	—	—	—	(36,513)	—	—	(36,513)	—	(36,513)
Establishment of non-controlling interests subsequent to Reorganization and IPO	2,121	—	—	—	—	—	—	—	—	—	—	—	—	(2,121)	(2,121)
Reclassification to nonredeemable non-controlling interests	(452)	—	—	—	—	—	—	—	—	—	—	—	—	452	452
Non-controlling interests for sale of businesses	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,808)	(2,808)
Equity reallocation between controlling and non-controlling interests	—	—	—	—	—	—	—	—	—	(11,191)	—	—	(11,191)	11,191	—
Establishment of tax receivable agreements liability	—	—	—	—	—	—	—	—	—	(32,081)	—	—	(32,081)	—	(32,081)
Balance at December 31, 2021	$209,863	$—	$—	265,553,327	$2	186,222,061	$1	238,154,296	$2	$1,624,201	$(296,625)	$(80,535)	$1,247,046	$874,417	$2,121,463

See accompanying notes to consolidated financial statements

ENDEAVOR GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2023	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from continuing operations	$551,740	$310,000	$(495,505)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Depreciation and amortization	310,204	248,732	275,510
Amortization and write-off of original issue discount and deferred financing cost	18,433	22,356	38,979
Loss on extinguishment of debt	—	—	28,628
Amortization of content costs	45,740	23,202	584,871
Impairment charges	74,912	689	4,524
Net gain on sale/disposal and impairment of assets	(9,752)	(834)	(7,662)
Gain on business divestitures	(750,398)	(508,439)	—
Equity-based compensation expense	254,028	209,380	530,929
Change in fair value of contingent liabilities	1,812	2,373	16,204
Change in fair value of equity investments with and without readily determinable fair value	(870)	(12,240)	(14,108)
Change in fair value of financial instruments	(65,753)	6,660	32,868
Equity losses from affiliates	21,018	223,604	72,733
Net provision for (benefit from) allowance for doubtful accounts	5,496	(1,122)	(5,568)
Net (gain) loss on foreign currency transactions	(14,082)	18,796	4,952
Distributions from affiliates	7,487	7,433	5,786
Tax receivable agreement liability adjustment	(40,635)	873,264	101,736
Income taxes	95,269	(703,243)	(70,274)
Other, net	2,967	(188)	(1,343)
Changes in operating assets and liabilities - net of acquisitions and divestitures:
Decrease/(increase) in receivables	38,643	(197,954)	(330,818)
Increase in other current assets	(80,869)	(79,946)	(91,368)
Increase in other assets	(77,471)	(46,133)	(800,902)
Increase in deferred costs	(280,592)	(842)	(22,190)
Increase/(decrease) in deferred revenue	130,298	(326)	101,890
Increase in accounts payable and accrued liabilities	19,028	39,698	244,583
Decrease in tax receivable agreement liability	(12,559)	—	—
Increase in other liabilities	65,749	46,286	125,665
Net cash provided by operating activities from continuing operations	309,843	481,206	330,120
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	3,499	(684,266)	(401,506)
Purchases of property and equipment	(199,104)	(127,115)	(99,291)
Proceeds from business divestitures, net of cash sold	1,076,737	924,751	4,624
Proceeds from sale of assets	9,740	4,037	21,993
Investments in affiliates	(105,491)	(52,130)	(151,148)
Other, net	2,409	1,940	4,289
Net cash provided by (used in) investing activities from continuing operations	787,790	67,217	(621,039)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	173,163	15,648	1,052,703
Payments on borrowings	(292,030)	(593,712)	(1,087,393)
Payments under tax receivable agreement	(37,534)	—	—
Contributions	5,807	—	5,550
Distributions	(70,689)	(36,386)	(9,175)
Repurchase of Class A common stock, including payment of equity forward contract	(200,000)	—	—
Dividends	(54,495)	—	—
Redemption payments related to pre-IPO units	(1,500)	(9,412)	(40,320)
Exercise of stock options	132	—	458
Proceeds from equity offering, net of underwriting discounts and offering expenses	—	—	1,886,643
Acquisition of non-controlling interests	(237,404)	92,487	(835,683)
Payments of contingent and deferred consideration related to acquisitions	(19,054)	(18,107)	(2,219)
Other, net	(554)	(427)	(10,389)
Net cash (used in) provided by financing activities from continuing operations	(734,158)	(549,909)	960,175

DISCONTINUED OPERATIONS:
Net cash provided by operating activities	83,754	21,728	3,479
Net cash used in investing activities	(57,339)	(771,752)	(38,041)
Net cash flows provided by (used in) discontinued operations	26,415	(750,024)	(34,562)
Change in cash, cash equivalents and restricted cash balances held for sale	4,062	24,599	(28,736)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5,037	(20,132)	(3,255)
Increase (decrease) in cash, cash equivalents and restricted cash	398,989	(747,043)	602,703
Cash, cash equivalents and restricted cash at beginning of year	1,045,993	1,793,036	1,190,333
Cash, cash equivalents and restricted cash at end of year	$1,444,982	$1,045,993	$1,793,036

See accompanying notes to consolidated financial statements

ENDEAVOR GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
DESCRIPTION OF BUSINESS AND ORGANIZATION

Endeavor Group Holdings, Inc. (the "Company" or "EGH") was incorporated as a Delaware corporation in January 2019. The Company was formed as a holding company for the purpose of completing an initial public offering ("IPO") and other related transactions in order to carry on the business of Endeavor Operating Company, LLC (d.b.a. Endeavor) and its subsidiaries (collectively, "Endeavor" or "EOC"). As the sole managing member of Endeavor Manager, LLC ("Endeavor Manager"), which in turn is the sole managing member of EOC, the Company operates and controls all the business and affairs of Endeavor, and through Endeavor and its subsidiaries, conducts the Company’s business. The Company is a global sports and entertainment company.

Prior to the IPO, Endeavor was owned by WME Holdco, LLC (which is referred to as "Holdco" herein and is principally owned by executive employees of the Company), affiliates of Silver Lake (which are collectively referred to as "Silver Lake" herein), and other investors and executive employees of the Company.

Initial Public Offering

On May 3, 2021, the Company closed an IPO of 24,495,000 shares of Class A common stock at a public offering price of $24.00 per share, which included 3,195,000 shares of Class A common stock issued pursuant to the underwriters’ option to purchase additional shares of Class A common stock. This option to purchase additional shares of Class A common stock closed on May 12, 2021.

Reorganization Transactions

Prior to the closing of the IPO, a series of reorganization transactions was completed. Subsequent to the closing of the IPO, several new and current investors purchased in the aggregate 75,584,747 shares of Class A common stock at a price per share of $24.00. Then, through a series of transactions, EOC acquired the equity interests of the then minority unitholders of Zuffa Parent, LLC (n/k/a TKO Operating Company, LLC ("TKO OpCo")), which owns and operates the Ultimate Fighting Championship ("UFC"). This resulted in EOC directly or indirectly owning 100% of the equity interests of TKO OpCo from May 3, 2021 until the closing of the Transactions as defined below. See Note 12 for additional information regarding the Reorganization Transactions.

World Wrestling Entertainment

On September 12, 2023, the Company completed the transactions involving the business combination of World Wrestling Entertainment, Inc. ("WWE"), which is a media and entertainment company, and TKO OpCo (the "Transactions"). As part of the Transactions, among other things, a new, publicly listed company, TKO Group Holdings, Inc. ("TKO"), was formed. Upon closing of the Transactions, Endeavor holds a controlling interest in TKO, which became a consolidated subsidiary of the Company. See Note 5 for additional information regarding the Transactions.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for reporting financial information.

Discontinued Operations

In April 2024, following the Company's review to evaluate strategic alternatives, the Company entered into the Merger Agreement, pursuant to which affiliates of Silver Lake agreed to acquire 100% of the outstanding shares of the Company's stock that it does not already own (other than certain equity interests held by certain current directors and executive officers of the Company and any other Rollover Holders (the “Rollover Interests”)). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of certain conditions and on the terms set forth therein, equityholders of Endeavor, Endeavor Operating Company and Endeavor Manager are to receive $27.50 in cash per share or unit, as applicable. Completion of the Merger-Related Transactions is subject to certain customary closing conditions, including required regulatory approvals.

The Merger Agreement also includes certain covenants of the Company Entities, including with respect to sales of certain specified assets of the Company (other than with respect to TKO and the agency representation business of WME), as well as other customary representations, warranties and covenants by Company Entities, the Parent Entities and the Merger Subs.

As contemplated in the Merger Agreement with Silver Lake, the Company initiated a process to sell certain of businesses of the Company. During the second quarter of 2024, the Company began to actively market its Sports Data & Technology ("SD&T") segment. The Company determined that the SD&T segment met the definition of a discontinued operation in the quarter ended June 30, 2024, and as such, the Company has recast its financial statements to present the SD&T segment as discontinued operations for all periods. See Note 4 for additional information regarding the discontinued operations.

Principles of Consolidation

The consolidated financial statements include the accounts of all wholly-owned subsidiaries and other subsidiaries in which a controlling voting interest is maintained, which is typically present when the Company owns a majority of the voting interest in an entity and the non-controlling interests do not hold any substantive participating rights. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 810, Consolidation ("ASC 810"), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated. All intercompany transactions and balances have been eliminated. Non-controlling interest in subsidiaries are reported as a component of equity or temporary equity in the consolidated balance sheets with disclosure of the net income (loss) and comprehensive income (loss) attributable to the Company and the non-controlling interests on the consolidated statements of operations and the consolidated statements of comprehensive income (loss). The equity method of accounting is used for investments in affiliates and joint ventures where the Company has significant influence over operating and financial policies but not control. Investments in which the Company does not have significant influence over operating and financial policies are accounted for either at fair value if the fair value is readily determinable or at cost, less impairment, adjusted for subsequent observable price changes if the fair value is not readily determinable.

Reclassification

Certain reclassifications have been made to the prior periods’ consolidated financial statements in order to conform to the current period presentation. These reclassifications did not impact any prior amounts of net income (loss) or cash flows.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, allowance for doubtful accounts, content cost amortization and impairment, the fair value of acquired assets and liabilities associated with acquisitions, the fair value of the Company’s reporting units and the assessment of goodwill, other intangible assets and long-lived assets for impairment, consolidation, investments, redeemable non-controlling interests, the fair value of equity-based compensation, tax receivable agreement liability, income taxes and contingencies.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated financial statements in future periods.

Revenue Recognition

The Company’s Owned Sports Properties segment primarily generates revenue via media rights fees, sponsorships, ticket sales, subscriptions, license fees and pay-per-view. The Company’s Events, Experiences & Rights segment primarily generates revenue from media rights sales, production service and studio fees, sponsorships, ticket sales, subscriptions, streaming fees, tuition, profit sharing and commissions. The Company’s Representation segment primarily generates revenue through commissions, packaging fees, marketing and consulting fees, production fees and content licensing fees. The Company’s Sports Data & Technology segment, which is presented as discontinued operations, primarily generates revenue via streaming and data rights fees, software license fees, and service fees, by providing media, data and technology platforms that offer tailored solutions for sportsbooks as well as proprietary trading and pricing solutions.

In accordance with FASB ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), revenue is recognized when control of the promised goods or services is transferred to the Company’s customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. For contracts which have more than one performance obligation, the total transaction price, which includes the estimated amount of variable consideration, is allocated based on observable prices or, if standalone selling prices are not readily observable, based on management’s estimate of each performance obligation’s standalone selling price. The variable consideration contained in the Company’s contracts includes sales or usage-based royalties earned on licensing the Company’s intellectual property and commissions earned on sales or usage-based royalties related to representing its clients, which are recognized in accordance with the sales or usage-based royalty exception under ASC 606. The variability related to these royalties will be resolved in the periods when the licensee generates sales or usage related to the intellectual property license. For the Company’s contracts that do not include licensing of intellectual property, the Company either estimates the variable consideration, subject to the constraint, or is using the variable consideration allocation exception if applicable. The following are the Company’s primary sources of revenue.

Representation

The Company earns commissions on its clients’ earnings from their engagements. As part of the client representation business, the Company represents, supports and advocates for its clients in the sourcing, negotiating, and execution of income generating engagements. The Company’s clients include actors, writers, directors, producers, athletes, models, photographers, musicians and other creative professionals.

The Company’s promise, as well as its performance obligation, under the Company’s representation arrangements is to achieve a successful engagement for its clients, which is fulfilled when its clients perform in accordance with the terms of their respective engagements. Accordingly, the Company recognizes commission revenue when a client achieves a successful engagement, as this is when a client also obtains control of the representation service.

The Company’s clients may receive a fixed fee for their services or receive a combination of a fixed fee and the potential to earn a back-end profit participation. Such back-end profit participation is generally based on the net profitability from the sales or usage of the intellectual property (e.g., an episodic television series or feature film) in which clients have played a role. The commission the Company receives is calculated based upon the fixed commission rate agreed-upon with the client applied to the client’s earnings successfully achieved for each respective engagement. With respect to arrangements involving a client’s back-end profit participation, the client’s back-end profit participation and, in turn, the Company’s commission is directly tied to the sales or usage of the intellectual property involving its client. Commission revenue from a client’s back-end participation is recognized during the period the profit participation is generated in accordance with the sales and usage-based royalty exception for licenses of intellectual property under ASC 606.

The Company earns packaging revenue by playing an integral role in arranging the key creative elements and sale of a program that will be exhibited on broadcast, cable, streaming, video-on-demand or similar platforms. In a package, the Company receives payment directly from the studio for representing the project, and the Company foregoes rights to commission from its represented clients on such project. The Company’s fee in a package typically involves (i) a percentage commission on the initial network license fees for each of the episodes produced in a show that is licensed and broadcast and (ii) a profit participation right equal to a percentage of a contractually defined profitability measure. The commission on the initial network license fee is often subject to a fixed dollar cap per episode. The back-end profit participation is a form of contingent compensation payable out of profits (if any) generated by the packaged program.

The Company’s promise, as well as its performance obligation, under packaging arrangements is the successful execution of the project, which is fulfilled when the studio transfers control of each episode of a packaged program to the network. Accordingly, the Company recognizes its commission on the initial network license fee when its customer achieves a successful execution of the project as this is the point in time the Company’s customer obtains control of its service. Commission revenue from participation in back-end profits is directly tied to the sales or usage of the intellectual property licensed by the Company’s customer. Such back-end profit participation is recognized in the period the profit participation is generated in accordance with the sales and usage-based royalty exception for licenses of intellectual property (based on either statements received or management’s estimate if statements are received on a lag).

Content Development

Revenue from production services and studio fees for the production and licensing of original content, including television properties, documentaries and films, is recognized when the content becomes available for exploitation and has been accepted by the customer. Revenue from production services of live entertainment and sporting events is recognized at the time of the event on a per event basis. Revenue from production services of editorial video content is recognized when the content is delivered to and accepted by the customer and the license period begins. Revenue for license fees that include a royalty is recognized in the period the royalty is generated in accordance with the sales and usage-based royalty exception for licenses of functional intellectual property. Customers for the Company’s production services include broadcast networks, sports federations, independent content producers, and over-the-top streaming service providers among others.

Revenue from concept development and advisory services to independent production companies is recognized over the period the services are performed.

Content Distribution and Sales

The Company is an independent global distributor of sports programming and possesses relationships with a wide variety of broadcasters and media partners around the world. The Company sells media rights globally on behalf of its clients as well as its owned assets, including UFC, WWE and Professional Bull Riders ("PBR"). For sales of media and broadcast rights for live entertainment and sporting event programming on behalf of clients, the Company has both arrangements in which it is acting as a principal (full rights buy-out model) as well as an agent (commission model).

•
Full rights buy-out model: For media rights sales in which the Company is acting as a principal, the Company generally will enter into an agreement with the underlying media rights owner to license the media rights prior to negotiating license arrangements with customers, primarily broadcasters and other media distributors. Upon licensing the media rights from the rights owner, the Company obtains control of the rights and has the ability to obtain substantially all the remaining economic benefits of the rights. The Company is also obligated to pay the media rights owner the licensee fee regardless of the Company’s ability to monetize the rights. The Company has discretion in negotiating licensee fees with customers and it retains customer credit risk. The Company recognizes the customer license fees as revenue and the consideration paid to the rights holders for the acquisition of the rights as a direct operating cost. The satisfaction of the performance obligation depends on the number and timing of events delivered and is satisfied when the events take place.
•
Commission model: For media rights sales in which the Company does not obtain control of the underlying rights, the Company earns a commission equal to a stated percentage of the license fees for the rights distributed. As the Company does not obtain control of the underlying media rights, the Company recognizes the sales commission as revenue. The Company’s performance obligation generally includes distributing the live video feed and revenue is typically recognized on an event basis

For owned assets, the Company enters into media rights agreements with broadcasters and other distributors for the airing of certain programming rights the Company produces. The Company’s media rights agreements are generally for multiple years, include a specified amount of programming (both number of events and duration) and contain fixed annual rights fees. The programming under these arrangements can include several performance obligations for each contract year such as media rights for live event programming, episodic programming, taped programming archives and sponsorship rights at the underlying events. The Company allocates the transaction price across performance obligations based on management’s estimate of the standalone selling price of each performance obligation. License fees from media rights are recognized when the event or program has been delivered and is available for exploitation. The transaction price for live entertainment and sporting event programming rights is generally based on a fixed license fee. Revenues from the sale of subscriptions to UFC FIGHT PASS and WWE Network are recognized ratably over each paid monthly membership period, as the customer benefits from the stand-ready performance obligation evenly throughout the membership period. Deferred revenues consist of subscription fees billed to members that have not been recognized and gift memberships that have not been redeemed.

Commission revenue from distribution and sales arrangements for television properties, documentaries and films of independent production companies is recognized when the underlying content becomes available for view or telecast and has been accepted by the customer.

Events

The Company earns fees from events that it controls in addition to providing event related services to events controlled by third parties. The Company generates revenue primarily through ticket sales and participation entry fees, hospitality and sponsorship sales, and management fees each of which may represent a distinct performance obligation or may be bundled into an experience package. The Company allocates the transaction price to all performance obligations contained within an arrangement based upon their relative stand-alone selling price.

For controlled events (owned or licensed), revenue is generally recognized for each performance obligation over the course of the event, multiple events, or contract term in accordance with the pattern of delivery for the particular revenue source. Advance ticket sales, participation entry fees and hospitality sales are recorded as deferred revenue pending the event date. Sponsorship income is recognized over the term of the associated event, or events, to which the sponsorship is associated. Revenue from merchandise sales and concessions is recognized when the products are delivered which is generally at point of sale during the event. Where third party vendors provide merchandise sales and concessions for owned events and the Company receives a profit participation on such sales, the Company recognizes the profit participation as revenue.

Revenue from pay-per-view programming from owned live sporting events is recorded when the event is aired and is based upon an initial estimate from certain pay-per-view distributors of the number of buys achieved. Pay-per-view programming is distributed through cable, satellite and digital providers to residential and commercial establishments.

The Company’s bundled experience packages may include individual tickets, experiential hospitality, hotel accommodations and transportation. For these experience packages, the Company recognizes revenue at the event date when all of the package components have been delivered to the customer. The Company defers the revenue and cost of revenue on experience packages until the date of the event.

For services related to third-party controlled events, the Company’s customer is the third-party event owner. The Company earns fixed and/or variable commission revenue for ticket sales, collection of participation entry fees, hospitality sales or sponsorship sales on behalf of an event owner. For these arrangements, the Company recognizes as revenue the stated percentage of commissions due from the event owner (i.e. not the gross ticket sales/earnings from the event itself) as sales are completed, as the Company is acting as an agent of the event owner. The Company also provides event management services to assist third party event owners with producing certain live events, including managing hospitality and sponsorships. The Company earns fixed fees and/or variable profit participation commissions for event management services, and generally recognizes such revenue under the series guidance over the course of the event, multiple events, or contract term in accordance with the pattern of delivery for the service. For event management services, the Company may process payments to third party vendors on behalf of the event owner. The Company accounts for the pass-through of such third-party vendor payments either on a gross or net basis depending on whether the Company obtains control of the third-party vendor’s services.

Marketing

The Company provides marketing and consultancy services to brands with expertise in brand strategy, activation, sponsorships, endorsements, creative development and design, digital and original content, public relations, live events, branded impact and B2B services. Marketing revenue is either recognized over time, based on the number of labor hours incurred, costs incurred or time elapsed based on the Company’s historical practice of transferring similar services to customers, or at a point in time for live event activation engagements. Consulting fees are typically recognized over time, based on the number of labor hours incurred.

Licensing

Licensing revenue is generated from royalties or commissions from sales of licensed merchandise by the licensee. The nature of the licensing arrangements is typically for logos, trade names, trademarks and related forms of symbolic intellectual property to include in merchandise sales. Certain of the licensing agreements contain minimum guaranteed fees that are recoupable during the term of the agreement, and variable royalties after the minimum is recouped. The Company recognizes revenue for the fixed consideration over time based on the terms of the arrangement. Variable revenue is recognized during the period the royalty or commission is generated, following the royalty exception for licenses of symbolic intellectual property, based on either statements received or management’s best estimates if statements are received on a lag.

Endeavor Streaming

Through Endeavor Streaming, the Company offers digital streaming video solutions. The Company’s digital streaming video solutions represent a single performance obligation recognized over time under the series guidance. Revenue is generally recognized upon delivery of the offering to the consumer or over the course of an over-the-top distribution platform subscription agreement term. Revenues from subscription services based on usage, such as data volume, are generally recognized as services are utilized by the customer.

Sports Data & Technology Revenue (presented as discontinued operations)

Technology platforms revenue includes revenue generated by providing gaming operators licenses for comprehensive sports betting technology solutions enabling end-to-end operation of online sports betting. The Company currently license its technology solutions software, which is functional intellectual property, on a term basis of three to five years and offers its technology solutions based on two different approaches to the market: (i) fixed-fee license; and (ii) revenue-share license. For the fixed-fee license, revenue is recognized over the customer development period and for license renewals upon commencement of the renewal license period. For the revenue-share license, revenue is variable in nature, and as such, revenue is recognized in the period the revenue share is generated in accordance with the sales and usage-based royalty exception for licenses of functional intellectual property. Technology platforms revenue mainly includes technology solutions software, development services and support services. Development services and support services are distinct performance obligations and are recognized over time based on the number of development service hours performed or on a straight-line basis, respectively. The Company allocates the transaction price to the performance obligations contained within an arrangement based upon their relative stand-alone selling price. For the revenue-share licenses, the Company allocates the variable revenue to the license performance obligation.

Sports streaming and data revenue includes revenue generated via streaming and data rights fees and by providing information and features that enhance the betting experience. Sports streaming and data revenue is recognized as follows: (i) fixed license fees are recognized when sport matches take place, and (ii) variable fees are recognized in the period the revenue is generated in accordance with the as-invoiced practical expedient.

Performance

Prior to the sale of the Academy, the Company owned performance facilities used to train and educate athletes. Revenue derived from performance operations was primarily related to membership fees and tuition-based fees (including room and board), which were generally received in advance of the academic year and recorded as deferred revenue. Revenue was recognized ratably over the period of the athletes' membership or attendance at a facility, as the services provided were substantially the same throughout the service period.

The Company also provided recruiting and admissions services to high school students and colleges for which the Company earned membership fees. Such fees were either paid upon enrollment or received in monthly installments typically over a 12-month period. Revenue was recognized as services were performed during the term of the contract, which generally ended when a student graduates from high school.

Principal versus Agent

The Company enters into many arrangements that requires the Company to determine whether it is acting as a principal or an agent. This determination involves judgment and requires evaluation as to whether the Company controls the goods or services before they are transferred to the customer. As part of this analysis, the Company considers if it is primarily responsible for fulfillment and acceptability of the goods or services, if it has the inventory risk before or after the transfer to the customer, and if the Company has discretion in establishing prices.

Direct Operating Costs

Direct operating costs primarily include third-party expenses associated with the production of events and experiences, content production costs, fees for media rights, including required payments related to media sales agency contracts when minimum sales guarantees are not met, venue rental and related costs associated with the staging of live events, compensation costs for athletes and talent, and material and related costs associated with consumer product merchandise sales. Prior to the sale of the Academy, direct operating costs also included the operations of the Company’s training and education facilities.

Selling, General, and Administrative

Selling, general and administrative expenses primarily include personnel costs as well as rent, professional service costs and other overhead required to support the Company’s operations and corporate structure.

Insurance Recoveries

The Company maintains events cancellation insurance coverage. Upon the cancellation of an event, the associated deferred event costs are recognized in direct operating costs. An insurance recovery is accrued when it is deemed probable an associated insurance claim will cover such costs, under a loss recovery model. The portion of an insurance claim in excess of costs incurred is recognized upon approval of the claim or upon settlement, under a gain contingency model.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposit accounts and highly liquid money market accounts with original maturities of three months or less at the time of purchase.

Restricted Cash

Restricted cash primarily includes cash held in trust on behalf of clients, which has a corresponding liability called deposits received on behalf of clients in the consolidated balance sheets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with various major banks and other high-quality financial institutions. The Company periodically evaluates the relative credit standings of these banks and financial institutions. The Company’s accounts receivable are typically unsecured and concentrations of credit risk with respect to accounts receivable are limited due to the large number of individuals and entities comprising the Company’s client base.

As of December 31, 2023 and 2022, no single customer accounted for 10% or more of the Company’s accounts receivable. For the years ended December 31, 2023, 2022 and 2021, there was one customer who accounted for more than 10% of the Company’s revenue.

Accounts Receivable

Accounts receivable are recorded at net realizable value. Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of expected losses. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on known delinquent activity or disputes and ongoing credit evaluations in addition to evaluating the historical loss rate on the pool of receivables. Accounts receivable includes unbilled receivables, which are established when revenue is recognized, but due to contractual restraints over the timing of invoicing, the Company does not have the right to invoice the customer by the balance sheet date.

Deferred Costs

Deferred costs principally relate to payments made to third-party vendors in advance of events taking place, including ticket inventory, upfront contractual payments and prepayments on media and licensing rights fees and advancements for content production or overhead costs. These costs are recognized when the event takes place or over the respective period of the media and licensing rights.

Property, Buildings and Equipment

Property, buildings and equipment are stated at historical cost less accumulated depreciation. Depreciation is charged against income over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of property, buildings and equipment are as follows:

Buildings	35-40 years
Leasehold improvements	Lesser of useful life or lease term
Furniture, fixtures, office and other equipment	2-28.5 years
Production equipment	3-7 years
Computer hardware and software	2-5 years

Costs of normal repairs and maintenance are charged to expense as incurred.

Leases

The Company determines whether a contract contains a lease at contract inception. The right-of-use asset and lease liability are measured at the present value of the future minimum lease payments, with the right-of-use asset being subject to adjustments such as initial direct costs, prepaid lease payments and lease incentives. Due to the rate implicit in each lease not being readily determinable, the Company uses its incremental collateralized borrowing rate to determine the present value of the lease payments. The lease term includes periods covered by options to extend when it is reasonably certain the Company will exercise such options as well as periods subsequent to an option to terminate the lease if it is reasonably certain the Company will not exercise the termination option. Lease expense for lease payments is recognized on a straight-line basis over the lease term for our operating leases and for our finance leases, we record interest expense on the lease liability and straight-line amortization of the right-of-use asset over the lease term. Variable lease costs are recognized as incurred. Operating lease assets are included on our consolidated balance sheets in non-current assets as an operating right-of-use asset and finance lease assets are included in non-current assets as other assets. Operating lease liabilities are included on our consolidated balance sheets in long-term liabilities for the portion that is due on a long-term basis and in current liabilities for the portion that is due within 12 months of the financial statement date. Finance lease liabilities are included in other long-term liabilities for the portion that is due on a long-term basis and in other current liabilities for the portion that is due within 12 months of the financial statement date.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses, including management’s estimation of the fair value of any contingent consideration, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the consolidated statements of operations.

Goodwill

Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is "more likely than not" to have occurred. If the Company can support the conclusion that the fair value of a reporting unit is greater than its carrying amount under the qualitative assessment, the Company would not need to perform the quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, then the Company must perform the quantitative impairment test. When the Company performs a quantitative test, it records the amount of goodwill impairment, if any, as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. Charges resulting from an impairment test are recorded in impairment charges in the consolidated statements of operations.

Intangible Assets

Intangible assets consist primarily of trade names and customer and client relationships. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. The estimated useful lives of finite-lived intangible assets are as follows:

Trade names	2-25 years
Customers and client relationships	2-22 years
Internally developed technology	2-9 years
Other	2-8 years

For intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value and an impairment loss is recognized for the difference between the fair value and carrying value, which is recorded in impairment charges in the consolidated statements of operations.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is "more likely than not" to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that "more likely than not" exceeds its fair value. The Company must then conduct a quantitative analysis if the Company (1) determines that such an impairment is "more likely than not" to exist, or (2) forgoes the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess and is recorded in impairment charges in the consolidated statements of operations.

Investments

For equity method investments, the Company periodically reviews the carrying value of its investments to determine if there has been an other-than-temporary decline in fair value below carrying value. For equity investments without readily determinable fair value, the Company performs a qualitative assessment at each reporting period. A variety of factors are considered when determining if an impairment exists, including, among others, the financial condition and business prospects of the investee, as well as the Company’s investment intent.

Content Costs

The Company incurs costs to produce and distribute film and television content, which are monetized on a title-by-title basis. These costs include development costs, direct costs of production as well as allocations of overhead and capitalized interest, where applicable. The Company capitalizes these costs and includes them in other assets in the consolidated balance sheet. Content costs are amortized over the estimated period of ultimate revenue subject to an individual-film-forecast model. The Company’s estimates of ultimate revenue are based on industry and Company specific trends as well as the historical performance of similar content. These estimates are reviewed at the end of each reporting period and adjustments, if any, will result in changes to amortization rates. Participations and residuals are expensed in line with the amortization of production costs.

Such amortization is recorded in direct operating expenses in the consolidated statements of operations. Unamortized content costs are also tested for impairment whenever there is an impairment indication, as a result of certain triggering events or changes in circumstances, that the fair value of the individual film and television content may be less than its unamortized costs. The impairment test compares the estimated fair value of the individual film and television content to the carrying value of the unamortized content costs. Where the unamortized content costs exceed the fair value, the excess is recorded as an impairment charge in the consolidated statements of operations.

Content Production Incentives

As there is no authoritative guidance under U.S. GAAP on accounting for government assistance to for profit business entities, the Company accounts for content production incentives by analogy to International Accounting Standard ("IAS") 20, Accounting for Government Grants and Disclosure of Government Assistance.

The Company has access to various governmental programs primarily related to WWE that are designed to promote content production within the United States and certain international jurisdictions. Tax incentives earned with respect to expenditures on qualifying film production activities are included as an offset to other assets in the consolidated balance sheets. Tax incentives earned with respect to expenditures on qualifying capital projects are included as an offset to property, buildings and equipment, net in the consolidated balance sheets. Tax incentives earned with respect to expenditures on qualifying television and other production activities are recorded as an offset to production expenses within direct operating costs within the consolidated statements of operations. The Company recognizes these benefits when we have reasonable assurance regarding the realizable amount of the tax credits. The realizable amount is recorded within accounts receivable, net in the consolidated balance sheets until the Company receives the funds from the respective governmental jurisdiction.

Debt Issuance Costs

Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense using the effective interest method. Costs incurred with the issuance of the Company’s revolving credit facilities have been deferred and amortized over the term of the facilities as a component of interest expense using the straight-line method. These deferred costs are included in other assets in the consolidated balance sheets.

Fair Value Measurements

The Company accounts for certain assets and liabilities at fair value. Fair value measurements are categorized within a fair value hierarchy, which is comprised of three categories. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The carrying values reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and deposits received on behalf of clients approximate fair value because of the immediate or short-term maturities of these financial instruments.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. These assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment (Note 7 and Note 8). The resulting fair value measurements of the assets are considered to be Level 3 measurements.

Non-controlling Interests

Non-controlling interests in consolidated subsidiaries represent the component of equity in consolidated subsidiaries held by third parties. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. In addition, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.

Non-controlling interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable non-controlling interests. Redeemable non-controlling interests are considered to be temporary equity and are reported in the mezzanine section between total liabilities and shareholders’ equity in the consolidated balance sheets. Redeemable non-controlling interests are recorded at the greater of carrying value, which is adjusted for the non-controlling interests’ share of net income or loss, or estimated redemption value at each reporting period. If the carrying value, after the income or loss attribution, is below the estimated redemption value at each reporting period, the Company remeasures the redeemable non-controlling interests to its redemption value.

Equity-Based Compensation

Equity-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation. The Company records compensation costs related to its incentive awards. Equity-based compensation cost is measured at the grant date based on the fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period. Compensation cost for performance-based awards with a performance condition is reassessed each period and recognized based upon the probability that the performance conditions will be achieved. The performance-based awards with a performance condition are expensed when the achievement of performance conditions are probable. The total expense recognized over the vesting period will only be for those awards that ultimately vest. Compensation cost for performance-based awards with a market condition is recognized regardless of the number of units that vest based on the market condition and is recognized on straight-line basis over the estimated service period, with each tranche separately measured. Compensation expense is not reversed even if the market condition is not satisfied. See Note 15 for further discussion of the Company’s equity-based compensation.

Earnings per Share

Earnings per share ("EPS") is computed in accordance with ASC 260, Earnings per Share. Basic EPS is computed by dividing the net income available to our Class A Common Stockholders by the weighted average number of shares outstanding for the period. Diluted EPS is calculated by dividing the net income available for common stockholders by the diluted weighted average shares outstanding for that period. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of additional shares of Class A Common Stock issuable in exchange for redemption of certain redeemable non-controlling interests and vested units of Endeavor Manager LLC and Endeavor Operating Company, as well as under the Company’s share based compensation plans (if dilutive), with adjustments to net income available for common stockholders for dilutive potential common shares.

The Company may be required to calculate basic EPS using the two-class method as a result of our redeemable non-controlling interests. To the extent that the redemption value increases and exceeds the then-current fair value of a redeemable non-controlling interest, net income available to common stockholders (used to calculate EPS) could be negatively impacted by that increase, subject to certain limitations. The partial or full recovery of any reductions to net income available to common stockholders (used to calculate EPS) is limited to any cumulative prior- period reductions. There was no impact to EPS for such adjustments related to our redeemable non-controlling interests.

Income Taxes

The Company was incorporated as a Delaware corporation in January 2019. It was formed as a holding company for the purpose of completing an IPO and other related transactions. As the sole managing member of Endeavor Manager, which is the sole managing member of EOC, EGH operates and controls all the business and affairs of EOC, and through EOC and its subsidiaries, conducts the Company’s business. EGH is subject to corporate income tax on its share of taxable income or loss of EOC derived through Endeavor Manager. EOC is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income tax. The Company’s U.S. and foreign corporate subsidiaries are subject to entity-level taxes. The Company also is subject to entity- level income taxes in certain U.S. state and local jurisdictions. In addition, TKO, which is a consolidated subsidiary of EGH, is subject to corporate income tax.

The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes ("ASC 740"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by the Company in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as the application of tax laws in the jurisdictions in which the Company operates. A valuation allowance is provided when the Company determines that it is "more likely than not" that a portion of a deferred tax asset will not be realized.

ASC 740 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is "more likely than not" to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. To the extent the Company prevails in matters for which a liability for an unrecognized tax benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the consolidated statements of operations. Accrued interest and penalties are included in the related tax liability line in the consolidated balance sheets.

Tax Receivable Agreement Liability

Generally, we are required under the tax receivable agreement ("TRA") to make payments to the TRA Holders that are generally equal to 85% of the applicable cash tax savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using certain assumptions) as a result of favorable tax attributes that will be available to us as a result of certain transactions contemplated in connection with our IPO, exchanges of Endeavor Operating Company Units for Class A common stock or cash and payments made under the TRA. The timing and amounts payable under the TRA will vary depending upon a number of factors, including the amount, character and timing of the taxable income of EGH in the future and the tax rates in effect. The Company recognizes obligations under the TRA after concluding that it is probable that the Company would have sufficient future taxable income to utilize the related tax benefits. The projection of future taxable income involves judgment and actual taxable income may differ from the Company’s estimates, which could impact the timing of payments under the TRA.

Derivative Instruments and Hedging Activities

Derivative financial instruments are used by the Company in the management of its foreign currency exposures and interest rate risks. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposure on future production expenses denominated in various foreign currencies as well as to economically hedge certain of its foreign currency risks. In addition, the Company enters into interest rate swaps to hedge certain of its interest rate risks. The Company evaluates whether its derivative financial instruments qualify for hedge accounting at the inception of the contract. The fair value of the derivative financial instrument is recorded in the consolidated balance sheets. Changes in the fair value of the derivative financial instruments that are designated for hedge accounting are reflected in accumulated other comprehensive income (loss), a separate component of shareholders’ equity, and changes in the fair value of the derivative financial instruments that are not designated for hedge accounting are reflected in the consolidated statements of operations. Gains and losses reflected in accumulated other comprehensive income (loss) for production expenses are amortized to the consolidated statements of operations on the same basis as the production expenses being hedged and for interest rate swaps are recognized in interest expense on settlement.

Foreign Currency

The Company has operations outside of the United States. Therefore, changes in the value of foreign currencies affect the consolidated financial statements when translated into U.S. Dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. Dollars at period end exchange rates for assets and liabilities and monthly average exchange rates for revenue, expenses and cash flows. For these countries, currency translation adjustments are recognized in shareholders’ equity as a component of accumulated other comprehensive income (loss), whereas transaction gains and losses are recognized in other income (expense), net in the consolidated statements of operations. The Company recognized $(16.0) million, $26.1 million and $17.2 million of realized and unrealized foreign currency transaction (gains) losses for the years ended December 31, 2023, 2022 and 2021, respectively.

3.
RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In March 2022, the FASB issued ASU 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging—Portfolio Layer Method. This ASU clarifies the guidance in ASC 815 on fair value hedge accounting of interest rate risk for portfolios of financial assets, expanding the scope of this guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and nonprepayable financial assets. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2023 with no material effect on the Company’s financial position or results of operations.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This ASU eliminates the accounting guidance on troubled debt restructurings (TDRs) for creditors in ASC 310-40 and amends the guidance on "vintage disclosures" to require disclosure of current-period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. For entities that have already adopted ASU 2016-13, which the Company has, the amendments in this update were effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2023 with no material effect on the Company’s financial position or results of operations.

In September 2022, the FASB issued ASU 2022-04, Liabilities–Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. This ASU enhances the transparency of supplier finance programs. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2023 with no material effect on the Company’s financial position or results of operations.

In December 2022, the FASB issued ASU 2022-05, Transition for Sold Contracts. This ASU amends the transition guidance in ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts, to make targeted improvements to its guidance on long-duration contracts issued by an insurance entity. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2023 with no material effect on the Company’s financial position or results of operations.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions was permitted upon issuance of this update through December 31, 2022. However, in December 2022, the FASB issued ASU 2022-06, Deferral of the Sunset Date of Topic 848, in order to defer the sunset date of ASC 848 until December 31, 2024. The Company adopted this guidance on April 1, 2023 with no material effect on the Company’s financial position or results of operations.

In July 2023, the FASB issued ASU 2023-03, Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation—Stock Compensation (Topic 718). This ASU amends or supersedes various SEC paragraphs within the FASB Accounting Standards Codification to conform to past SEC announcements and guidance issued by the SEC. The Company adopted this guidance on July 1, 2023 with no material effect on the Company’s financial position or results of operations.

Recently Issued Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of that security. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements. This ASU amends certain provisions in Topic 842, Leases, that apply to arrangements between related parties under common control. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In March 2023, the FASB issued ASU 2023-02, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method (a consensus of the Emerging Issues Task Force). This ASU allows a reporting entity to elect to account for its tax equity investments by using the proportional amortization method regardless of the program from which it receives income tax credits, provided certain conditions are met. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In August 2023, the FASB issued ASU 2023-05, Business Combinations – Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. This ASU addresses the accounting for contributions made to a joint venture, upon formation, in a joint venture’s separate financial statements. The amendments in this update are effective to all joint venture formations with a formation date on or after January 1, 2025. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This ASU amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification. The effective dates of this ASU depend on the specific codification subtopic and the date on which the SEC’s removal of that related disclosure requirement from Regulation S-X or Regulation S-K becomes effective. Early adoption is prohibited. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments in this update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The update should be applied retrospectively to all prior periods presented in the financial statements. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. This ASU requires that crypto assets be measured at fair value in the statement of financial position each reporting period with changes from remeasurement recognized in net income. The amendments also require that an entity provide enhanced disclosures for both annual and interim reporting periods. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The adoption will not have a material effect on the Company’s financial position or results of operations.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires that an entity annually disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

4.
DISCONTINUED OPERATIONS

As contemplated in the Merger Agreement with Silver Lake, which was executed in April 2024, the Company initiated a process to sell certain businesses of the Company. During the second quarter of 2024, the Company began to actively market its SD&T segment. The SD&T segment includes OpenBet, which specializes in betting engine products, services and technology, processing billions of bets annually, as well as trading, pricing and risk management tools; player account and wallet solutions; innovative front-end user experiences and user interfaces; and content offerings, such as BetBuilder, DonBest pricing feeds and a sports content aggregation platform. As part of OpenBet, IMG ARENA delivers live streaming and data feeds for more than 65,000 sports events annually to sportsbooks, rightsholders and media partners around the globe. This data also powers IMG ARENA's portfolio of on-demand virtual sports products and front-end solutions, including the UFC Event Centre. The Company determined that the SD&T segment met the definition of a discontinued operation in the quarter ended June 30, 2024, and, as such, the Company has recast its financial statements to present the SD&T segment as discontinued operations.

The following table presents the aggregate carrying amounts of major classes of assets and liabilities in the consolidated balance sheets related to the SD&T segment as of December 31, 2023 and 2022, are as follows (in thousands):

	December 31,	December 31,
	2023	2022
Assets of discontinued operations:
Accounts receivable	$128,933	$176,231
Deferred costs	20,963	33,204
Other current assets	20,563	13,791
Current assets of discontinued operations	170,459	223,226
Property and equipment, net	30,262	24,854
Operating lease right-of-use assets	10,691	9,996
Intangible assets, net	400,081	383,762
Goodwill	634,696	607,427
Investments	3,792	6,463
Deferred income taxes	426	884
Other assets	22,219	4,829
Long-term assets of discontinued operations	1,102,167	1,038,215
Total assets of discontinued operations	$1,272,626	$1,261,441

Liabilities of discontinued operations:
Accounts payable	$125,247	$87,589
Accrued liabilities	26,335	18,239
Current portion of operating lease liabilities	2,330	1,481
Deferred revenue	5,225	72,726
Other current liabilities	40,139	25,026
Current liabilities of discontinued operations	199,276	205,061
Long-term operating lease liabilities	8,532	8,544
Deferred tax liabilities	81,188	69,530
Other long-term liabilities	12,657	24,757
Long-term liabilities of discontinued operations	102,377	102,831
Total liabilities of discontinued operations	$301,653	$307,892

The following table presents the statements of operations for the discontinued operations of the SD&T segment for the three years ended December 31, 2023 (in thousands):

	Year ended December 31,
	2023	2022	2021
Revenue	$469,380	$260,534	$190,700
Operating expenses:
Direct operating costs	229,700	136,530	116,356
Selling, general and administrative expenses	172,385	80,757	30,809
Depreciation and amortization	51,307	18,042	7,373
Total operating expenses	453,392	235,329	154,538
Operating income	15,988	25,205	36,162
Other income (expense):
Interest income, net	554	95	4
Other income (expense), net	137	(4,442)	(3,335)
Income from discontinued operations before income taxes	16,679	20,858	32,831
Provision for income taxes	10,950	9,194	4,805
Income from discontinued operations, net of tax	5,729	11,664	28,026
Income attributable to non-controlling interests	6,335	4,830	6,613
(Loss) income from discontinued operations attributable to Endeavor Group Holdings, Inc.	$(606)	$6,834	$21,413

5.
ACQUISITIONS AND DIVESTITURES

2023 ACQUISITIONS

World Wrestling Entertainment

On September 12, 2023, the Company completed the transactions involving the business combination of WWE, which is a media and entertainment company, and TKO OpCo, which owns and operates the UFC (the "Transactions"). As part of the Transactions, among other things, a new, publicly listed company, TKO, was formed. Upon closing, Endeavor holds a controlling interest in TKO, which became a consolidated subsidiary of the Company.

As a result of the Transactions, (A) EGH and/or its subsidiaries received (1) a 51.0% controlling non-economic voting interest in TKO on a fully-diluted basis and (2) a 51.0% economic interest on a fully-diluted basis in the operating subsidiary, TKO OpCo, which owns all of the assets of the UFC and WWE businesses after the closing of the Transactions, and (B) the stockholders of WWE received (1) a 49.0% voting interest in TKO on a fully-diluted basis and (2) a 100% economic interest in TKO, which in turn holds a 49.0% economic interest in TKO OpCo on a fully-diluted basis.

WWE is an integrated media and entertainment company that has been involved in the sports entertainment business for four decades. WWE is principally engaged in the production and distribution of unique and creative content through various channels, including content rights agreements for its flagship programs, Raw and SmackDown, premium live event programming, monetization across social media outlets, live events, and licensing of various WWE themed products.

The purchase price was $8.4 billion, which consisted of 83,161,123 shares of TKO Class A common stock valued at $8.0 billion, cash consideration of $321.0 million and replacement awards valued at $49.3 million. The cash consideration was paid after closing in September in the form of a dividend. The replacement awards consisted of the WWE restricted stock units and performance stock units outstanding immediately prior to the closing of the Transactions that converted into awards of TKO restricted stock units and performance stock units, respectively, on the same terms and conditions as were applicable immediately prior to the closing of the Transactions. The portion of the fair-value-based measure of the replacement awards that was attributable to pre-combination vesting was purchase consideration.

The Company incurred $88.8 million in transaction related costs, including transaction bonuses, in connection with this acquisition. The costs were expensed as incurred and included in selling, general and administrative expenses in the consolidated statement of operations.

The goodwill for the WWE business combination was assigned to the Owned Sports Properties segment. The goodwill is not deductible for tax purposes. The weighted average life of finite-lived intangible assets acquired as part of the WWE business combination is 20.3 years.

The results of WWE have been included in the consolidated financial statements since the date of acquisition. For the year ended December 31, 2023, the consolidated revenue and net loss attributable to WWE and included in the consolidated statement of operations from the acquisition date were $382.8 million and $73.3 million, respectively.

Preliminary Allocation of Purchase Price

The acquisition was accounted for as a business combination and the preliminary fair values of the assets acquired and liabilities assumed in the business combination are as follows (in thousands):

WWE
Cash and cash equivalents	$381,153
Accounts receivable	105,237
Other current assets	89,256
Property, buildings and equipment	398,004
Right of use assets	12,337
Investments	12,007
Other assets	283,287
Intangible assets:
Trade names	2,188,200
Customer relationships	899,700
Internally developed technology	30,000
Other	98,300
Goodwill	5,063,775
Accounts payable and accrued expenses	(124,280)
Operating lease liability	(12,224)
Deferred revenue	(54,190)
Deferred tax liabilities	(663,100)
Debt	(16,934)
Other long-term liabilities	(258,467)
Net assets acquired	$8,432,061

At acquisition date, WWE had finance lease right of use assets of $257.4 million and finance lease long term liabilities of $255.9 million, which are included in other assets and other long-term liabilities, respectively, in the above table.

The estimated fair values of assets acquired and liabilities assumed are preliminary and subject to change as we finalize purchase price allocations, which is expected within one year of the acquisition date.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the Company’s financial results as if the WWE acquisition had occurred as of January 1, 2022 (in thousands):

	Year Ended December 31,
	2023	2022
Pro forma revenue	$6,422,771	$6,287,521
Pro forma net income (loss)	634,692	(80,633)

The pro forma information includes the historical results of WWE prior to the Transactions and adjustments directly attributable to the business combination. Pro forma adjustments are primarily related to the nonrecurring transaction costs incurred in connection with the Transactions, incremental intangible asset amortization to be incurred based on the fair values and useful lives of each intangible asset, incremental compensation expense for two key executives, including salaries, bonuses and TKO equity awards granted, and incremental equity-based compensation related to the WWE replacement awards.

Other 2023 Acquisitions

During the year ended December 31, 2023, the Company completed ten other acquisitions, of which two were included as discontinued operations (Note 4).

The total purchase price of other acquisitions for continuing operations was $72.8 million, which included cash of $64.2 million, contingent consideration with a fair value of $7.6 million, and deferred purchase price of $1.0 million. The Company recorded $39.7 million of goodwill and $36.4 million of intangible assets, of which the weighted average useful life ranges from 3.0 to 9.0 years. The goodwill was assigned to the Events, Experiences & Rights and Representation segments and is partially deductible for tax purposes.

The total purchase price of other acquisitions for discontinued operations was $32.2 million, which included cash of $24.8 million, deferred purchase price of $6.6 million, and the issuance of EGH Class A common stock valued at $0.8 million. The Company recorded $16.6 million of goodwill and $21.3 million of intangible assets, of which the weighted average useful life ranges from 7.5 to 10.8 years. The goodwill was assigned to the Sports Data & Technology segment, which is presented as discontinued operations, and is partially deductible for tax purposes.

2023 DIVESTITURE

In the second quarter of 2023, the Company closed the sale of its IMG Academy business ("Academy"), which was an academic and sports training institute and provided recruiting and admissions services to high school student athletes and college athletic departments and admissions officers. The Company received cash proceeds of $1.1 billion and divested $38.6 million of cash and restricted cash. The Company recorded a net gain of $737.0 million, inclusive of $5.5 million of transaction costs, which were contingent on the sale closing, in other income, net during the year ended December 31, 2023. The Academy was included in the Company's Events, Experiences & Rights segment prior to the sale.

2022 ACQUISITIONS

Diamond Baseball Holdings, Madrid Open, Barrett-Jackson, and OpenBet

In January 2022, the Company acquired four additional Professional Development League clubs (the "PDL Clubs"), which were being operated under the Diamond Baseball Holdings ("DBH") umbrella. DBH supported the PDL Clubs' commercial activities, content strategy and media rights. For these four additional PDL Clubs, the Company paid $64.2 million in cash. In September 2022, the Company sold the PDL Clubs.

In April 2022, the Company acquired the Mutua Madrid Open tennis tournament and additional assets ("Madrid Open"), including the Acciona Open de España golf tournament, from Super Slam Ltd and its affiliates. The Company paid $386.1 million for consideration and transfer fees at closing, an additional $31.8 million of consideration is payable within two years of closing, of which half was paid in the second quarter of 2023, and $0.6 million of contingent consideration is payable within three years of closing.

In August 2022, the Company acquired 55% of Barrett-Jackson Holdings, LLC ("Barrett-Jackson"), which is engaged in the business of collector car auctions and sales as well as other collector car related events and experiences, in exchange for consideration having an aggregate value of $256.9 million. The aggregate consideration consisted of $244.4 million of cash and 563,935 newly-issued shares of the Company's Class A common stock valued at $12.5 million.

In September 2022, the Company acquired the OpenBet business ("OpenBet") of Light & Wonder, Inc. (formerly known as Scientific Games Corporation) ("Light & Wonder"). OpenBet consists of companies that provide products and services to sports betting operators for the purposes of sports wagering. The Company paid consideration to Light & Wonder of $843.8 million, consisting of $797.1 million of cash and 2,305,794 newly-issued shares of the Company's Class A common stock valued at $46.7 million. OpenBet has been included in discontinued operations (Note 4).

The Company incurred $31.6 million in transaction related costs in connection with these acquisitions. The costs were expensed as incurred and included in selling, general and administrative expenses in the consolidated statement of operations.

The goodwill for the PDL Clubs was assigned to the Owned Sports Properties segment and the goodwill for the Madrid Open, Barrett-Jackson, and OpenBet acquisitions was assigned to the Events, Experiences & Rights segment. OpenBet was reclassified to the SD&T segment effective January 1, 2023 and the SD&T segment was subsequently recast as discontinued operations (Note 4). The goodwill is partially deductible for tax purposes. The weighted average life of finite-lived intangible assets acquired for these four PDL Clubs was 18.7 years and the intangibles acquired for Madrid Open are indefinite-lived. The intangibles acquired for Barrett-Jackson and OpenBet include both finite-lived intangibles, which have a weighted average life of 6.2 and 11.6 years, respectively, and indefinite-lived intangibles.

Allocation of Purchase Price

The acquisitions were accounted for as business combinations and the fair values of the assets acquired and liabilities assumed in the business combinations are as follows (in thousands):

	DBH	Madrid Open	Barrett-Jackson	OpenBet
Cash and cash equivalents	$—	$18,659	$10,783	$49,795
Accounts receivable	89	2,123	1,706	50,170
Deferred costs	—	1,124	—	—
Other current assets	491	470	1,386	12,237
Property, buildings and equipment	4,403	162	4,290	4,961
Right of use assets	7,270	—	6,828	8,401
Investments	—	—	—	1,100
Deferred income taxes	—	—		1,281
Other assets	103	381	—	5,971
Intangible assets:
Trade names	—	—	120,900	67,000
Customer relationships	1,960	—	12,300	134,000
Internally developed software	—	—	1,300	139,000
Owned events	—	407,070	—	—
Other	35,410	—	—	14,300
Goodwill	25,585	14,419	331,150	470,029
Accounts payable and accrued expenses	(93)	(1,609)	(7,009)	(13,324)
Other current liabilities	(56)	—	—	(13,085)
Operating lease liability	(9,470)	—	(4,458)	(8,401)
Deferred revenue	(1,455)	(20,780)	(667)	(3,756)
Debt	—	—	(11,439)	—
Other long-term liabilities	—	(3,508)	—	(75,892)
Redeemable non-controlling interests	—	—	(210,150)	—
Net assets acquired	$64,237	$418,511	$256,920	$843,787

Other 2022 Acquisitions

In May 2022, the Company completed an acquisition for a total purchase price of $15.6 million in return for a 73.5% controlling interest. The Company paid $4.6 million in cash and issued 396,917 shares of EGH Class A common stock valued at $11.0 million. The Company recorded $10.8 million of goodwill and $3.4 million of intangible assets, of which the weighted average useful life ranges from 4 to 8 years. The goodwill is partially deductible for tax purposes. The goodwill was assigned to the Events, Experiences & Rights segment and reclassified to the SD&T segment effective January 1, 2023. The SD&T segment was subsequently recast as discontinued operations (Note 4). In September 2022, the Company completed another acquisition for a total purchase price of $3.9 million including contingent consideration with a fair value of $0.9 million. The Company recorded $3.0 million of goodwill and $0.8 million of intangible assets, of which the weighted average useful life ranges from 9 to 11 years. The goodwill for this acquisition was assigned to the Events, Experiences & Rights segment and is partially deductible for tax purposes.

2022 DIVESTITURES

Endeavor Content

In February 2021, the Company signed a new franchise agreement and side letter (the "Franchise Agreements") directly with the Writer’s Guild of America East and the Writer’s Guild of America West (collectively, the "WGA"). These Franchise Agreements included terms that, among other things, prohibited the Company from (a) negotiating packaging deals after June 30, 2022 and (b) having more than a 20% non-controlling ownership or other financial interest in, or being owned or affiliated with any individual or entity that has more than a 20% non-controlling ownership or other financial interest in, any entity or individual engaged in the production or distribution of works written by WGA members under a WGA collective bargaining agreement. The Company sold 80% of its interest in the restricted Endeavor Content business in January 2022. The Company received cash proceeds of $666.3 million and divested $16.6 million of cash and restricted cash on the date of sale. The retained 20% interest of the restricted Endeavor Content business is reflected as an equity method investment as of December 31, 2023 and was valued at $196.3 million at the date of sale. The fair value of the retained 20% interest of the restricted Endeavor Content business was determined using the market approach. The key input assumption was the transaction price paid for the Company's 80% interest in the restricted Endeavor Content business. The Company recorded a net gain of $463.6 million, inclusive of a $121.1 million gain related to the remeasurement of the retained interest in the restricted Endeavor Content business to fair value and $15.0 million of transaction costs, in other income, net during the year ended December 31, 2022. The restricted Endeavor Content business was included in the Company’s Representation segment prior to the sale.

Diamond Baseball Holdings

In September 2022, the Company closed the sale of the ten PDL Clubs that operated under the DBH umbrella to Silver Lake, stockholders of the Company, for an aggregate purchase price of $280.1 million in cash. The Company recorded a net gain of $23.3 million in other income, net during the year ended December 31, 2022. The business was included in the Company's Owned Sports Properties segment.

2022 HELD FOR SALE

In the third quarter of 2022, the Company began marketing a business for sale and due to the progression of the sale process, determined that it met all of the criteria to be classified as held for sale as of December 31, 2022. The business is included in the Company's Events, Experiences & Rights reporting segment. The assets and liabilities of this business held for sale are $12.0 million and $2.7 million, respectively, as of December 31, 2022, which were not material to the Company’s overall financial position.

2021 ACQUISITIONS

FlightScope, Next College Student Athlete, Mailman and Diamond Baseball Holdings

In April 2021, the Company acquired the issued and outstanding equity interests of EDH Tennis Limited, the holding company of FlightScope Services sp. z o.o., comprising the services business of FlightScope (collectively, "FlightScope"). FlightScope is a data collection, audio-visual production and tracking technology specialist for golf and tennis events. Flightscope has been included in discontinued operations (Note 4). In June 2021, the Company acquired the Path-to-College business of Reigning Champs, LLC, whose primary business is Next College Student Athlete (collectively, with the other acquired Path-to-College businesses, "NCSA"). NCSA consists of companies that offer recruiting and admissions services and related software products to high school student athletes, as well as college athletic departments and admissions officers. NCSA was sold as part of the Academy divestiture in the second quarter of 2023, as described above. In July 2021, the Company acquired 100% of the equity interests of Wishstar Enterprises Limited, the holding company of multiple entities (collectively, "Mailman"). Mailman is a digital sports agency and consultancy serving global sports properties. In December 2021, the Company acquired six PDL Clubs, which such clubs were being operated under the DBH umbrella through the date of disposition (see 2022 Divestitures above). The combined aggregate purchase price for these acquisitions was $469.6 million.

The Company incurred $10.7 million in transaction related costs in connection with these acquisitions. The costs were expensed as incurred and included in selling, general and administrative expenses in the consolidated statement of operations.

The goodwill for FlightScope and NCSA was assigned to the Events, Experiences & Rights segment, the goodwill for Mailman was assigned to the Representation and Events, Experiences & Rights segments, and the goodwill for DBH was assigned to the Owned Sports Properties segment. FlightScope was reclassified to the SD&T segment effective January 1, 2023 and the SD&T segment was subsequently recast as discontinued operations (Note 4). The goodwill is partially deductible for tax purposes. The weighted average life of finite-lived intangible assets acquired for FlightScope, NCSA, Mailman, and DBH is 4.4, 5.2, 7.6, and 18.2 years, respectively.

Allocation of Purchase Price

The acquisitions were accounted for as business combinations and the fair values of the assets acquired and liabilities assumed in the business combinations are as follows (in thousands):

	FlightScope	NCSA	Mailman	DBH
Cash and cash equivalents	$1,042	$3,655	$16,598	$1,133
Accounts receivable	475	5,619	11,292	1,027
Deferred costs	94	1,096	476	—
Other current assets	1,640	10,238	1,713	1,565
Property, buildings and equipment	1,089	2,804	585	5,425
Right of use assets	1,272	4,951	359	37,087
Investments	—	—	1,239	—
Other assets	1,056	5,472	2,085	942
Intangible assets:
Trade names	—	21,100	800	—
Customer relationships	2,700	10,000	12,400	8,540
Internally developed software	15,400	37,100	—	—
Other	—	—	—	97,410
Goodwill	33,550	214,106	22,342	66,379
Accounts payable and accrued expenses	(806)	(20,855)	(16,255)	(2,287)
Other current liabilities	(187)	(10,318)	(1,606)	(171)
Debt	—	—	(4,338)	(250)
Operating lease liability	(1,272)	(4,951)	(359)	(31,487)
Deferred revenue	(631)	(51,617)	(972)	(4,720)
Other long-term liabilities	(4,334)	(31,603)	(3,485)	(1,754)
Net assets acquired	$51,088	$196,797	$42,874	$178,839

6. SUPPLEMENTARY DATA

Property, Buildings and Equipment

Property, buildings and equipment consisted of the following (in thousands):

	December 31,
	2023	2022
Land	$81,246	$125,615
Buildings and improvements	650,287	506,785
Furniture and fixtures	166,503	171,491
Office, computer, production and other equipment	260,210	141,293
Computer software	219,982	169,309
Construction in progress	42,858	58,730
	1,421,086	1,173,223
Less: accumulated depreciation	(506,441)	(501,776)
Total property, buildings and equipment, net	$914,645	$671,447

Depreciation of property, buildings and equipment, including amortization of leasehold improvements, was $111.5 million, $91.7 million and $87.6 million during the years ended December 31, 2023, 2022 and 2021, respectively.

Accrued Liabilities

The following is a summary of accrued liabilities (in thousands):

	December 31,
	2023	2022
Accrued operating expenses	$322,347	$250,448
Payroll, bonuses and benefits	256,715	166,649
Other	105,328	89,903
Total accrued liabilities	$684,390	$507,000

Valuation and Qualifying Accounts

The following table sets forth information about the Company's valuation and qualifying accounts (in thousands):

	Balance at	Additions/Charged			Divestitures /	Balance at
	Beginning	to Costs and		Foreign	Assets Held	End of
	of Year	Expenses, Net	Deductions	Exchange	for Sale	Year

Allowance for doubtful accounts
Year Ended December 31, 2023	$51,755	$25,898	$(13,603)	$775	$(6,799)	$58,026
Year Ended December 31, 2022	$54,786	$13,841	$(14,963)	$(1,909)	$—	$51,755
Year Ended December 31, 2021	$63,412	$6,935	$(12,503)	$(602)	$(2,456)	$54,786

Deferred tax valuation allowance
Year Ended December 31, 2023	$171,521	$11,064	$—	$(72)	$—	$182,513
Year Ended December 31, 2022	$858,932	$(686,369)	$—	$(1,042)	$—	$171,521
Year Ended December 31, 2021	$115,556	$743,463	$—	$(87)	$—	$858,932

Supplemental Cash Flow

The Company’s supplemental cash flow information is as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Supplemental information:
Cash paid for interest	$353,932	$242,972	$190,333
Cash payments for income taxes	73,654	42,084	32,468

Non-cash investing and financing activities:
Capital expenditures included in accounts payable and accrued liabilities	$57,472	$31,922	$10,609
Contingent consideration provided in connection with acquisitions	7,637	1,500	4,245
Establishment and acquisition of non-controlling interests	6,331	414,985	3,087,301
Accretion of redeemable non-controlling interests	(6,465)	83,225	36,243
Investment in affiliates retained from a business divestiture	—	202,220	—
Deferred consideration in connection with acquisitions	6,567	31,770	—
Non-cash contributions from non-controlling interests	9,000	—	—
Issuance of Class A common stock due to an acquisition	781	70,254	—
Acquisition of WWE, net of deferred consideration	8,111,055	—	—
Items arising from exchanges of EOC units and Endeavor Manager units, and changes in ownership:
Establishment of liabilities under tax receivable agreement	69,465	4,639	32,081
Deferred tax asset	56,443	5,458	—

7. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying value of goodwill are as follows (in thousands):

	Owned Sports Properties	Events, Experiences & Rights	Representation	Total
Balance — December 31, 2021	$2,741,048	$1,176,905	$499,362	$4,417,315
Acquisitions	25,585	347,582	—	373,167
Divestiture	(91,964)	(8,390)	—	(100,354)
Impairment	—	(689)	—	(689)
Assets held for sale	—	(3,607)	—	(3,607)
Foreign currency translation and other	(631)	(6,825)	(1,106)	(8,562)
Balance — December 31, 2022	$2,674,038	$1,504,976	$498,256	$4,677,270	(1)
Acquisitions	5,063,775	20,539	19,175	5,103,489
Divestiture	—	(235,376)	—	(235,376)
Impairment	—	(31,772)	—	(31,772)
Foreign currency translation and other	71	3,526	(65)	3,532
Balance — December 31, 2023	$7,737,884	$1,261,893	$517,366	$9,517,143	(1)

(1) Net of accumulated impairment losses of $224.4 million and $192.7 million as of December 31, 2023 and 2022, respectively.

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2023 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trade names	22.7	$3,138,390	$(420,798)	$2,717,592
Customer and client relationships	8.3	2,229,807	(1,159,370)	1,070,437
Internally developed technology	3.2	104,248	(68,216)	36,032
Other	4.0	149,187	(53,994)	95,193
		5,621,632	(1,702,378)	3,919,254
Indefinite-lived:
Trade names		410,113	—	410,113
Owned events		482,917	—	482,917
Total intangible assets		$6,514,662	$(1,702,378)	$4,812,284

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2022 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trade names	17.3	$976,357	$(342,637)	$633,720
Customer and client relationships	6.3	1,318,481	(1,068,531)	249,950
Internally developed technology	3.4	108,198	(81,401)	26,797
Other	4.3	44,933	(44,619)	314
		2,447,969	(1,537,188)	910,781
Indefinite-lived:
Trade names		447,559	—	447,559
Owned events		463,481	—	463,481
Total intangible assets		$3,359,009	$(1,537,188)	$1,821,821

Intangible asset amortization expense was $198.7 million, $157.0 million and $187.9 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Estimated annual intangible amortization for the next five years and thereafter is as follows (in thousands):

Years Ending
December 31,
2024	$354,037
2025	295,941
2026	278,485
2027	256,253
2028	237,251
Thereafter	2,497,287
Total	$3,919,254

Annual Impairment Assessments

During the years ended December 31, 2023, 2022 and 2021, the Company completed its annual impairment review of goodwill and intangibles. For the year ended December 31, 2023, the Company recorded total non-cash impairment charges of $31.8 million for goodwill and $43.1 million for intangibles driven by lower projections. All of the goodwill and the intangible assets impairment were recorded in the Company’s Events, Experiences & Rights segment. The Company determines the fair value of each reporting unit based on discounted cash flows using an applicable discount rate for each reporting unit. Intangible assets were valued based on a relief from royalty method or an excess earnings method. For the years ended December 31, 2022 and 2021, the Company did not record an impairment charge for such review.

In connection with certain divestitures, the Company recorded a non-cash impairment charge for goodwill of $0.7 million for the year ended December 31, 2022, which was recorded in the Company's Events, Experiences & Rights segment; and the Company recorded non-cash impairment charges for goodwill of $4.5 million for the year ended December 31, 2021, of which $2.0 million and $2.5 million were recorded in the Company's Events, Experiences & Rights and Representation segments, respectively.

8. INVESTMENTS

The following is a summary of the Company’s investments (in thousands):

	December 31,
	2023	2022
Equity method investments (1)	$199,987	$209,523
Equity investments without readily determinable fair values	193,867	120,834
Equity investments with readily determinable fair values	325	153
Total investments	$394,179	$330,510

(1) The book value of three equity method investments exceeded the Company’s percentage ownership share of their underlying net assets by $21.5 million, $27.7 million and $10.6 million as of December 31, 2023 and $32.4 million, $26.5 million, and $21.4 million as of December 31, 2022. The basis differences, primarily resulting from acquisition purchase price step-ups on the investments, are accounted for as goodwill, which is not tested for impairment separately. Instead, the investments are tested if there are indicators of an other-than-temporary decline in carrying value.

Equity Method Investments

As of December 31, 2023 and 2022, the Company held various investments in non-marketable equity instruments of private companies. As of December 31, 2023, the Company’s equity method investments are primarily comprised of the restricted Endeavor Content business (now operating under the name Fifth Season) and Sports News Television Limited. The Company’s ownership of its equity method investments ranges from 5% to 50%, and 6% to 50% as of December 31, 2023 and 2022, respectively.

In January 2022, in connection with the Company's sale of 80% of the restricted Endeavor Content business, the Company retained 20% ownership in the restricted Endeavor Content business ("Fifth Season"). In December 2023, the Company’s current ownership interest is 15% as a result of an investment made in Fifth Season by a third party investor. The Company recognized a $10.1 million gain as a result of the reduction of its equity interest in Fifth Season. The investment is accounted for as an equity method investment. The Company’s share of the net loss of Fifth Season for the year ended December 31, 2023 and period ended December 31, 2022 were $21.2 million, and $11.2 million, respectively, and was recognized within equity losses of affiliates in the consolidated statements of operations.

In September 2023, Learfield IMG College underwent a recapitalization transaction that resulted in the Company’s ownership interest in Learfield, the recapitalized Learfield IMG College, being reduced from approximately 42% to approximately 1%. Subsequent to the recapitalization transaction, the Company accounts for its interest in Learfield as an investment without readily determinable fair value. The Company’s share of the net loss of Learfield IMG College for the years ended December 31, 2023, 2022 and 2021 was none, $129.7 million and $76.1 million, respectively, and was recognized within equity losses of affiliates in the consolidated statements of operations. The Company's share of the results of Learfield IMG College for the year ended December 31, 2022 included a $56.1 million charge as a result of its annual goodwill and indefinite lived intangibles asset impairment test, primarily due to continued losses.

During the years ended December 31, 2023, 2022 and 2021, other-than-temporary impairment charges were $9.9 million, $84.6 million, and none, respectively, for its equity method investments, which were recognized within equity losses of affiliates in the consolidated statements of operations.

Summarized Financial Information

The following is a summary of financial data for investments in affiliates accounted for under the equity method of accounting (in thousands):

	2023	2022
Current assets	$809,291	$999,053
Non-current assets	1,091,480	2,126,558
Current liabilities	762,109	2,023,091
Non-current liabilities	483,441	527,097

	Years Ended December 31,
	2023	2022	2021
Revenue	$791,337	$1,826,585	$1,221,173
Income (loss) from operations	322	(211,924)	31,540
Net Loss	(81,865)	(359,665)	(153,324)

Equity Investments without Readily Determinable Fair Values

As of December 31, 2023 and 2022, the Company holds various investments in non-marketable equity instruments of private companies. During 2023, 2022 and 2021, the Company invested $63.2 million, $29.4 million and $28.7 million, respectively, in investments without readily determinable fair value.

For the years ended December 31, 2023, 2022 and 2021, the Company performed its assessment on its investments without readily determinable fair values and recorded a net increase of $0.6 million, $13.1 million and $14.1 million, respectively, in other income, net in the consolidated statements of operations. The net increase for each year was due to observable price changes. For the years ended December 31, 2023, 2022 and 2021 the Company recorded gains on disposals/sales of $1.1 million, $3.3 million, and $3.1 million respectively.

9. FINANCIAL INSTRUMENTS

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. In addition, the Company enters into interest rate swaps to hedge certain of its interest rate risks on its debt. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions.

As of December 31, 2023, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 12 months from December 31, 2023) (in thousands except for exchange rates):

Foreign Currency	Foreign Currency Amount		US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
British Pound Sterling	£ 21,376	in exchange for	$26,332	£ 0.81
Euro	€2,435	in exchange for	$2,700	€0.90
Singapore Dollar	S$2400	in exchange for	$1,843	S$ 1.30

For forward foreign exchange contracts designated as cash flow hedges, the Company recognized net gains (losses) in accumulated other comprehensive income (loss) of $0.3 million and $(0.2) million for the years ended December 31, 2022 and 2021, respectively. The Company did not recognize any gains or losses in accumulated other comprehensive income (loss) for the year ended December 31, 2023. The Company reclassified gains of $0.8 million and $0.7 million into net income for the years ended December 31, 2022 and 2021, respectively. The Company did not reclassify any gains or losses into net income for the year ended December 31, 2023.

For forward foreign exchange contracts not designated as cash flow hedges, the Company recorded net gains (losses) of $4.5 million, $(7.2) million and $0.8 million for the years ended December 31, 2023, 2022 and 2021, respectively. These amounts were included in other income, net in the consolidated statements of operations.

In certain circumstances, the Company enters into contracts that are settled in currencies other than the functional or local currencies of the contracting parties. Accordingly, these contracts consist of the underlying operational contract and an embedded foreign currency derivative element. Hedge accounting is not applied to the embedded foreign currency derivative element. The Company recorded net gains (losses) of $1.7 million, $(0.4) million and $(8.0) million for the years ended December 31, 2023, 2022 and 2021, respectively, in other income, net in the consolidated statements of operations.

In addition, the Company has entered into interest rate swaps for portions of its 2014 Credit Facilities and other variable interest bearing debt and has designated them cash flow hedges. In June 2023, the Company executed amendments to transition the interest rate swaps on its 2014 Credit Facilities from LIBOR to Term Secured Overnight Financing Rate ("SOFR") with a new average fixed coupon of approximately 2.05% for $1.5 billion of interest rate swaps and approximately 3.10% for $750 million of interest rate swaps. For the years ended December 31, 2023, 2022 and 2021, the Company recorded net gains of $23.2 million, $98.6 million and $28.9 million, respectively, in accumulated other comprehensive income (loss) and reclassified gains (losses) of $59.4 million, $(5.6) million and $(30.3) million, respectively, into net income.

10. FAIR VALUE MEASUREMENTS

The fair value hierarchy is composed of the following three categories:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurements.

The following tables present, for each of the fair value hierarchy levels, the Company’s assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of
	December 31, 2023
	Level I	Level II	Level III	Total
Assets:
Investments in equity securities with readily determinable fair values	$325	$—	$—	$325
Forward foreign exchange contracts	—	1,402	—	1,402
Interest rate swaps	—	32,683	—	32,683
Total	$325	$34,085	$—	$34,410
Liabilities:
Contingent consideration	$—	$—	$8,103	$8,103
Forward foreign exchange contracts	—	3,372	—	3,372
Total	$—	$3,372	$8,103	$11,475

	Fair Value Measurements as of
	December 31, 2022
	Level I	Level II	Level III	Total
Assets:
Investments in equity securities with readily determinable fair values	$153	$—	$—	$153
Interest rate swaps	—	75,865	—	75,865
Total	$153	$75,865	$—	$76,018
Liabilities:
Contingent consideration	$—	$—	$4,524	$4,524
Forward foreign exchange contracts	—	8,241	—	8,241
Total	$—	$8,241	$4,524	$12,765

There have been no transfers of assets or liabilities between the fair value measurement classifications during the year ended December 31, 2023.

Investments in Equity Securities with Readily Determinable Fair Values

The estimated fair value of the Company’s equity securities with readily determinable fair values is based on observable inputs in an active market, which is a Level 1 measurement within the fair value hierarchy.

Contingent Consideration

The Company has recorded contingent consideration liabilities in connection with its acquisitions. Contingent consideration is included in current liabilities and other long-term liabilities in the consolidated balance sheets. Changes in fair value are recognized in selling, general and administrative expenses. The estimated fair value of the contingent consideration is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Forward Foreign Exchange Contracts

The Company classifies its forward foreign exchange contracts within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (Note 9). As of December 31, 2023 and 2022, the Company had $1.3 million and none in other current assets, $0.1 million and none in other assets, $2.2 million and $3.2 million in other current liabilities, and $1.2 million and $5.1 million in other long-term liabilities, respectively, recorded in the consolidated balance sheets related to the Company’s forward foreign exchange contracts.

Interest Rate Swaps

The Company classifies its interest rate swaps within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (Note 9). The fair value of the swaps was $32.7 million and $75.9 million as of December 31, 2023 and 2022, respectively, and was included in other assets in the consolidated balance sheets.

11. DEBT

The following is a summary of outstanding debt (in thousands):

	December 31,
	2023	2022
2014 Credit Facilities:
First Lien Term Loan (due May 2025)	$2,243,784	$2,305,916
Zuffa Credit Facilities:
Zuffa First Lien Term Loan (due April 2026)	2,728,766	2,759,767
Other debt (3.25%-14.50% Notes due at various dates through 2033)	88,614	153,490
Total principal	5,061,164	5,219,173
Unamortized discount	(11,192)	(17,523)
Unamortized issuance costs	(21,661)	(33,104)
Total debt	5,028,311	5,168,546
Less: current portion	(58,894)	(88,309)
Total long-term debt	$4,969,417	$5,080,237

2014 Credit Facilities

As of December 31, 2023 and 2022, the Company had $2.2 billion and $2.3 billion, respectively, outstanding under a credit agreement that was entered into in connection with the 2014 IMG acquisition (the "2014 Credit Facilities"). The 2014 Credit Facilities consist of a first lien secured term loan (the "First Lien Term Loan") and a $200.0 million secured revolving credit facility (the "Revolving Credit Facility").

Payments under the First Lien Term Loan include 1% principal amortization that is payable in equal quarterly installments, with any remaining balance payable on the final maturity date of May 18, 2025. The First Lien Term Loan accrues interest at an annual interest rate of SOFR plus a credit spread adjustment (as defined in the credit agreement) plus 2.75%, with SOFR floor of 0.00%. Prior to June 2023, the reference rate was LIBOR.

Amounts under the Revolving Credit Facility are available to be borrowed and re-borrowed until its termination date, which is November 18, 2024. The Revolving Credit Facility accrues a commitment fee of 0.25-0.50% per annum on the unused balance. Borrowings under the Revolving Credit Facility accrue interest at a rate equal to SOFR plus 2.00-2.50%, depending on the First Lien Leverage Ratio, with a SOFR floor of 0.00%. Prior to April 2023, the reference rate was LIBOR. As of December 31, 2023 and 2022, there was no outstanding balance under the Revolving Credit Facility.

In June 2021, the Company repaid $256.7 million related to the First Lien Term Loan and $163.1 million related to the Revolving Credit Facility. The Company paid a $28.6 million redemption premium related to the First Lien Term loan that was recorded in the consolidated statement of operations as loss on extinguishment of debt in the year ended December 31, 2021. In addition, in September and December 2022 and July 2023, the Company repaid $250.0 million, $200.0 million and $32.0 million, respectively, related to the First Lien Term Loan.

The 2014 Credit Facilities contain a financial covenant that requires the Company to maintain a First Lien Leverage Ratio of Consolidated First Lien Debt to Consolidated EBITDA, as defined in the credit agreement, of no more than 7.5-to-1. The Company is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings on the Revolving Credit Facility plus outstanding letters of credit exceeding $50.0 million that are not cash collateralized exceeds thirty-five percent of the total Revolving Commitments as measured on a quarterly basis, as defined in the credit agreement. This covenant did not apply as of December 31, 2023 and 2022 as the Company had no borrowings outstanding under the Revolving Credit Facility.

The Company had outstanding letters of credit under the 2014 Credit Facilities totaling $28.9 million and $19.4 million as of December 31, 2023 and 2022, respectively.

Zuffa Credit Facilities

As of December 31, 2023 and 2022, the Company has $2.7 billion and $2.8 billion, respectively, outstanding under a credit agreement that was entered into in connection with the 2016 Zuffa acquisition (the "Zuffa Credit Facilities"). The Zuffa Credit Facilities consist of a first lien secured term loan (the "Zuffa First Lien Term Loan") and a secured revolving credit facility in an aggregate principal amount of $205.0 million and letters of credit in an aggregate face amount not in excess of $40.0 million (collectively, the "Zuffa Revolving Credit Facility"). The Zuffa Credit Facilities are secured by liens on substantially all of the assets of Zuffa, including WWE.

Payments under the Zuffa First Lien Term Loan include 1% principal amortization that is payable in equal quarterly installments, with any remaining balance payable on the final maturity date of April 2026. The Zuffa First Lien Term Loan accrues interest at an annual interest rate of SOFR plus a credit spread adjustment (as defined in the credit agreement) plus 2.75-3.00%, with SOFR floor of 0.00%. Prior to June 2023, the reference rate was LIBOR.

In October 2021, the Company completed an incremental $600.0 million borrowing of term loans. In December 2022, the Company repaid $50.0 million of term loans under the Zuffa Credit Facilities.

Amounts under the Zuffa Revolving Credit Facility are available to be borrowed and re-borrowed until its termination date, which is October 29, 2024. The Zuffa Revolving Credit Facility accrues a commitment fee of 0.25-0.50% per annum on the unused balance. Borrowings under the Zuffa Revolving Credit Facility accrue interest at a rate equal to SOFR plus 2.75-3.00%, depending on the First Lien Leverage Ratio, with a SOFR floor of 0.00%. Prior to April 2023, the reference rate was LIBOR. As of December 31, 2023 and 2022, there was no outstanding balance under the Zuffa Revolving Credit Facility.

The Zuffa Credit Facilities contain a financial covenant that requires Zuffa to maintain a First Lien Leverage Ratio of Consolidated First Lien Debt to Consolidated EBITDA as defined in the credit agreement of no more than 7-to-1 and of no more than 6.5-to-1 beginning on December 31, 2018. Zuffa is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings under the Zuffa Revolving Credit Facility plus outstanding letters of credit exceeding $10.0 million that are not cash collateralized exceeds thirty-five percent of the capacity of the Zuffa Revolving Credit Facility as measured on a quarterly basis, as defined in the credit agreement. This covenant did not apply as of December 31, 2023 and 2022 as Zuffa had no borrowings outstanding under the Zuffa Revolving Credit Facility.

Zuffa had no outstanding letters of credit under the Zuffa Credit Facilities as of December 31, 2023 and 2022.

Other Debt

On Location Revolver

As of December 31, 2023, the Company has an OL revolving credit agreement with $42.9 million of borrowing capacity. The maturity date is the earlier of August 2026 or the date that is 91 days prior to the maturity date of the term loans under the 2014 Credit Facilities. As of December 31, 2023 and 2022, there were no borrowings outstanding under this agreement.

The OL revolving credit agreement contains a financial covenant that requires OL to maintain a First Lien Leverage Ratio of Consolidated First Lien Debt to Consolidated EBITDA, as defined in the credit agreement, of no more than 3-to-1. The Company is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings on the OL revolving credit facility plus outstanding letters of credit exceeding $2.0 million that are not cash collateralized exceeds forty percent of the total Revolving Commitments as measured on a quarterly basis, as defined in the credit agreement. The financial debt covenant of the OL revolving credit facility did not apply as of December 31, 2023 and 2022 as OL has no borrowings outstanding under the OL revolving credit agreement.

OL had no outstanding letters of credit under the revolving credit agreement as of December 31, 2023 and 2022. In June 2023, the Company executed an amendment of the OL Revolving Credit Facility to replace LIBOR with SOFR.

In July 2023, the Company repaid $16.9 million for borrowings outstanding under the OL revolving credit agreement as well as paid $18.0 million outstanding under other debt arrangements.

Receivables Purchase Agreement

In January 2020, IMG Media Limited ("IMG UK") entered into an arrangement to monetize amounts invoiced under a media rights agreement by transferring them to a third party on a nonrecourse basis. As IMG UK retained continuing involvement in the delivery of the invoiced services, the transferred amounts represent a sale of future revenue and were classified as debt. As of December 31, 2023 and 2022, the debt outstanding under this arrangement was $4.7 million and $28.2 million, respectively. The debt is accounted for under the effective interest method with principal reductions recognized as the Company performs under the rights agreement.

Zuffa Secured Commercial Loans

Zuffa has two loan agreements totaling $40.0 million, which were used to finance the purchase of a building and its adjacent land ("Zuffa Secured Commercial Loans"). The Zuffa Secured Commercial Loans have identical terms except one loan is secured by a deed of trust for the Zuffa’s headquarters building and underlying land in Las Vegas and the other loan is secured by a deed of trust for the newly acquired building and its adjacent land, also located in Las Vegas. The Zuffa Secured Commercial Loans bear interest at a rate of SOFR plus 1.70% (with a SOFR floor of 0.88%) and principal amortization of 4% is payable in monthly installments with any remaining balance payable on the final maturity date of November 1, 2028. Prior to May 2023, the reference rate was LIBOR.

The Zuffa Secured Commercial Loans contain a financial covenant that requires Zuffa to maintain a Debt Service Coverage Ratio of consolidated debt to Adjusted EBITDA as defined in the loan agreements of no more than 1.15-to-1 as measured on an annual basis. As of December 31, 2023 and 2022, Zuffa was in compliance with its financial debt covenant under the Zuffa Secured Commercial Loans.

Debt Maturities

The Company will be required to repay the following principal amounts in connection with its debt obligations (in thousands):

Years Ending
December 31,
2024	$75,388
2025	2,254,990
2026	2,674,727
2027	5,419
2028	37,239
Thereafter	13,401
Total	$5,061,164

2014 Credit Facilities and Zuffa Credit Facilities

The 2014 Credit Facilities and the Zuffa Credit Facilities restrict the ability of certain subsidiaries of the Company to make distributions and other payments to the Company. These restrictions do include exceptions for, among other things, (1) amounts necessary to make tax payments, (2) a limited annual amount for employee equity repurchases, (3) distributions required to fund certain parent entities, (4) other specific allowable situations and (5) a general restricted payment basket. As of December 31, 2023, EGH held cash of $40.5 million, long-term deferred tax benefits of $486.2 million, income taxes payable of $22.0 million, and a TRA liability of $990.5 million, of which $156.2 million was classified as current and $834.3 million was classified as long-term. As of December 31, 2022, EGH held long-term deferred income taxes of $756.4 million, as well as a TRA of $1,011.7 million, of which $50.1 million was classified as current and $961.6 million was classified as long-term. Otherwise, EGH has no material separate cash flows or assets or liabilities other than the investments in its subsidiaries. All its business operations are conducted through its operating subsidiaries; it has no material independent operations. EGH has no other material commitments or guarantees. As a result of the restrictions described above, substantially all of the subsidiaries’ net assets are effectively restricted in their ability to be transferred to EGH as of December 31, 2023 and 2022, respectively.

As of December 31, 2023 and 2022, the Company’s First Lien Term Loan under the 2014 Credit Facilities and Zuffa’s First Lien Term Loan under its Credit Facilities had an estimated fair value of $5.0 billion and $5.0 billion, respectively. The estimated fair values of the Company’s First Lien Term Loan under the 2014 Credit Facilities and Zuffa’s First Lien Term Loan under its Credit Facilities are based on quoted market values for the debt. Since the First Lien Term Loan under the 2014 Credit Facilities and Zuffa’s First Lien Term Loan under its Credit Facilities do not trade on a daily basis in an active market, fair value estimates are based on market observable inputs based on quoted market prices and borrowing rates currently available for debt with similar terms and average maturities, which are classified as Level 2 under the fair value hierarchy.

12. SHAREHOLDERS'/ MEMBERS’ EQUITY

Stock Repurchases

In May 2023, the Company approved an event-driven repurchase authorization that permitted the Company to repurchase shares of our Class A common stock in an aggregate amount of up to $300.0 million, with the proceeds from the sale of the Academy. Under this repurchase authorization, the Company was permitted to make purchases at any time and from time to time in the open market, by block purchases, in privately negotiated transactions, including under plans complying with Rules 10b5-1 or 10b-18 under the Securities Exchange Act of 1934, as amended, or in such other manner as determined by the Company with the amount and timing of repurchases to be determined at its discretion, depending on market conditions and corporate needs. In September 2023, the Company expanded the repurchase authorization to also include repurchases of EOC units, and in October 2023, the Company redeemed 4.0 million EOC common units for $93.6 million.

In August 2023, the Company entered into an accelerated share repurchase agreement with a financial institution. During the third quarter of 2023, the Company repurchased 6.5 million shares of its Class A common stock for an aggregate amount of $200.0 million under this share repurchase agreement. The accelerated share repurchase agreement was accounted for as a repurchase, which was recognized in accumulated deficit, and as an equity forward contract indexed to the Company’s Class A common stock. The equity forward contract was initially classified as an equity instrument and was recognized in additional paid in capital. In December 2023, upon final settlement of the equity forward contract, the Company received 2.6 million additional shares of its Class A common stock, at which point the equity gain on the equity forward contract was recognized in accumulated deficit.

Following the final settlement of this $200.0 million accelerated share repurchase as well as the repurchase of $93.6 million in EOC units in October 2023 referenced above, the Company's activity under the repurchase authorization was completed and, as of December 31, 2023, no amount remained under the repurchase authorization.

Dividends

In September and December 2023, the Company declared and paid quarterly cash dividends of $27.4 million and $27.1 million, respectively. The dividends were paid from Endeavor Operating Company to its common unit holders, including EGH, which, in turn, paid its portion as dividends to holders of shares of the Company's Class A common stock.

Reorganization Transactions

As discussed in Note 1, the Company closed its IPO on May 3, 2021. Prior to the closing of the IPO, a series of reorganization transactions (the "Reorganization Transactions") was completed:

• EGH’s certificate of incorporation was amended and restated to, among other things, provide for the following common stock:

Class of Common Stock	Par Value	Votes	Economic Rights
Class A common stock	$0.00001	1	Yes
Class B common stock	$0.00001	None	Yes
Class C common stock	$0.00001	None	Yes
Class X common stock	$0.00001	1	None
Class Y common stock	$0.00001	20	None

Voting shares of EGH’s common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders;

• Endeavor Manager became the sole managing member of EOC and EGH became the sole managing member of Endeavor Manager;

• Endeavor Manager issued to equity holders of certain management holding companies common interest units in Endeavor Manager along with paired shares of its Class X common stock as consideration for the acquisition of Endeavor Operating Company Units held by such management holding companies;

• For certain pre-IPO investors, EGH issued shares of its Class A common stock, Class Y common stock and rights to receive payments under a TRA and for certain other pre-IPO investors, EGH issued shares of its Class A common stock as consideration for the acquisition of Endeavor Operating Company Units held by such pre-IPO investors;

• For holders of Endeavor Operating Company Units which remained outstanding following the IPO, EGH issued paired shares of its Class X common stock and, in certain instances, Class Y common stock, in each case equal to the number of Endeavor Operating Company Units held and in exchange for the payment of the aggregate par value of the Class X common stock and Class Y common stock received; and

• Certain Endeavor Profits Units, Endeavor Full Catch-Up Profits Units and Endeavor Partial Catch-Up Profits Units remained outstanding following the closing of the IPO. Subsequent to the IPO, the Endeavor Full Catch-up Profits Units were recapitalized and converted into Endeavor Operating Company Units and the Endeavor Partial Catch-Up Profits Units were recapitalized and converted into Endeavor Profits Units.

Subsequent to the closing of the IPO, several new and current investors purchased in the aggregate 75,584,747 shares of Class A common stock at a price per share of $24.00 (the "Private Placement"). Of these shares, 57,378,497 were purchased from EGH and 18,206,250 were purchased from an existing investor. EGH registered these shares of Class A common stock on a Form S-1 registration statement. Net proceeds from the IPO and the Private Placement, after deducting underwriting discounts and commissions and offering expenses, was $1,886.6 million.

Subsequent to the closing of the IPO and the Private Placement, through a series of transactions, EOC acquired the equity interests of the then minority unitholders of TKO OpCo, which owns and operates the UFC (the "UFC Buyout"). This resulted in EOC directly or indirectly owning 100% of the equity interests of Zuffa from May 3, 2021 until the Transactions (Note 5). In consideration for the then minority unitholders’ equity interests of TKO OpCo, (a) EGH and its subsidiaries issued to certain of such unitholders shares of Class A common stock, Endeavor Operating Company Units, Endeavor Manager Units, shares of Class X common stock and/or shares of Class Y common stock, and (b) EGH used $835.7 million of the net proceeds from the IPO and the concurrent private placements to purchase Endeavor Operating Company Units from certain of such holders. In addition, some of those minority unitholders sold their equity interests of EGH to the private placement investors in the concurrent private placement.

Proceeds, after the UFC Buyout and payment of underwriting discounts and commissions and certain offering expenses, were contributed to Endeavor Manager in exchange for Endeavor Manager Units. Endeavor Manager then in turn contributed such net proceeds to Endeavor Operating Company in exchange for Endeavor Operating Company Units.

Non-controlling Interests

The UFC Buyout took place on May 3, 2021 and resulted in EOC directly or indirectly owning 100% of the equity interests of TKO OpCo from the date of the buyout until the closing of the Transactions (Note 5). As a result of the Transactions, (A) EGH and/or its subsidiaries received (1) a 51.0% controlling non-economic voting interest in TKO on a fully-diluted basis and (2) a 51.0% economic interest on a fully-diluted basis in TKO OpCo, and (B) the stockholders of WWE received (1) a 49.0% voting interest in TKO on a fully-diluted basis and (2) a 100% economic interest in TKO, which in turn holds a 49.0% economic interest in TKO OpCo on a fully-diluted basis. The Company's nonredeemable non-controlling interests has been adjusted to reflect the Transactions.

In November 2023, TKO repurchased 1,308,729 shares of its Class A Common Stock for an aggregate purchase price of approximately $100.0 million (the "Share Repurchase"). TKO funded the Share Repurchase with approximately $100.0 million of borrowings under the Zuffa Revolving Credit Facility, which was repaid in December 2023.

13. REDEEMABLE NON-CONTROLLING INTERESTS

On Location

In connection with the acquisition of On Location Events, LLC, dba On Location ("OL") in January 2020, the Company entered into the OL LLC Agreement of OLE Parent with 32 Equity, LLC ("32 Equity"). The terms of the agreement provided 32 Equity with certain rights to put its common units in OLE Parent to the Company upon a termination of the Commercial License Agreement ("CLA") or at its option at any time following the Lockup Period as defined. The Company also had certain call rights to require 32 Equity to sell its common units in OLE Parent to the Company upon a termination of the CLA in the event the aforementioned put rights were not exercised. The put/call price was an amount equal to fair market value and the exercise of these put/call rights would have given rise to an obligation of the Company to make a premium payment to 32 Equity in certain circumstances. The premium payment was recognized as a separate unit of account from the non-controlling interest.

In April 2022, a series of transactions was completed between the Company and 32 Equity. Per the terms of the OL LLC Agreement, 32 Equity had the right to purchase additional common units in OLE Parent from the Company that would result in 32 Equity having an aggregate ownership percentage interest in OLE Parent of 32% at a price per unit equal to the original acquisition price of its rollover equity. 32 Equity exercised such right and paid the Company cash of $87.9 million. Following this exercise, EOC issued 8,037,483 EOC common units (and 32 Equity obtained an equal number of paired shares of the Company's Class X common stock) in exchange for 32 Equity's non-controlling interests of OLE Parent. The aggregate value of the shares was $223.7 million based on the volume-weighted average trading price of the Class A common stock for thirty days ending on the day before the close. The Company and 32 Equity also agreed to settle the premium contingent consideration resulting in the Company paying 32 Equity $24.0 million in cash. In addition, the Company issued 495,783 shares of Class A common stock to several employees of the Company in exchange for the employees' direct or indirect interests in OLE Parent based on the same valuation. As a result of these transactions, OLE Parent became an indirect wholly-owned subsidiary of EOC.

China

In June 2016, the Company received a contribution of $75.0 million from third parties in a newly formed subsidiary of the Company that was formed to expand the Company’s existing business in China ("Endeavor China"). This contribution gave the non-controlling interests holders approximately 34% ownership of the subsidiary. The holders of the non-controlling interests had the right to put their investment to the Company at any time after June 1, 2023 for fair market value.

In April 2022, the Company issued 5,693,774 shares of Class A common stock in exchange for the non-controlling partnership interests of Endeavor China. The aggregate value of the shares was $158.5 million based on the volume-weighted average trading price of the Class A common stock for thirty days ending on the day before the close. In addition, EOC issued 659,896 common units in EOC to several employees of the Company, including members of management (and such employees obtained an equal number of paired shares of the Company's Class X common stock), in exchange for the employees' direct or indirect interests in Endeavor China based on the same valuation. As a result of these transactions, Endeavor China became an indirect wholly-owned subsidiary of EOC.

Barrett-Jackson

In connection with the acquisition of Barrett-Jackson in August 2022 (Note 5), the terms of the agreement provide the sellers a put option to sell their remaining ownership to IMG Auction Company, LLC, a subsidiary of the Company. The first election is between April and July 2029 for 29.9% of the total issued and outstanding units of Barrett-Jackson at that time and the second election is between April and July 2031 for any remaining ownership at that time. The purchase price of the put right is equal to Barrett-Jackson's EBITDA, as defined, multiplied by 13. This redeemable non-controlling interest was recognized at the acquisition date at fair value of $210.1 million. As of December 31, 2023 and 2022, the estimated redemption value was below the carrying value of $203.9 million and $207.9 million, respectively.

Zuffa

In July 2018, the Company received a contribution of $9.7 million from third parties (the "Russia Co-Investors") in a newly formed subsidiary of the Company (the "Russia Subsidiary") that was formed to expand the Company’s existing business in Russia and certain other countries in the Commonwealth of Independent States. The terms of this contribution provide the Russia Co-Investors with a put option to sell their ownership in the Russia Subsidiary five years and nine months after the consummation of the contribution. The purchase price of the put option is the greater of the total investment amount, defined as the Russia Co-Investors’ cash contributions less cash distributions, or fair value. As of December 31, 2023 and 2022, the estimated redemption value was $11.2 million and $9.7 million, respectively.

Frieze

In connection with the acquisition of Frieze in 2016, the terms of the agreement provide the sellers with a put option to sell their remaining 30% interest after fiscal year 2020. The Company also has a call option to buy the remaining 30% interest after fiscal year 2020 or upon termination of employment of the sellers who continued to be employees of Frieze after the acquisition. The price of the put and call option is equal to Frieze’s prior year’s EBITDA multiplied by 7.5. As of December 31, 2022, the estimated redemption value was below the carrying value of $24.6 million. In May 2023, the Company exercised its call option to purchase the remaining 30% interest for $16.5 million.

14. EARNINGS PER SHARE

Basic earnings per share is calculated utilizing net income (loss) from continuing operations, net (loss) income from discontinued operations, or net (loss) income, available to common stockholders of the Company, divided by the weighted average number of shares of Class A Common Stock outstanding during the same period. Diluted EPS is calculated by dividing the net income (loss) from continuing operations, net (loss) income from discontinued operations, or net (loss) income, available for common stockholders, by the diluted weighted average shares outstanding for that period. The Company excludes securities from the calculation of diluted earnings per share if the effect of including such instruments is antidilutive.

Earnings per share for 2021 is calculated utilizing net income available to common stockholders of the Company since May 1, 2021 divided by the weighted average number of shares of Class A Common Stock outstanding during the same period. The Company’s outstanding equity-based compensation awards under its equity-based compensation arrangements (Note 15) were anti-dilutive during such period.

The computation of earnings per share and weighted average shares of the Company’s common stock outstanding for the period presented below (in thousands, except share and per share data):

	Year ended December 31, 2023	Year ended December 31, 2022	May 1, 2021 - December 31, 2021
Numerator for basic earnings (loss) per share
Numerator for continuing operations
Net income (loss) from continuing operations	$551,740	$310,000	$(493,677)
Less: Net income (loss) attributable to noncontrolling interests	194,618	187,701	(184,529)
Net income (loss) from continuing operations attributable to the Company	357,122	122,299	(309,148)
Adjustment to net income (loss) attributable to the Company	313	5,497	(1,798)
Net income (loss) from continuing operations attributable to EGH common shareholders- Basic	$357,435	$127,796	$(310,946)

Numerator for discontinued operations
Net income from discontinued operations	$5,729	$11,664	$19,136
Less: Net income attributable to noncontrolling interests	6,335	4,830	6,613
Net (loss) income from discontinued operations attributable to EGH common shareholders- Basic	$(606)	$6,834	$12,523

Net income (loss) attributable to EGH common shareholders for basic earnings (loss) per share	$356,829	$134,630	$(298,423)

	Year ended December 31, 2023	Year ended December 31, 2022	May 1, 2021 - December 31, 2021
Numerator for diluted (loss) earnings per share
Numerator for continuing operations
Net income (loss) from continuing operations	$551,740	$310,000	$(493,677)
Less: Net income (loss) attributable to noncontrolling interests	23,379	191,900	(184,529)
Net income (loss) from continuing operations attributable to the Company	528,361	118,100	(309,148)
Adjustment to net income (loss) attributable to the Company	313	5,497	(1,798)
Net income (loss) from continuing operations attributable to EGH common shareholders- Diluted	$528,674	$123,597	$(310,946)

Numerator for discontinued operations
Net income from discontinued operations	$5,729	$11,664	$19,136
Less: Net income attributable to noncontrolling interests	6,335	4,830	6,613
Net (loss) income from discontinued operations attributable to EGH common shareholders- Diluted	$(606)	$6,834	$12,523

Net income (loss) attributable to EGH common shareholders for diluted earnings (loss) per share	$528,068	$130,431	$(298,423)

	Year ended December 31, 2023	Year ended December 31, 2022	May 1, 2021 - December 31, 2021
Denominator for basic and diluted earnings (loss) per share
Weighted average Class A Common Shares outstanding - Basic	298,915,993	281,369,848	262,119,930
Additional shares assuming exchange of all EOC Profits Units	802,961	1,567,981	—
Additional shares from RSUs, Stock Options and Phantom Units, as calculated using the treasury stock method	2,178,731	1,870,980	—
Additional shares assuming exchange of all Endeavor Operating Units and Endeavor Manager Units	157,836,630	—	—
Additional shares assuming redemption of redeemable non-controlling interests	5,128,584	2,899,023	—
Weighted average number of shares used in computing diluted earnings (loss) per share	464,862,899	287,707,832	262,119,930

	Year ended December 31, 2023	Year ended December 31, 2022	May 1, 2021 - December 31, 2021
Earnings (loss) per share
Basic earnings (loss) per share from continuing operations	$1.19	$0.46	$(1.19)
Basic earnings per share from discontinued operations	—	0.02	0.05
Basic	1.19	0.48	(1.14)

Diluted earnings (loss) per share from continuing operations	1.14	0.43	(1.19)
Diluted earnings per share from discontinued operations	—	0.02	0.05
Diluted	1.14	0.45	(1.14)

	Year ended December 31, 2023	Year ended December 31, 2022	May 1, 2021 - December 31, 2021
Securities that are anti-dilutive for the period
Stock Options	4,083,844	2,512,767	3,350,666
Unvested RSUs	1,111,228	1,244,709	7,278,193
Manager LLC Units	—	23,242,032	26,415,650
EOC Common Units	—	141,711,612	144,549,587
EOC Profits Interest & Phantom Units	—	—	16,068,906
Accelerated share repurchase agreement	(948,343)	—	—

15. EQUITY BASED COMPENSATION

The Board grants various awards to certain employees and service providers for their time and commitment to the Company. The awards are designed to share in the equity value appreciation of the Company and are granted under various plans either directly by the Company, a Company subsidiary or indirectly through various management Holdco entities. Prior to the IPO, awards granted were in the form of common units, profits units or an equivalent to a profits unit (membership interest or phantom unit) that corresponds to common units or profits units as applicable. In connection with the IPO, the Company’s board of directors adopted the 2021 Incentive Award Plan (the "2021 Plan"). The 2021 Plan became effective on April 28, 2021 and was amended and restated effective April 24, 2023. As of December 31, 2023, the Company authorized a total of 34,024,998 shares of Class A common stock under the 2021 Plan.

Pursuant to the Transactions involving the business combination of WWE and TKO OpCo, TKO’s Board of Directors approved and adopted the TKO Group Holdings, Inc. 2023 Incentive Award Plan (the "TKO 2023 Plan") on September 12, 2023. A total of 10,000,000 shares of TKO Class A common stock have been authorized for issuance under the TKO 2023 Plan. In addition, TKO converted each WWE equity award of restricted stock units (RSUs) and performance stock units (PSUs) held by WWE directors, officers and employees into TKO RSUs and PSUs of equal value and vesting conditions (with such performance-vesting conditions equitably adjusted), respectively (the "Replacement Awards").

Additionally, the board of certain consolidated subsidiaries grant awards through plans in the form of profits units or phantom units that corresponds to profits units, designed to share in the equity value appreciation of each respective subsidiary.

Equity-based compensation by plan and total amounts included in selling, general and administrative expenses were as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
2021 Incentive Award Plan	$200,278	$180,757	$253,543
Pre-IPO equity awards	2,783	17,250	274,379
TKO 2023 Plan	6,724	—	—
WWE Replacement Awards	31,747	—	—
Other various subsidiaries awards	12,496	11,373	3,007
Total equity-based compensation expense	$254,028	$209,380	$530,929

As of December 31, 2023, total unrecognized compensation cost for unvested awards and the related remaining weighted average period for expensing is summarized below:

	Unrecognized Compensation Costs (in thousands)	Period Remaining (in years)

2021 Incentive Award Plan	$233,241	2.20
Pre-IPO equity awards	3,049	1.70
TKO 2023 Plan	66,958	2.32
WWE Replacement Awards	59,370	2.30
Total equity-based unrecognized compensation costs	$362,618

Valuation Techniques

For time-based vesting RSUs and restricted share awards (RSAs), the Company used the closing share price on the date of grant. For RSUs with market-based vesting conditions, the Company used a Monte Carlo simulation model to determine the fair value and the derived service periods of these awards.

The Company estimates the fair value of each stock option (and prior to the IPO, each award) on the date of grant using a Black-Scholes option pricing model. Management is required to make certain assumptions with respect to selected model inputs. Expected volatility is based on comparable publicly traded companies’ stock movements. The expected life represents the period of time that the respective awards are expected to be outstanding. The risk-free interest rate is based on the U.S treasury yield curve in effect at the time of grant. All stock options exercised will be settled in Class A common stock. The key assumptions used for units granted in the years ended December 31, 2023, 2022 and 2021 are as follows:

	Risk-free Interest Rate	Expected Volatility	Expected Life (in years)	Expected Dividend Yield
2021 Incentive Award Plan
Year Ended December 31, 2023	3.47%	42.0%	6.00	0%
Year Ended December 31, 2022	1.85%-1.89%	40.9%	6.00	0%
Year Ended December 31, 2021	0.97%-1.34%	40.7%-41.6%	5.50 to 6.25	0%

Modifications and Conversion of Pre-IPO Profit Interests and Phantom Units

In connection with the closing of the IPO, the Company consummated certain Reorganization Transactions, as described in further detail in Note 1. As part of such transactions, modifications of certain pre-IPO equity-based awards were made primarily to remove certain forfeiture and discretionary call terms, which resulted in the Company recording additional equity-based compensation expense of $251.9 million during the year ended December 31, 2021.

2021 Incentive Award Plan

The terms of each award, including vesting and forfeiture, are fixed by the administrator of the 2021 Plan. Key grant terms include one or more of the following: (a) time-based vesting over a two to five year period or full vesting at grant; (b) market-based vesting conditions at graduated levels upon the Company’s attainment of certain market price per share thresholds; and (c) expiration dates (if applicable). Granted awards may include time-based vesting conditions only, market-based vesting conditions only, or both.

The following table summarizes the RSUs and RSAs award activity for the year ended December 31, 2023.

	Time Vested RSUs, RSAs		Market/ Market and Time Vested RSUs
	Units	Value *	Units	Value *
Outstanding at January 1, 2023	5,167,949	$30.23	1,429,209	$25.85
Granted	7,988,968	$22.20	—	$—
Released	(5,262,072)	$24.46	(184,805)	$29.32
Forfeited	(423,241)	$22.87	(151,790)	$25.19
Outstanding at December 31, 2023	7,471,604	$26.12	1,092,614	$25.35
Vested and releasable at December 31, 2023	519,925	$26.98	—	$—

* Weighted average grant date fair value

The following table summarizes the stock options award activity for the year ended December 31, 2023.

	Stock Options
	Options	Weighted average exercise price

Outstanding at January 1, 2023	4,089,561	$25.55
Granted	80,220	$21.73
Exercised	(5,729)	$24.00
Forfeited or expired	(80,208)	$24.61
Outstanding at December 31, 2023	4,083,844	$25.49
Vested and exercisable at December 31, 2023	2,989,081	$24.81

The weighted average grant-date fair value of stock options granted under the Company’s 2021 Plan during the years ended December 31, 2023, 2022 and 2021 was $9.92, $12.57 and $9.72, respectively.

The total grant-date fair value of RSUs and stock options which vested during the years ended December 31, 2023, 2022 and 2021 was $152.3 million, $96.2 million and $120.8 million respectively. The aggregate intrinsic value of vested RSUs and stock options As of December 31, 2023 was $12.4 million. The total intrinsic value of options exercised during the years ended December 31, 2023, 2022 and 2021 was less than hundred thousand, none and $0.1 million, respectively.

TKO 2023 Plan

The TKO 2023 Plan provides for the grant of incentive or non-qualified stock options, stock appreciation rights, restricted stock, RSUs, other stock or cash-based awards and dividend equivalents. Awards may be granted under the TKO 2023 Plan to directors, officers, employees, consultants, advisors and independent contractors of TKO and its affiliates (including TKO OpCo and its subsidiaries).

The terms of each award, including vesting and forfeiture, are determined by the administrator of the TKO 2023 Plan. Key grant terms include time-based vesting over a six-month to four-year period.

During the year ended December 31, 2023, a total amount of 935,536 RSUs were granted under the TKO 2023 Plan, at a weighted average grant date fair value of $91.23.

WWE Replacement Awards

The value of the Replacement Awards was determined using the closing price of WWE Class A common stock, par value $0.01 per share ("WWE Class A common stock"), on the day immediately preceding the closing of the Transactions. The portion of the Replacement Awards issued in connection with the Transactions that was associated with services rendered prior to the date of the Transactions was included in the total consideration transferred, as described in Note 5. The remaining unvested portion of the Replacement Awards, equity-based compensation costs of RSUs are recognized over the total remaining service period on a straight-line basis.

Unvested Replacement Awards accrue dividend equivalents at the same rate as are paid on shares of TKO Class A common stock, par value $0.00001 per share (the "TKO Class A common stock"). The dividend equivalents are subject to the same vesting schedule as the underlying Replacement Awards.

The following table summarizes the RSU Replacement Awards activity for the year ended December 31, 2023:

	Time Vested RSUs
	Units	Value *
Assumed from WWE	1,011,215	$100.65
Vested	(209,982)	$100.65
Forfeited	(146,581)	$100.65
Dividend equivalents	46,438	$100.65
Outstanding at December 31, 2023	701,090	$100.65

* Weighted average grant date fair value

The following table summarizes the PSU Replacement Awards activity for the year ended December 31, 2023:

	Time Vested PSUs		Market/ Market and Time Vested PSUs
	Units	Value *	Units	Value *
Assumed from WWE	641,190	$100.65	20,460	$100.65
Vested	(54,478)	$100.65	—	$—
Forfeited	(272,297)	$83.75	(20,460)	$100.65
Dividend equivalents	12,988	$100.65	—	$—
Outstanding at December 31, 2023	327,403	$93.84	—

CEO and Executive Chairman Market-Based Incentive Awards

Each of the Company’s CEO and Executive Chairman received an award of performance-vesting RSUs pursuant to which they are eligible to receive a number of shares of the Company’s Class A common stock with a specified target value each time the price per share of the Company’s Class A common stock (calculated based on volume weighted average price thereof) exceeds an applicable threshold price above the public offering price of $24.00. One-third of any shares of the Company’s Class A common stock received upon achievement of any applicable threshold price will be vested upon grant and the remainder of such shares will vest in two equal installments on each of the first and second anniversaries of the date of grant. During 2021, only one price threshold was met. These performance-vesting RSUs will expire on the tenth anniversary of the date of grant.

The performance-vesting RSUs awarded to the CEO and Executive Chairman of the Company (each a "Market-Based Incentive Award") are accounted for under ASC 718 as equity-classified awards due to the fixed number of shares of the Company’s Class A common stock each of the CEO and the Executive Chairman will be eligible for upon the achievement of each respective threshold. The Company used a Monte Carlo simulation model to determine the fair value and the derived service periods of these Market-Based Incentive Awards.

For the years ended December 31, 2023, 2022 and 2021, total equity-based compensation expense for these Market-Based Incentive Awards was $56.5 million, $76.7 million and $74.8 million, respectively. As of December 31, 2023, total unrecognized equity-based compensation related to these CEO and Executive Chairman Market-Based Incentive Awards is $113.6, which is expected to be recognized over a weighted-average period of approximately 2.11 years.

16. EMPLOYEE BENEFITS

Qualified Retirement Plan

The Company sponsors a matching 401(k) plan for eligible employees of the Company. Employees are automatically enrolled into the Plan after completing a required term of service. Under the Plan, employees can elect to contribute a percentage of annual pay and the Company will also match the 401(k) contributions. In addition, certain non-U.S. employees are covered by defined contribution government sponsored and administered programs. Contribution charges for the profit-sharing and defined contribution plans, which approximates actual cash contributions made, were $25.6 million, $21.9 million and $12.2 million during the years ended December 31, 2023, 2022 and 2021, respectively.

17. INCOME TAXES

EGH was incorporated as a Delaware corporation in January 2019. It was formed as a holding company for the purpose of completing an IPO and other related transactions. As the sole managing member of Endeavor Manager, which is the sole managing member of EOC, EGH operates and controls all the business and affairs of EOC, and through EOC and its subsidiaries, conducts the Company’s business. EGH is subject to corporate income tax on its share of taxable income or loss of EOC derived through Endeavor Manager. EOC is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income tax. However, certain of EOC’s subsidiaries are subject to U.S. or foreign corporate income tax. In addition, TKO, which is a consolidated subsidiary of EGH, is subject to corporate income tax.

Income (loss) from continuing operations before income taxes and equity losses of affiliates includes the following components (in thousands):

	Years Ended December 31,
	2023	2022	2021
United States	$728,433	$(127,291)	$(384,846)
Foreign	53,215	3,197	(65,008)
Total	$781,648	$(124,094)	$(449,854)

The provision for (benefit from) income tax consists of the following (in thousands):

	Years Ended December 31,
	2023	2022	2021
Current:
U.S. federal, state, and local	$62,635	$7,756	$1,720
Foreign	50,986	37,789	41,472
Total current	113,621	45,545	43,192
Deferred:
U.S. federal, state, and local	96,454	(703,071)	(77,533)
Foreign	(1,185)	(172)	7,259
Total deferred	95,269	(703,243)	(70,274)
Total provision for (benefit from) income taxes	$208,890	$(657,698)	$(27,082)

The Company's effective tax rate for the years December 31, 2023, 2022 and 2021 was 26.7%, 530.0% and 6.0%, respectively. The effective income tax rate based on the actual provision (benefit) shown in the consolidated statements of operations differs from the U.S. statutory federal income tax rate as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
U.S. federal statutory income tax rate	21%	21%	21%
Income tax benefit at U.S. federal statutory rate	$164,146	$(26,059)	$(94,469)
Partnership (income) loss not taxable/deductible for tax	(13,515)	(37,440)	8,722
Tax impact of foreign operations	1,087	23,823	4,358
Permanent differences	13,814	(26,012)	7,257
Nondeductible meals and entertainment	4,445	2,986	1,187
Equity method investments	(3,055)	(21,511)	(5,301)
Capital loss carryforward	—	3,649	(137)
UK hybrid restriction	(2,187)	(2,192)	6,216
Withholding tax	29,601	17,344	24,392
Foreign tax credit, net of expiration	(34,321)	3,384	1,556
Foreign tax deduction	873	(3,564)	(5,297)
Equity compensation	29,273	27,197	59,716
Deferred impact of foreign tax rate change	(250)	(775)	10,684
Net operating loss adjustment	1,777	(39,684)	—
Section 743(b)/734 adjustment	(7,478)	(51,170)	—
Tax receivable agreement adjustment	(16,646)	136,310	21,365
Valuation allowance	2,478	(721,955)	(78,915)
Unrecognized tax benefits	8,347	6,240	5,567
U.S. state and local taxes	29,998	50,844	4,764
Other	503	887	1,253
Total provision for (benefit from) income taxes	$208,890	$(657,698)	$(27,082)

Principal components of deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2023	2022
Deferred tax assets:
Compensation and severance	66,049	41,113
Net operating loss, tax credits, and other tax carryforwards	280,026	277,001
Lease liability	116,801	61,439
Intangible assets	12,332	655,918
Property, buildings and equipment	—	1,349
Other assets	56,293	18,481
Total gross deferred tax assets	531,501	1,055,301
Less valuation allowance	(182,513)	(171,521)
Total deferred tax assets	348,988	883,780
Deferred tax liabilities:
Investments	(144,547)	(124,544)
Loss contracts	(13,547)	(14,613)
Property, buildings and equipment	(58,039)	—
Lease asset	(110,215)	(53,253)
Branch offset	(23,822)	—
Other liabilities	(15,340)	(22,913)
Total gross deferred tax liabilities	(365,510)	(215,323)
Net deferred tax (liabilities) assets	$(16,522)	$668,457

Of the $(16.5) million of net deferred tax liabilities and $668.5 million of net deferred tax assets as of December 31, 2023 and 2022, $430.4 million and $770.5 million, respectively, were recorded in deferred income taxes, and $446.9 million and $102.0 million, respectively, were recorded in deferred tax liabilities in the consolidated balance sheets.

As of December 31, 2023, the Company has federal net operating loss carryforwards of $93.7 million, of which $63.7 million expires in years 2024 through 2037 and $30.0 million have an indefinite carryforward period. In addition, as of December 31, 2023, the Company has foreign tax credit carryforwards of $131.5 million, which expire in years 2024 through 2033. As of December 31, 2023, the Company has foreign net operating losses of $51.0 million, which expire over various time periods ranging from 5 years to no expiration and foreign capital loss carryforwards of $9.9 million, which have no expiration. As of December 31, 2023, the Company also has state net operating losses, which will generate a tax benefit of $16.2 million and expire in years 2024 through 2043.

As of December 31, 2023 and 2022, the Company increased (decreased) its valuation allowances by $11.0 million and $(687.4) million, respectively. Of the $11.0 million net valuation allowance change in 2023, $2.5 million was recorded in the continuing operations provision for income taxes as a tax expense, $(8.1) million recorded in the discontinued operations provision for income taxes as a tax benefit, and $16.6 million was recorded to goodwill in connection with the Transactions. Of the $(687.4) million net valuation allowance change in 2022, $(722.0) million was recorded in the continuing operations provision for income taxes as a tax benefit, $36.0 million recorded in the discontinued operations provision for income taxes as a tax expense, and $(1.4) million was recorded in other comprehensive income.

As of December 31, 2023, 2022, and 2021, the Company had unrecognized tax benefits of $50.9 million, $38.9 million, and $38.5 million, respectively. The aggregate changes to the liability for unrecognized tax benefits, excluding interest and penalties, were as follows (in thousands):

	December 31,
	2023	2022	2021
Beginning balance	$38,917	$38,452	$34,425
Acquisitions	31	—	294
Gross increases	19,531	9,832	15,617
Gross decreases	(343)	(1,189)	(11,087)
Lapse of statute of limitations	(7,805)	(6,054)	(604)
Translation adjustments	531	(2,124)	(193)
Ending balance	$50,862	$38,917	$38,452

The Company recognized interest and penalties related to unrecognized tax benefits in its provisions for income taxes. The gross amount of interest accrued as of December 31, 2023, 2022 and 2021 related to unrecognized tax benefits is $14.7 million, $9.4 million, and $6.0 million, respectively. For the years ended December 31, 2023, 2022 and 2021, the Company recognized interest of $5.4 million, $3.3 million, and $1.9 million, respectively, through the income tax provision. The gross amount of penalties accrued as of December 31, 2023, 2022 and 2021 is $1.2 million, $0.2 million, and less than $0.1 million, respectively. For the years ended December 31, 2023 and 2022, the Company recognized $1.0 million and $0.2 million of penalties through the income tax provision and recognized no penalties through the income tax provision for the year ended December 31, 2021. As of December 31, 2023, approximately $57.0 million would affect the Company’s effective tax rate upon resolution of the uncertain tax positions. Where applicable, the Company records unrecognized tax benefits against related deferred tax assets from net operating loss or foreign tax credit carry forwards.

The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. As of December 31, 2023, with few exceptions, the Company is subject to review by U.S. federal taxing authorities for 2020 and subsequent years. One of the Company's material US partnership income tax returns and one of the corporate income tax returns are under IRS examination for 2021 and 2020, respectively. In addition, one of the Company's US partnership income tax returns is under New York City examination for 2018 and 2019. Other than these, the Company is no longer subject to examination by state and local income tax authorities for periods prior to 2020.

Discontinued Operations

The provision for income taxes from discontinued operations for the years ended December 31, 2023, 2022 and 2021 is $11.0 million, $9.2 million and $4.8 million, respectively, based on pretax income of $16.7 million, $20.9 million and $32.8 million, respectively. The discontinued operations effective tax rate is 65.7%, 44.1% and 14.6% for the years ended December 31, 2023, 2022 and 2021, respectively. The provision for income taxes from discontinued operations reflects the application of the "with and without" approach to allocating income taxes between continuing and discontinued operations.

Tax Receivable Agreement

In connection with the IPO and related transactions, the Company entered into a TRA with certain persons that held direct or indirect interests in EOC and Zuffa prior to the IPO ("TRA Holders"). The TRA generally provides for the payment by EGH of 85% of the amount of any tax benefits that EGH actually realizes (determined by using certain assumptions), or in some cases is deemed to realize, as a result of the following attributes (i) increases in EGH’s share of the tax basis in the net assets of EOC resulting from any redemptions or exchanges of LLC Units, (ii) increases in tax basis attributable to payments made under the TRA, (iii) deductions attributable to imputed interest pursuant to the TRA and (iv) other tax attributes (including existing tax basis) allocated to EGH post-IPO and related transactions that were allocable to the TRA Holders prior to the IPO and related transactions.

For the year ended December 31, 2023, the Company recorded a total TRA liability reduction of $40.6 million as a remeasurement adjustment through the consolidated statement of operations. As of December 31, 2023, the Company has a TRA liability of approximately $990.5 million, after concluding that such TRA payments would be probable based on estimates of future taxable income over the term of the TRA.

The determination of the TRA liability requires management to make judgments in estimating the amount of tax attributes as of the date of exchanges (such as cash to be received by the Company on a hypothetical sale of assets and allocation of gain/loss to the Company at the time of the exchanges taking into account complex partnership tax rules). The amounts payable under the TRA will also vary depending upon a number of factors, including tax rates in effect, as well as the amount, character, and timing of the taxable income of EGH in the future and the expected realization of tax benefits with respect to deferred tax assets related to tax attributes subject to TRA, which may result in a valuation allowance recorded against these deferred tax assets. If a required valuation allowance recorded against certain deferred tax assets is released in a future period, or other tax attributes subject to the TRA are determined to be payable, additional TRA liabilities may be considered probable at that time and recorded within our statement of operations.

Other Matters

On August 16, 2022, the United States enacted the Inflation Reduction Act of 2022 ("IRA"). The IRA, in addition to other provisions, creates a 15% corporate alternative minimum tax ("CAMT") on adjusted financial statement income for applicable corporations. The CAMT is effective for tax years beginning after December 31, 2022. For the year ended December 31, 2023, the Company is not subject to CAMT and will continue to assess the potential tax effects of the CAMT on our consolidated financial statements.

In December 2022, the Organization for Economic Co-operation and Development ("OECD") proposed Global Anti-Base Erosion Rules, which provides for changes to numerous long-standing tax principles including the adoption of a global minimum tax rate of 15% for multinational enterprises ("GloBE rules"). Various jurisdictions have adopted or are in the process of enacting legislation to adopt GloBE rules and other countries are expected to adopt GloBE rules in the future. While changes in tax laws in the various countries in which the Company operates can negatively impact the Company's results of operations and financial position in future periods, the Company does not expect the impact of adoption of GloBE rules, effective January 1, 2024, will be material to the Company's consolidated financial position. The Company will continue to monitor legislative and regulatory developments in this area.

18. REVENUE

The following table presents the Company’s revenue disaggregated by primary revenue sources for the years ended December 31, 2023, 2022 and 2021 (in thousands):

	Year Ended December 31, 2023
	Owned Sports Properties	Events, Experiences & Rights	Representation	Total
Media rights	$981,694	$385,972	$—	$1,367,666
Technology platforms and services	—	56,880	—	56,880
Media production, distribution and content	4,816	297,456	318,207	620,479
Events and performance	744,349	1,433,091	—	2,177,440
Talent representation and licensing	85,021	—	885,028	970,049
Marketing	—	—	341,206	341,206
Eliminations	—	—	—	(42,943)
Total	$1,815,880	$2,173,399	$1,544,441	$5,490,777

	Year Ended December 31, 2022
	Owned Sports Properties	Events, Experiences & Rights	Representation	Total
Media rights	$674,043	$377,426	$—	$1,051,469
Technology platforms and services	—	82,026	—	82,026
Media production, distribution and content	6,113	241,740	288,477	536,330
Events and performance	598,546	1,491,097	—	2,089,643
Talent representation and licensing	53,633	—	900,431	954,064
Marketing	—	—	323,242	323,242
Eliminations	—	—	—	(29,171)
Total	$1,332,335	$2,192,289	$1,512,150	$5,007,603

	Year Ended December 31, 2021
	Owned Sports Properties	Events, Experiences & Rights	Representation	Total
Media rights	$642,879	$733,436	$—	$1,376,315
Technology platforms and services	—	96,027	—	96,027
Media production, distribution and content	5,700	256,654	1,023,798	1,286,152
Events and performance	434,128	760,188	—	1,194,316
Talent representation and licensing	25,500	—	698,679	724,179
Marketing	—	—	237,280	237,280
Eliminations	—	—	—	(27,256)
Total	$1,108,207	$1,846,305	$1,959,757	$4,887,013

In the years ended December 31, 2023, 2022 and 2021, $49.9 million, $53.7 million and $48.4 million, respectively, of revenue was recognized from performance obligations satisfied in prior periods primarily related to talent representation and licensing.

Remaining Performance Obligations

The following table presents the aggregate amount of transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of December 31, 2023 (in thousands). The transaction price related to these future obligations does not include any variable consideration.

Years Ending December 31,
2024	$2,567,081
2025	2,117,741
2026	998,172
2027	848,203
2028	700,310
Thereafter	797,454
$8,028,961

The transaction price allocated to remaining performance obligations for discontinued operations included in the above table is $32.8 million, $21.5 million, $16.1 million, $3.4 million, $1.7 million, and $0.1 million for the years 2024, 2025, 2026, 2027, 2028, and thereafter, respectively.

Contract Liabilities

The Company records deferred revenue when cash payments are received or due in advance of its performance. The Company’s deferred revenue balance primarily relates to advance payments received related to advertising and sponsorship agreements, event advanced ticket sales and performance tuition. Deferred revenue is included in the current liabilities section and in other long-term liabilities in the consolidated balance sheets.

The following table presents the Company’s contract liabilities as of December 31, 2023 and 2022 (in thousands):

Description	December 31, 2022	Additions	Deductions	Acquisitions	Divestitures	Foreign Exchange	December 31, 2023
Deferred revenue - current	$643,421	$2,915,710	$(2,702,160)	$82,215	$(143,011)	$6,169	$802,344
Deferred revenue - noncurrent	$88,717	$80,130	$(113,094)	$—	$(35,195)	$(1,644)	$18,914

19. SEGMENT INFORMATION

Subsequent to the acquisition of OpenBet and effective January 1, 2023, the Company created a fourth segment, Sports Data & Technology, to align with how the Company's chief operating decision maker ("CODM") manages the businesses. This segment consists of OpenBet, the Company's sports betting content, platform and service provider business, acquired in September 2022, and the Company's sports data and technology business, IMG ARENA, both of which were previously included in the Company's Events, Experiences & Rights segment. As a result of the SD&T segment being presented as discontinued operations (Note 4), the Company now has the following three reportable segments: Owned Sports Properties, Events, Experiences & Rights, and Representation. The Company also reports the results for the "Corporate and other" group. All prior period amounts related to the discontinued operations have been retrospectively reclassified to conform to the new presentation.

Owned Sports Properties consists of a portfolio of unique sports and entertainment properties, including UFC, WWE, PBR and Euroleague Ventures S.A. ("Euroleague") that license broadcast and other intellectual property rights and operate exclusive live events. In addition, at the end of 2021 and in January 2022, the Company acquired ten PDL Clubs, which were being operated under the DBH umbrella. In September 2022, the Company sold the DBH business, including the PDL Clubs.

Events, Experiences & Rights consists of providing services to a diverse portfolio of live events annually, including live sports events, fashion, art fairs and music, culinary and lifestyle festivals and major attractions. The Company owns and operates many of these events and operates other events on behalf of third parties. The Company previously owned and operated IMG Academy, a leading sports and education brand with an innovative suite of on-campus and online programming, including its Bradenton, Florida boarding school and sports camps. In June 2023, we sold all of the Academy business. Additionally, the Company produces and distributes sports video programming.

Representation consists of providing services to a diverse group of talent across entertainment, sports and fashion, including actors, directors, writers, athletes, models, musicians and other artists, in a variety of mediums, such as film, television, art, books and live events. The Company provides brand strategy, marketing, advertising, public relations, analytics, digital, activation and experiential services to corporate and other clients. Also, the Company provides intellectual property licensing services to a large portfolio of entertainment, sports and consumer product brands, including representing these clients in the licensing of their logos, trade names and trademarks. Additionally, although to a much lesser extent after the sale of 80% of the restricted Endeavor Content business, which closed in January 2022, the Company provides content development and production for television properties, documentaries, and podcasts.

Corporate and other primarily consists of overhead, personnel costs and costs associated with corporate initiatives that are not fully allocated to the segments. Such expenses include compensation and other benefits for corporate office employees, rent, professional fees related to internal control compliance and monitoring, financial statement audits and legal, information technology and insurance that is managed through the Company’s corporate office.

The profitability measure employed by the Company’s chief operating decision maker for allocating resources and assessing operating performance is Adjusted EBITDA. EBITDA is generally adjusted for equity-based compensation; merger, acquisition and earn-out costs; certain legal costs; restructuring, severance and impairment charges; certain non-cash fair value adjustments, tax receivable agreement liability adjustments and certain other items, including gains/losses on business divestitures. All segments follow the same accounting policies as described in Note 2. Revenue by geographic area is based on the location of the legal entity that sells the services.

Asset information by segment is not provided to the Company’s chief operating decision maker as that information is not used in the determination of resource allocation or in assessing the performance of the Company’s segments. A significant portion of the Company’s assets represent goodwill and intangible assets arising from business combinations.

Summarized financial information for the Company’s reportable segments is shown in the following tables (in thousands):

Revenue

	Years Ended December 31,
	2023	2022	2021
Owned Sports Properties	$1,815,880	$1,332,335	$1,108,207
Events, Experiences & Rights	2,173,399	2,192,289	1,846,305
Representation	1,544,441	1,512,150	1,959,757
Eliminations	(42,943)	(29,171)	(27,256)
Total consolidated revenue	$5,490,777	$5,007,603	$4,887,013

Reconciliation of segment profitability

	Years Ended December 31,
	2023	2022	2021
Owned Sports Properties	$827,024	$648,158	$537,627
Events, Experiences & Rights	228,140	294,818	178,870
Representation	391,114	469,757	383,388
Corporate and other	(305,817)	(305,835)	(266,402)
Adjusted EBITDA	1,140,461	1,106,898	833,483
Reconciling items:
Equity losses (earnings) of affiliates	9,905	5,038	(3,402)
Interest expense, net	(346,237)	(282,350)	(268,681)
Depreciation and amortization	(310,204)	(248,732)	(275,510)
Equity-based compensation expense	(254,028)	(209,380)	(530,929)
Merger, acquisition and earn-out costs	(105,463)	(59,676)	(59,849)
Certain legal costs	(41,067)	(14,274)	(4,746)
Restructuring, severance and impairment	(125,610)	(13,258)	(8,490)
Fair value adjustment - equity investments	985	12,029	21,558
Net gain on sale of the restricted Endeavor Content business	—	463,641	—
Net gain on sale of the Academy business	736,978	—	—
Tax receivable agreement liability adjustment	40,635	(873,264)	(101,736)
Other	35,293	(10,766)	(51,552)
Income (loss) from continuing operations before income taxes and equity losses of affiliates	$781,648	$(124,094)	$(449,854)

Revenue by geographic area

	Years Ended December 31,
	2023	2022	2021
United States	$4,288,332	$3,937,725	$3,639,419
United Kingdom	926,573	840,715	1,111,606
Rest of world	275,872	229,163	135,988
Total revenue	$5,490,777	$5,007,603	$4,887,013

Long-lived assets by geographic area

	December 31,
	2023	2022
United States	$827,330	$605,794
United Kingdom	66,357	52,661
Rest of world	20,958	12,992
Total long-lived assets	$914,645	$671,447

20. LEASES

The Company has operating and finance leases, in which the Company is the lessee, primarily for real estate property for offices around the world. The Company’s operating and finance leases have lease terms, which range from one year to 21 years and one year to 27 years, respectively.

Lease cost for operating leases was $85.2 million, $79.6 million, and $81.6 million for the years ended December 31, 2023, 2022 and 2021, and was classified within selling, general, and administrative expenses in the consolidated statements of operations. Lease cost for finance leases for the year ended December 31, 2023 was $11.4 million, of which $5.4 million was classified within depreciation and amortization and $6.0 million was classified within interest expense, net in the consolidated statement of operations.

The following table presents information on the Company’s operating and finance leases for the years ended December 31, 2023, 2022 and 2021 (in thousands):

	Years Ended December 31,
	2023	2022	2021
Operating Leases
Cash paid for amounts included in the measurement of operating lease liabilities	$90,340	$85,967	$78,865
Right-of-use assets obtained in exchange for operating lease obligations	$31,956	$28,211	$58,497
Finance Leases
Cash paid for amounts included in the measurement of finance lease liabilities	$5,883	$—	$—
Right-of-use assets obtained in exchange for new finance lease obligations	$257,359	$—	$—

The following table presents information on the Company’s operating and finance leases for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022
Operating Leases
Weighted average remaining lease term (in years)	5.3	6.1
Weighted average discount rate	6.8%	6.7%
Finance Leases
Weighted average remaining lease term (in years)	25.2	—
Weighted average discount rate	8.1%	—

The following table reconciles the undiscounted cash flows for the operating and finance leases as of December 31, 2023 to the operating and finance lease liabilities recorded in the consolidated balance sheet (in thousands):

	Years Ending December 31,
	Operating Leases	Finance Leases
2024	$94,924	$27,554
2025	87,818	24,551
2026	83,565	24,644
2027	66,726	20,600
2028	30,365	19,536
Thereafter	57,766	498,572
Total future minimum lease payments	421,164	615,457
Less: imputed interest	(68,223)	(362,034)
Present value of future minimum lease payments	352,941	253,423
Less: current portion of operating and finance lease liabilities	(73,899)	(8,135)
Long-term operating and finance lease liabilities	$279,042	$245,288

The operating lease amounts in the above table exclude amounts for discontinued operations (Note 4) of $2.9 million, $2.5 million, $2.2 million, $1.9 million, $1.2 million, and $2.2 million for the years 2024, 2025, 2026, 2027, 2028 and thereafter, respectively, and imputed interest of $2.0 million.

As of December 2023, the Company has an additional operating lease that has not yet commenced with future minimum lease payments of approximately $253.9 million that will commence in 2024 with a lease term of up to 13 years.

21. COMMITMENTS AND CONTINGENCIES

Guarantees and Commitments

The Company routinely enters into purchase or guarantee arrangements for event, media or other representation rights. The following is a summary of the Company’s annual commitments under certain guaranteed agreements as of December 31, 2023 (in thousands):

	Payments due by period
	Total	2024	2025 - 2026	2027 - 2028	After 2028
Purchase/guarantee agreements	$2,973,348	$809,009	$929,240	$878,413	$356,686

The purchase or guarantee arrangements for discontinued operations included in the above table total $1,181.3 million, of which $227.4 million, $374.4 million, $261.7 million and $317.8 million is payable in 2024, 2025-2026, 2027-2028 and after 2028, respectively.

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, except as otherwise may be discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In July 2017, the Italian Competition Authority ("ICA") issued a decision opening an investigation into alleged breaches of competition law in Italy, involving inter alia IMG, and relating to bidding for certain media rights of the Serie A and Serie B football leagues. In April 2018, the European Commission conducted on-site inspections at a number of companies that are involved with sports media rights, including the Company. The inspections were part of an ongoing investigation into the sector and into potential violations of certain antitrust laws that may have taken place within it. The Company investigated these ICA matters, as well as other regulatory compliance matters. In May 2019, the ICA completed its investigation and fined the Company approximately EUR 0.3 million. As part of its decision, the ICA acknowledged the Company’s cooperation and ongoing compliance efforts since the investigation commenced. In July 2019, three football clubs (the "Original Plaintiffs") and in June 2020, the Serie A football league (Lega Nazionale Professionisti Serie A or "Lega Nazionale," and together with the three clubs, the "Plaintiffs") each filed separate claims against IMG and certain other unrelated parties in the Court of Milan, Italy, alleging that IMG engaged in anti-competitive practices with regard to bidding for certain media rights of the Serie A and Serie B football league. The Plaintiffs seek damages from all defendants deriving from the lower value of the media rights in amounts totaling EUR 554.6 million in the aggregate relating to the three football clubs and EUR 1,750 million relating to Lega Nazionale, along with attorneys’ fees and costs. Since December 2020, four additional football clubs have each filed requests to intervene in the Lega Nazionale proceedings and individually seek to claim damages deriving from the lower value of the media rights in the aggregate totaling EUR 251.5 million. The Original Plaintiffs and these four additional clubs are also seeking additional damages relating to alleged lost profits and additional charges, quantified in the fourth quarter of 2022 in amounts totaling EUR 1,675 million. Ten other clubs also filed requests to intervene in support of Lega Nazionale’s claim or alternatively to individually claim damages deriving from the lower value of the media rights in the amount of EUR 284.9 million, in the case of five clubs, and unspecified amounts (to be quantified as a percentage of the total amount sought by Lega Nazionale) in the other five cases. Collectively, the interventions of these 14 clubs are the "Interventions." In December 2022, one further football club filed a separate claim against IMG and certain other unrelated parties seeking damages from all defendants deriving from the lower value of the media rights in the amounts of EUR 326.9 million, in addition to alleged additional damages relating to lost profits and additional charges which have not yet been quantified. The Company has defended in its submissions to date, and intends to continue to defend, against all of the damages claims, Interventions and any related claims, and management believes that the Company has meritorious defenses to these claims, including the absence of standing of the clubs, and the absence of actual damage. The Company may also be subject to regulatory and other claims and actions with respect to these ICA and other regulatory matters. Any judgment entered against the Company or settlement entered into, including with respect to claims or actions brought by other parties, could materially and adversely impact the Company’s business, financial condition and results of operations.

Zuffa has five related class-action lawsuits filed against it between December 2014 and March 2015 by a total of eleven former UFC fighters. The lawsuits, which are substantially identical were transferred to the United States District Court for the District of Nevada and consolidated into a single action in June 2015, captioned Le et al. v. Zuffa, LLC, No. 2:15-cv-1045-RFB-BNW (D. Nev.) (the "Le" case). The lawsuit alleges that Zuffa violated Section 2 of the Sherman Act by monopsonizing an alleged market for the services of elite professional MMA athletes. The fighter plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and, in some instances, injunctive relief. On August 9, 2023, the district court certified the lawsuit as a damages class action, encompassing the period from December 16, 2010 to June 30, 2017. On January 18, 2024, the court denied Zuffa's motion for summary judgment and requests to exclude the fighter plaintiffs' experts. The court has set a trial date of April 15, 2024. The fighter plaintiffs in the Le case abandoned their claim for injunctive relief, so the only relief the fighter plaintiffs may seek at the April 15, 2024 trial is damages. On June 24, 2021, another lawsuit, Johnson et al. v. Zuffa, LLC et al., No 2:21-cv-1189-RFB-BNW (D. Nev.) (the "Johnson" case), was filed by a putative class of former UFC fighters and covering the period from July 1, 2017 to the present and alleges substantially similar claims to the Le case and seeks injunctive relief. The defendants in the Johnson case are Zuffa, Endeavor, and TKO OpCo. Discovery recently opened and will continue at least through mid-2025. The Company believes that the claims alleged lack merit and intends to defend itself vigorously against them.

On January 11, 2022, a complaint was filed against WWE by MLW Media LLC ("MLW"), captioned MLW Media LLC v. World Wrestling Entertainment, Inc., No. 5:22-cv-00179-EJD (N.D. Cal.), alleging that WWE interfered with MLW’s contractual relationship with certain media platforms and engaged in other anticompetitive and unfair business practices in violation of the Sherman Antitrust Act and California law. On December 22, 2023, the parties notified the court that they had entered into a settlement agreement in the amount of $20.0 million and stipulated that the case should be voluntarily dismissed with prejudice. In light of the settlement, the case was dismissed with prejudice on December 26, 2023.

As announced in June 2022, a Special Committee of independent members of WWE’s board of directors (the "Special Committee") was formed to investigate alleged misconduct by WWE’s then-Chief Executive Officer, Vincent K. McMahon (the "Special Committee Investigation"). Mr. McMahon initially resigned from all positions held with WWE on July 22, 2022 but remained a stockholder with a controlling interest and served as Executive Chairman of WWE’s board of directors from January 9, 2023 through September 12, 2023, at which time Mr. McMahon became Executive Chairman of the Board of Directors of TKO. Although the Special Committee investigation is complete, and, in January 2024, Mr. McMahon resigned from his position as Executive Chairman and member of TKO's Board of Directors, as well as other positions, employment and otherwise, at TKO and its subsidiaries, WWE has received, and may receive in the future, regulatory, investigative and enforcement inquiries, subpoenas, demands and/or other claims and complaints arising from, related to, or in connection with these matters. On July 17, 2023, federal law enforcement agents executed a search warrant and served a federal grand jury subpoena on Mr. McMahon. No charges have been brought in these investigations. WWE has received voluntary and compulsory legal demands for documents, including from federal law enforcement and regulatory agencies, concerning the investigation and related subject matters.

On January 25, 2024, a former WWE employee filed a lawsuit against WWE, Mr. McMahon and another former WWE executive in the United States District Court for the District of Connecticut alleging, among other things, that she was sexually assaulted by Mr. McMahon and asserting claims under the Trafficking Victims Protection Act.

On November 17, 2023, a purported former stockholder of WWE, Laborers' District Council and Contractors' Pension Fund of Ohio, filed a verified class action complaint on behalf of itself and similarly situated former WWE stockholders in the Court of Chancery of the State of Delaware, captioned Laborers District Council and Contractors’ Pension Fund of Ohio v. McMahon, C.A. No. 2023-1166-JTL (“Laborers Action”). On November 20, 2023, another purported WWE stockholder, Dennis Palkon, filed a verified class action complaint on behalf of himself and similarly situated former WWE stockholders in the Court of Chancery of the State of Delaware, captioned Palkon v. McMahon, C.A. No. 2023-1175-JTL (“Palkon Action”). The Laborers and Palkon Actions allege breach of fiduciary duty claims against former WWE directors Vincent K. McMahon, Nick Khan, Paul Levesque, George A. Barrios, Steve Koonin, Michelle D. Wilson, and Frank A. Riddick III, arising out of the Transactions. These cases are pending consolidation and are in the early stages.

On January 4, 2024, the City of Pontiac Reestablished General Employee's Retirement System, a purported stockholder of WWE, filed an action in the Court of Chancery of the State of Delaware seeking certain books and records related to the Transactions under Section 220 of the Delaware General Corporations Code (the "Pontiac Action"). On February 12, 2024, the Court entered an order vacating the case schedule and staying the Pontiac Action.

22. RELATED PARTY TRANSACTIONS

The Company has the following related party transactions as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 (in thousands):

	December 31,
	2023	2022
Other current assets	$11,837	$17,827
Investments	3,322	2,146
Other assets	33,454	—
Deferred revenue	1,446	825
Other current liabilities	3,347	2,980
Current liabilities of discontinued operations	—	821

	Years Ended December 31,
	2023	2022	2021
Revenue	$57,441	$45,341	$24,487
Direct operating costs	16,838	12,595	3,488
Selling, general and administrative expenses	7,575	16,614	16,943
Other (expense) income, net	(5,254)	(6,806)	3,500
Loss from discontinued operations	(9,144)	(5,398)	(4,510)

As of December 31, 2023, the Company has an equity-method investment in Euroleague, a related party. For the years ended December 31, 2023, 2022 and 2021, the Company recognized revenue of $9.4 million, $7.9 million and $5.6 million, respectively, for a management fee to compensate it for representation and technical services it provides to Euroleague in relation to the distribution of media rights. This revenue is included in the Owned Sports Properties segment. Also, for the years ended December 31, 2023, 2022 and 2021, the Company recognized revenue of $11.9 million, $10.3 million and $12.4 million, respectively, for production services provided to Euroleague, which is included in the Events, Experiences, & Rights segment. The Company incurred direct operating costs of $9.3 million, $7.0 million and $4.5 million, respectively, which are primarily related to the Sports Data & Technology segment and are recorded in income from discontinued operations. As of December 31, 2023 and 2022, the Company had a receivable due from Euroleague of $7.7 million and $8.4 million, respectively, and a payable due to Euroleague of $0.3 million and $0.2 million, respectively. As of December 31, 2023 and 2022, the Company had current liabilities of discontinued operations of none and $0.8 million, respectively.

As of December 31, 2023 the Company has an equity method investment in Fifth Season, a related party. For the years ended December 31, 2023 and 2022, the Company recognized revenue of $8.7 million and $2.8 million, respectively, and direct operating costs of $6.4 million and none, respectively for production services, which are primarily included in the Representation segment. As of December 31, 2023 and 2022, the Company had a receivable due from Fifth Season of $1.0 million and $2.9 million, respectively, and a payable due to Fifth Season of $1.2 million and $0.1 million, respectively. In September 2023, the Company provided a loan of $30.0 million to Fifth Season, which has been recorded in other assets in the consolidated balance sheet. The loan matures in 2026.

Silver Lake and certain of our executives indirectly own a minority interest in The Raine Group ("Raine"). During the year ended December 31, 2023 and 2022, the Company recorded expenses of $7.0 million and $26.3 million, respectively, in transaction costs with Raine for investment banking services in connection with the sale of certain businesses (Note 5). In addition, during the years ended December 31, 2023 and 2022, the Company invested $1.2 million and $2.1 million, respectively, in non-marketable funds maintained by Raine.

In September 2022, the Company sold the ten PDL Clubs that operated under the DBH umbrella to Silver Lake, stockholders of the Company (Note 5).

In connection with the IPO and related transactions, the Company entered into a TRA with certain persons that held direct or indirect interests in EOC and Zuffa prior to the IPO. The TRA generally provides for the payment by EGH of 85% of the amount of any tax benefits that EGH actually realizes, or in some cases is deemed to realize (Note 17). As of December 31, 2023 and 2022, the Company had $990.5 million and $1,011.7 million recorded, respectively, out of which $362.8 million and $390.1 million is due to related parties, respectively.

Vincent K. McMahon, who served as Executive Chairman of TKO's Board of Directors until January 26, 2024, controls a significant portion of the voting power of the issued and outstanding shares of TKO’s common stock.

Mr. McMahon has agreed to make future payments to certain counterparties personally. In accordance with the SEC’s Staff Accounting Bulletin Topic 5T, Miscellaneous Accounting, Accounting for Expenses or Liabilities Paid by Principal Stockholders (“Topic 5T”), the Company concluded that these amounts should be recognized by the Company as expenses in the period in which they become probable and estimable.

In connection with the acquisition of WWE, the Company assumed $3.5 million of liabilities related to future payments owed by Mr. McMahon to certain counterparties, of which $2.0 million was paid directly by Mr. McMahon during the period of September 12, 2023 through December 31, 2023. During the period of September 12, 2023 through December 31, 2023, the Company recorded $3.5 million of expenses associated with payments made directly by Mr. McMahon to certain counterparties. These costs are included within selling, general and administrative expenses in the consolidated statement of operations. Additionally, during the period of September 12, 2023 through December 31, 2023, the Company recorded $3.5 million of costs associated with payments made directly by Mr. McMahon related to WWE’s global headquarters lease. These costs are included within finance lease right-of-use assets, which are recorded in other assets in the consolidated balance sheet. These payments are considered non-cash capital contributions and are included as a component of nonredeemable non-controlling interests contributions in our consolidated statement of redeemable interests and shareholders’/members’ equity. As of December 31, 2023, total liabilities of $1.5 million are included within accrued liabilities in the consolidated balance sheet related to future payments owed by Mr. McMahon to certain counterparties.

In connection with and/or arising from the investigation conducted by a Special Committee of the former WWE board of directors, Mr. McMahon has agreed to reimburse TKO for additional costs incurred in connection with and/or arising from the same matters. During the year ended December 31, 2023, Mr. McMahon reimbursed TKO $5.8 million associated with these costs. This reimbursement is considered a capital contribution and is included as a component of nonredeemable non-controlling interests contributions in the consolidated statement of redeemable interests and shareholders’/members’ equity.

Additionally, during the period of September 12, 2023 through December 31, 2023, TKO repurchased 1,308,729 shares of its Class A Common Stock held by Mr. McMahon for an aggregate purchase price of $100.0 million (Note 12).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

23.1	Consent of Independent Registered Public Accounting Firm.
101

The following financial statements in this Form 8-K hereto formatted in Inline Extensible Business Reporting Language (iXBRL): (1) the Consolidated Statement of Operations; (2) the Consolidated Statement of Comprehensive Income (Loss); (3) the Consolidated Statement of Cash Flows; (4) the Consolidated Balance Sheet; (5) the Consolidated Statement of Stockholders'/ Members' Equity; and (6) the Notes to Consolidated Financial Statements.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENDEAVOR GROUP HOLDINGS, INC.

Date: September 20, 2024	By:	/s/ Jason Lublin
Jason Lublin
Chief Financial Officer